As filed with the Securities and Exchange Commission on February 23, 1999.

                                                      Registration No. 333-67763



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               Amendment No. 3 to

                                    FORM S-4

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933


                             UNITED NATIONAL BANCORP
             (Exact name of registrant as specified in its charter)


                                   New Jersey
         (State or other Jurisdiction of Incorporation or Organization)


          6712                                        22-2894827
(Primary Standard Industrial               (I.R.S. Employer Identification No.)
 Classification Code Number)


                               1130 Route 22 East
                                  P.O. Box 6000
                       Bridgewater, New Jersey 08807-0010
                                  908-429-2200
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                      Thomas C. Gregor, Chairman, President
                           and Chief Executive Officer
                             United National Bancorp
                               1130 Route 22 East
                                  P.O. Box 6000
                       Bridgewater, New Jersey 08807-0010
                                  908-429-2200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                  Please send copies of all communications to:

MICHAEL W. ZELENTY, ESQ.                 JOHN J. GORMAN, ESQ.
Pitney, Hardin, Kipp & Szuch             Luse Lehman Gorman Pomerenk & Shick, PC
P.O. Box 1945                            5335 Wisconsin Avenue, NW
Morristown, New Jersey 07962-1945        Suite 400
(973) 966-8125                           Washington, DC  20015
                                         (202) 274-2001

         Approximate date of commencement of proposed sale to the public: At the Effective Date of the Merger, as defined in the Amended and Restated Agreement and Plan of Merger dated September 22, 1998 (the "Merger Agreement"), among the Registrant, United National Bank, Raritan Bancorp Inc. and The Raritan Savings Bank attached as Appendix A to the Joint Proxy Statement/Prospectus.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_| __________

         If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_| __________


                                           CALCULATION OF REGISTRATION FEE

==================================== ============== ========================= ============================ ================
 Title of each class of securities   Amount to be       Proposed maximum      Proposed maximum aggregate      Amount of
         to be registered             registered       offering price per          offering price**         registration
                                                             unit**                                              fee
   Common Stock, $1.25 par value       4,208,218             $21.79                   $91,697,070              $25,492
                                        Shares*
==================================== ============== ========================= ============================ ================


* The number of shares of United Common Stock issuable in the Merger in exchange for shares of Raritan Common Stock with an Exchange Ratio of 1.595, as set forth in the Merger Agreement, and assuming that all currently outstanding options to acquire shares of Raritan Common Stock are exercised prior to the Effective Time of the Merger. The Registrant also hereby registers such additional shares of its common stock as may be issuable in the Merger pursuant to the anti-dilution provisions of the Merger Agreement.

** Estimated solely for the purpose of calculating the registration fee for the filing on Form S-4/A pursuant to Rule 457(f)(1) under the Securities Act based on the average ($34.75) of the high ($36.00) and low ($33.50) prices reported by Nasdaq for Raritan Common Stock as of November 17, 1998, a date within five business days prior to the filing of this Registration Statement.



         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

               [RARITAN LOGO]                     [UNITED LOGO]

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT


         The Boards of Directors of Raritan Bancorp Inc. and United National Bancorp have approved the merger of Raritan into United.

         In the merger, Raritan stockholders will receive 1.595 shares of United common stock for each share of Raritan common stock. United common stock is listed on NASDAQ's National Market System under the symbol "UNBJ". Based on February____, 1999 closing prices, 1.595 shares of United common stock had a value of $___. Cash will be paid to Raritan shareholders instead of fractional shares. If any stock dividend, stock split or similar event occurs prior to the closing, the 1.595 exchange ratio will be adjusted appropriately.

         Raritan shareholders will not be taxed on the exchange of Raritan stock for United stock.

         When the merger is completed, Raritan shareholders will own about 4 million shares, or 25% of United's common stock, assuming that none of Raritan options are exercised prior to the merger.

         The merger cannot be completed unless the shareholders of both companies approve it. We have scheduled special meetings so our shareholders can vote on the merger. Each Board of Directors unanimously recommends that its shareholders vote FOR the merger.

         The dates, times and places of the meetings are as follows:



         The Raritan Meeting
         Tuesday, March 30, 1999
         [Time]
         Raritan Valley Country Club
         State Highway 28
         Somerville, New Jersey  08876



         The United Meeting
         Tuesday, March 30, 1999
         [Time]
         [Street Address]
         [City and State]

         Raritan shareholders of record as of February 12, 1999 are entitled to attend and vote at the Raritan meeting. United shareholders of record as of February 22, 1999 are entitled to attend and vote at the United meeting.

         Your vote is very important. Whether or not you plan to attend a meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote your proxy will be counted as a vote in favor of the merger. For Raritan stockholders, a failure to return the proxy card will in most cases have the same effect as a vote against the merger.

Arlyn D. Rus
Chairman, President and CEO
Raritan Bancorp Inc.


Thomas C. Gregor
Chairman, President and CEO
United National Bancorp


Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 This joint proxy statement-prospectus is dated
     February __, 1999, and is first being mailed to shareholders of United and Raritan on February ___, 1999.

                                TABLE OF CONTENTS


                                               Page
SUMMARY                                           1
      What this Document is About                 1
      United Shareholders Vote on the Merger      1
      Raritan Shareholders Vote on the Merger     1
      The Companies                               1
      The Merger                                  2
SUMMARY FINANCIAL DATA OF UNITED                  6
SUMMARY FINANCIAL DATA OF RARITAN                 9
COMPARATIVE PER SHARE DATA                       10
SUMMARY PRO FORMA FINANCIAL
    INFORMATION                                  13
INTRODUCTION                                     14
FORWARD LOOKING STATEMENTS                       14
CERTAIN INFORMATION ABOUT UNITED                 15
      General                                    15
      United National Bank                       15
      Recent Developments                        16
CERTAIN INFORMATION ABOUT RARITAN                18
      General                                    18
      The Raritan Savings Bank                   18
      Recent Developments                        19
THE RARITAN MEETING                              21
      Date, Time and Place                       21
      Purpose                                    21
      Board Recommendation                       21
      Record Date; Required Vote                 21
      Voting Rights; Proxies                     22
      Solicitation of Proxies                    23
      Quorum                                     23
THE UNITED MEETING                               23
      Date, Time and Place                       23
      Purpose                                    23
      Board Recommendation                       23
      Record Date; Required Vote                 23
      Voting Rights; Proxies                     24
      Solicitation of Proxies                    25
      Quorum                                     25
THE PROPOSED MERGER                              25
      General Description                        25
      Consideration; Exchange Ratio;
            Cash instead of Fractional Shares    26
      Conversion of Raritan Options              26
      Background of and Reasons for the Merger   27
      Interests of Certain Persons in the Merger 31
      Opinion of United's Financial Advisor      33
      Opinion of Raritan's Financial Advisor     39
      Resale Considerations Regarding
            United Common Stock                  43
      Conditions to the Merger                   44
      Conduct of Business Pending the Merger     45
      Stock Option to United for Raritan Shares  45
      Representations, Warranties and Covenants  46
      Regulatory Approvals                       46
      Management and Operations
            After the Merger                     46
      Exchange of Certificates                   47
      Amendments                                 47
      Termination                                48
      Special Termination Provisions             48
      Accounting Treatment of the Merger         50
      Federal Income Tax Consequences            50
      No Dissenters' Rights                      51
PRO FORMA FINANCIAL INFORMATION                  52
DESCRIPTION OF UNITED CAPITAL STOCK              58
      Common Stock                               58
      Preferred Stock                            59
COMPARISON OF THE RIGHTS OF
    SHAREHOLDERS OF UNITED AND
   RARITAN                                       60
      Voting Requirements                        60
      Cumulative Voting                          61
      Classified Board of Directors              61
      Rights of Dissenting Shareholders          62
      Shareholder Consent to Corporate Action    63
      Dividends                                  63
      By-laws                                    63
      Limitations of Liability of Directors
            and Officers                         64
      Minimum Price Provision                    64
      Consideration of Acquisition Proposals     64
      Preferred Stock                            65
SHAREHOLDER PROPOSALS                            65
      United                                     65
      Raritan                                    65
INFORMATION INCORPORATED BY
      REFERENCE                                  66
OTHER MATTERS                                    67
LEGAL OPINION                                    67
EXPERTS                                          67

APPENDIX A    Merger Agreement                  A-1
APPENDIX B    Stock Option Agreement            B-1
APPENDIX C    Endicott Fairness Opinion         C-1
APPENDIX D    Keefe, Bruyette Fairness Opinion  D-1

                     HOW TO GET COPIES OF RELATED DOCUMENTS



         This document incorporates important business and financial information about United and Raritan that is not included in or delivered with this document. United and Raritan Shareholders may receive the information free of charge by writing or calling the persons listed below. For United documents, make your request to Ralph L. Straw, Jr., Corporate Secretary, United National Bancorp, 1130 Route 22 East, P.O. Box 6000, Bridgewater, New Jersey 08807; telephone (908) 429-2200. For Raritan documents, make your request to Helen J. Frangelli, Corporate Secretary, Raritan Bancorp Inc., 454 Route 28, Bridgewater, New Jersey 08807; telephone (908) 231-8100 (ext. 127). We will respond to your request within one business day by sending the requested documents by first class mail or other equally prompt means. To ensure timely delivery of the documents in advance of the meetings, you should request documents by March ___, 1999.

                                     SUMMARY

         This is a summary of certain information regarding the proposed merger and the shareholder meetings to vote on the merger. We urge you to carefully read the entire document, including the Appendixes, before deciding how to vote.

What this Document is About
---------------------------

The Boards of Directors of Raritan Bancorp Inc. and United National Bancorp have approved the merger of Raritan into United. The merger cannot be completed unless both companies' shareholders approve it. The Raritan and United Boards have each called a special meeting of their shareholders to vote on the merger. This document is the proxy statement used by both boards to solicit proxies for those meetings. It is also the prospectus of United regarding the United common stock to be issued if the merger is completed.

United  Shareholders Vote on the
Merger

Shares Entitled to Vote...    __________  shares of  United  common  stock  were
                              outstanding on February 22, 1999. Those shares are entitled to vote at the United meeting.

Vote Required...............  A  majority  of  the  votes  cast  at  the  United meeting, whether in person or by proxy, must be cast in favor of the merger for it to be approved.

Raritan Shareholders Vote on the Merger


Shares Entitled to Vote...    _________  shares of  Raritan  common  stock  were
                              outstanding on February 12, 1999. Those shares are entitled to vote at the Raritan meeting.

Vote Required...............  The affirmative  vote, in person or by proxy, of a majority of the outstanding shares of Raritan common stock is required to approve the merger.

The Companies
-------------

United....................    United,  a New  Jersey  corporation,  is the  bank
                              holding company for United  National Bank.  United
                              National Bank is a national bank that operates 28 branches located in Central and Northern New
                              Jersey. On September 30, 1998, United completed its acquisition of State Bank of South Orange by merging it into United National Bank. That merger was accounted for as a pooling of interests.
                              United  National  Bank is a member of the  Federal
                              Reserve  System and the FDIC insures its deposits.
                              At September 30, 1998, United had $1.5 billion in assets. United's principal executive offices are located at 1130 Route 22 East, P.O. Box 6000,
                              Bridgewater, New Jersey 08807. United's telephone number is (908) 429-2200.

Raritan.....................  Raritan,  a  Delaware  corporation,  is  the  bank holding company for The Raritan Savings Bank. The Raritan Savings Bank is a New Jersey-chartered stock savings bank that operates seven branches located in Central New Jersey. At September 30, 1998, Raritan had $433.6 million in assets. Raritan's principal executive offices are located at 454 Route 28, Bridgewater, New Jersey 08807. Raritan's telephone number is (908) 231-8100.

The Merger
----------

General Description.......    Raritan will merge with United, with United as the
                              surviving entity.  The merger will be completed on
                              the  tenth   business   day  after  all   material
                              conditions to closing have been met, unless United and Raritan agree on a different closing date.
                              The terms of the proposed merger are set forth in a merger agreement signed by United and Raritan and their bank subsidiaries. A copy of the Merger Agreement is attached as Appendix A to this document and is incorporated herein by reference.

Consideration  Payable  to
Raritan Stockholders; 1.595
Exchange Ratio............    In the merger,  Raritan  stockholders will receive
                              1.595 shares of United common stock for each share
                              of  Raritan  common  stock.  If there is any stock
                              split,  stock  dividend  or  similar   transaction
                              affecting   United   common  stock  prior  to  the
                              closing, the 1.595 exchange ratio will be adjusted appropriately. The exchange ratio may be also be adjusted as summarized under "Terminating the Merger Agreement" on page 5 and as more fully described under "Special Termination Provisions" on pages 48-49.

Cash Instead of Fractional
Shares....................    Raritan  stockholders will not receive  fractional
                              shares  of  United  common  stock  in the  merger.
                              Instead they will  receive,  without  interest,  a
                              cash  payment  equal  to  the   fractional   share
                              interest  they  otherwise   would  have  received,
                              multiplied  by the value of United  common  stock.
                              For this purpose, United common stock will be valued at the average of its closing prices during the ten trading days ending on the day that all material conditions to closing the merger have been met.

No Dissenters' Rights for
Raritan or United
Stockholders..............    Under  applicable  New  Jersey and  Delaware  law,
                              neither  United  nor  Raritan   stockholders  have
                              dissenters' rights of appraisal as to the merger.


Tax-Free Nature of the
Merger....................    United's counsel,  Pitney,  Hardin,  Kipp & Szuch,
                              has  delivered  its  opinion  that the merger will
                              qualify   as  a   tax-free   reorganization.   The
                              conversion of Raritan common stock into United common stock will be tax-free for United, Raritan and the Raritan stockholders. Raritan stockholders will recognize no taxable gain or loss until they sell the United common stock that they receive in the merger. The basis of the United common stock received by Raritan stockholders will be the basis of the Raritan common stock converted in the merger. The holding period of the United common stock will include the holding period of the Raritan common stock converted.

                              WE URGE RARITAN STOCKHOLDERS TO READ THE MORE COMPLETE DESCRIPTION OF THE MERGER'S TAX CONSEQUENCES ON PAGES 50 - 51 AND TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM UNDER APPLICABLE LAWS.

Conversion of Raritan Stock
Options...................    In the  merger,  holders  of  options  to  acquire
                              Raritan common stock will receive options to purchase United common stock. The new options will have the same terms and conditions as the old options, except that the number of shares and the exercise price will be adjusted to reflect the
                              1.595 exchange ratio.

Exchanging Your Stock
Certificates................  Promptly  after the merger  occurs,  the  exchange agent will send Raritan stockholders letters of transmittal and instructions for exchanging their stock certificates for certificates representing United common stock. RARITAN STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE INSTRUCTIONS FROM THE EXCHANGE AGENT.

Reselling the Stock You
Receive in the Merger.......  The shares of United  common stock to be issued in the merger will be registered under the Securities Act of 1933. Except as noted below, stockholders may freely transfer those shares after they receive them. Raritan has identified its directors, executive officers and others who may be deemed "affiliates" of Raritan, and those persons have entered into agreements with United restricting their ability to transfer the shares they will receive in the merger.

Differences in Stock-
holders' Rights.......        In  the  merger,  each  Raritan  stockholder  will
                              become a United shareholder. The rights of Raritan
                              stockholders  are  currently  governed by Delaware
                              corporate   law  and  Raritan's   certificate   of
                              incorporation  and  by-laws.  The rights of United
                              shareholders  are governed by New Jersey corporate
                              law and United's  certificate of incorporation and
                              by-laws.   The  rights  of   Raritan   and  United
                              shareholders   differ   with   respect  to  voting
                              requirements and various other matters.  See pages
                              60 - 65.

Reasons for the Merger......  United  entered into the merger  agreement as part of United's ongoing strategy of growth through acquisitions. Raritan entered into the merger agreement at the conclusion of a process in which Raritan solicited expressions of interest from numerous potential acquirors. The Raritan Board believes that the merger is fair to Raritan stockholders and that the combined entity will be better positioned for future success then Raritan will be if it remains independent.

Opinion of United's
Financial Advisor...........  Keefe,   Bruyette  &  Woods,   Inc.   is  United's
                              financial advisor on the merger. As of the date of
                              this proxy statement,  Keefe,  Bruyette  considers
                              the   exchange   ratio  fair  to  United  and  its
                              stockholders from a financial point of view. You can read Keefe, Bruyette's fairness opinion, which is Appendix D to this document. For information on how Keefe, Bruyette arrived at its opinion, see pages 33 - 39.

Opinion of Raritan's
Financial Advisor...........  Endicott Financial  Advisors,  L.L.C. is Raritan's
                              financial advisor on the merger. As of the date of this proxy statement, Endicott considers the exchange ratio in the merger to be fair to Raritan's shareholders from a financial point of view. You can read Endicott's fairness opinion, which is Appendix C to this document. For information on how Endicott arrived at its opinion, see pages 39 - 43.

Financial Interests of
Raritan's Directors and
Officers in the Merger......  Some of  Raritan's  directors  and  officers  have interests in the merger that are in addition to their interests as stockholders. Arlyn Rus, Thomas Tansey and John Lukens are each executive officers of Raritan, and Mr. Rus is also the Chairman of the Raritan Board. Under their employment and supplemental retirement agreements with Raritan, Mr. Rus will receive a cash payment of $2.0 million, Mr. Tansey will receive a cash payment of $1.5 million, and Mr. Lukens will receive a cash payment of $427,221. In addition, Raritan is obligated to indemnify Mr. Rus and Mr. Tansey for any federal excise taxes, which are estimated to total $1.8 million. The directors and executive officers of Raritan own options to purchase 144,634 shares of Raritan common stock granted under the company's stock benefit plans. Of these options, 132,300 were fully exercisable prior to Raritan's entry into the merger agreement. The remaining 12,334 options will become exercisable as a result of the merger. The difference between the aggregate exercise price and the market value of all 144,634 option shares, which represents the economic value of the options, was $3.5 million at January 15, 1999.

                              United has agreed that Mr. Rus and William Kelleher, Jr. will be appointed as directors of United and United National Bank when the merger occurs. Mr. Kelleher is currently a Raritan director. All current Raritan directors, including Mr. Rus and Mr. Kelleher, will be invited to serve as advisory directors for United National Bank. Each former Raritan director serving as either a United director or an advisory director will receive an annual fee of at least $16,000 per year.

                              United has agreed to indemnify the directors and officers of Raritan against certain liabilities for a six-year period following the merger.

                              On February 12, 1999,   directors  and  executive
                              officers  of  Raritan  and  their   affiliates  of
                              Raritan owned ________ shares or ____% of the Raritan common stock.

                              For additional information on the benefits of the merger to Raritan management, see pages 31-33.

Conditions to the Merger....  Completion of the merger is contingent on a number of conditions, including approval of the merger by Raritan and United shareholders at their meetings.

OCC Approval................  The merger has been  approved by the Office of the
                              Comptroller of the Currency. OCC approval does not constitute an endorsement of the merger or a determination that the terms of the merger are fair to Raritan stockholders or United shareholders.

Terminating    the    Merger
Agreement...................  Raritan  has the  right to  terminate  the  merger agreement if, between September 21, 1998 and the date that all material conditions to the closing have been met, the price of United common stock falls:

                              *    by more than 15% in absolute terms, and

                              *    by at least 10% more  than an index  based on
                                   the  common  stock  of  20  other   financial
                                   institutions.

                              If Raritan exercises this termination right, United can cancel the termination by increasing the exchange ratio as provided in the merger agreement. The merger agreement may be terminated by either Raritan or United if the merger has not occurred by June 30, 1999. For a more complete description of these and other termination rights available to Raritan and United, see pages 48 - 50.

Amending the Merger
Agreement...................  The merger agreement may be amended by the written consent of United and Raritan at any time prior to the merger. However, under applicable Delaware law, an amendment to decrease the exchange ratio and certain other types of amendments cannot be made following adoption of the merger agreement by the Raritan stockholders without their approval.

Pooling Accounting
Treatment of the Merger.....  United  expects  to  account  for the  merger as a pooling of interests for financial reporting purposes. One of the conditions to United and Raritan's obligation to close the merger is that United receives a letter from its independent public accountants regarding qualification of the merger for pooling-of-interests accounting.

Raritan has Agreed Not to
Solicit Alternative
Transactions................  In the merger agreement, Raritan has agreed not to encourage, negotiate with, or provide any information to any person other than United concerning an acquisition transaction involving Raritan or The Raritan Savings Bank. However, Raritan may take certain of these actions if its Board of Directors determines that it should do so. This determination by the Board must be made after the Board consults with counsel, and must be based on the Board's fiduciary duties. This restriction, along with the option described in the following paragraph, may deter other potential acquirors of control of Raritan.

Raritan has Granted United
a Stock Option..............  As a condition to United  entering into the merger agreement, United required Raritan to grant United a stock option designed to deter other companies from attempting to acquire control of Raritan. The option gives United the right to purchase for $26.00 per share up to 470,000 shares of Raritan common stock, representing 19.9% of the outstanding Raritan shares on the date the option was granted. The option is exercisable only if certain specific triggering events occur and the merger does not occur. United has no right to vote the shares covered by the option prior to its exercise. United could recognize a gain if it exercises the option and resells the shares it acquires for more than the exercise price. The option may deter other potential acquirors of Raritan, since it would probably increase the cost of acquiring all the shares of Raritan common stock. United's exercise of the option could also make pooling-of-interests accounting treatment unavailable to another potential acquiror. The agreement granting the option is set forth as Appendix B to this document.

                        SUMMARY FINANCIAL DATA OF UNITED

         The following is a summary of certain historical consolidated financial data for United. The data presented for the years 1993 through 1997, and as of the end of those years, comes from United's audited consolidated financial statements. The data presented for the nine months ended September 30, 1998 and 1997 and as of September 30, 1998, comes from United's unaudited consolidated financial statements. United's consolidated financial statements as of December 31, 1997 and 1996, and for the years 1995, 1996 and 1997, are incorporated by reference in this document. United's unaudited consolidated financial statements for the nine months ended September 30, 1998 and 1997, and as of September 30, 1998, are incorporated by reference in this document. See page 66-67.

         United acquired State Bank of South Orange through a merger effective on September 30, 1998. United accounted for the merger as a pooling of interests. Reflecting this pooling accounting treatment, the nine month data below has been restated to include the accounts and the results of operations for State Bank of South Orange. However, the data for the years 1993 through 1997, and as of the end of those years, has not been restated. United's management does not think the changes which a restatement would show are material. United expects that the financial statements shown in its upcoming 1998 annual report and in its financial statements published thereafter will be restated to reflect the State Bank of South Orange merger, accounted for as a pooling of interests.

         In the opinion of United's management, the unaudited data shown on pages 7-9 reflects all adjustments necessary for a fair presentation of that data. All such adjustments were normal, recurring adjustments. Results for the nine months ended September 30, 1998 do not necessarily indicate the results that you should expect for any other interim period or for the year as a whole.

         When reviewing this data, you should note that all per share data has been adjusted to reflect stock dividends and splits. The adjusted financial ratios, i.e. the return on average assets and the return on average stockholders' equity, have been adjusted to exclude merger-related and restructuring charges, the effects of accounting changes and SAIF (FDIC) assessments. In the balance sheet data, "Short-term borrowing" includes Federal funds purchased, securities sold under agreements to repurchase maturing in less than one year, Federal Home Loan Bank advances, and demand notes of the U.S. Treasury. "Other Borrowings" in the balance sheet data include obligations under capital leases and Federal Home Loan Bank advances that will be held for one or more years, and long-term debt. Under the heading "Other Ratios," the non-performing loans consist of non-accrual loans, restructured loans and loans past due 90 days or more and still accruing.



                                                         At or For the
                                                       Nine Months Ended
                                                         September 30,                       At or For Years Ended December 31,
                                                   ----------------------------         --------------------------------------------
                                                       1998            1997                  1997           1996           1995
                                                     ----------      ----------           -----------     ---------      ---------
                                                                                      (Dollars in thousands, except per share data)
STATEMENT OF INCOME DATA:
 Interest Income                                   $    76,856     $   68,426           $     88,577    $   79,360     $   77,552
 Interest Expense                                       33,989         27,609                 36,700        30,130         30,104
                                                   ------------    ------------         -------------  ------------    -----------
 Net Interest Income                                    42,867         40,817                 51,877        49,230         47,448
 Provision For Possible Loan Losses                      2,169          2,844                  3,600         3,049            871
                                                   ------------    ------------         -------------  ------------    -----------
 Net Interest Income After
   Provision For Possible
   Loan Losses                                          40,698         37,973                 48,277        46,181         46,577
 Non-Interest Income                                    15,500         14,023                 19,388        15,546         14,653
 Non-Interest Expense                                   41,414         37,423                 47,420        43,102         47,429
                                                   ------------    ------------         -------------  ------------    -----------
 Income Before Income Taxes &
       Effect of Accounting Change                      14,784         14,573                 20,245        18,625         13,801
 Provision for Income Taxes                              4,339          4,720                  6,365         6,345          4,295
                                                   ------------    ------------         -------------  ------------    -----------
 Income Before Effect of
   Accounting Change                                    10,445          9,853                 13,880        12,280          9,506
 Cumulative Effect of Change in
   Accounting for Income Taxes                              --             --                     --            --             --
                                                   ============    ============         =============  ============    ===========
 Net Income                                        $    10,445     $    9,853           $     13,880    $   12,280     $    9,506
                                                   ============    ============         =============  ============    ===========

 Income Before Merger Related
   And Restructuring Charges,
   Effect of Accounting Change,
   And SAIF Assessment                             $    12,139     $   11,251           $     15,278    $   12,587     $   11,595
                                                   ============    ============         =============  ============    ===========

COMMON SHARE DATA:
 Net Income Per Diluted Share                      $      0.93     $     0.88           $       1.35    $     1.21     $     0.94
 Net Income Per Diluted Share
   Before Merger-Related and
   Restructuring Charges,
   And SAIF Assessment                             $      1.08     $     1.01           $       1.48    $     1.24     $     1.15
 Cash Dividends Declared Per Share                 $      0.45     $     0.38           $       0.52    $     0.45     $     0.42
 Book Value Per Share (period-end)                 $     11.40     $    10.18           $      10.88    $     9.62     $     8.91
 Average Diluted Shares
   Outstanding (in thousands)                           11,255         11,157                 10,300        10,190         10,123

FINANCIAL RATIOS:
 Return on Average Assets                                 0.98%          1.07%                  1.16%         1.15%         0.92%
 Return on Average
   Stockholders' Equity                                  11.55%         12.43%                 13.49%        13.21%         11.52%
 Net Interest Margin                                      4.52%          4.93%                  4.86%         5.17%          5.13%
 Efficiency Ratio                                        63.52%         60.29%                 59.93%        61.93%         65.52%

ADJUSTED FINANCIAL RATIOS:

 Return on Average Assets                                 1.14%          1.22%                  1.28%         1.17%          1.12%
 Return on Average
   Stockholders' Equity                                  13.42%         14.20%                 14.84%        13.55%         14.05%




                                                   At or For Years Ended December 31,
                                                   ----------------------------------
                                                         1994           1993
                                                         ----           ----
STATEMENT OF INCOME DATA:
 Interest Income                                     $    65,384    $    64,386
 Interest Expense                                         18,913         20,062
                                                     ------------   ------------
 Net Interest Income                                      46,471         44,324
 Provision For Possible Loan Losses                        2,123          5,239
                                                     ------------   ------------
 Net Interest Income After
   Provision For Possible
   Loan Losses                                            44,348         39,085
 Non-Interest Income                                      14,421         16,312
 Non-Interest Expense                                     42,633         42,111
                                                     ------------   ------------
 Income Before Income Taxes &
       Effect of Accounting Change                        16,136         13,286
 Provision for Income Taxes                                5,264          4,653
                                                     ------------   ------------
 Income Before Effect of
   Accounting Change                                      10,872          8,633
 Cumulative Effect of Change in
   Accounting for Income Taxes                                --          1,059
                                                       ==========     ==========
 Net Income                                          $    10,872    $     9,692
                                                     ============   ============

 Income Before Merger Related
   And Restructuring Charges,
   Effect of Accounting Change,
   And SAIF Assessment                               $    10,872    $     8,633
                                                     ============   ============

COMMON SHARE DATA:
 Net Income Per Diluted Share                        $      1.09    $      0.98
 Net Income Per Diluted Share
   Before Merger-Related and
   Restructuring Charges,
   And SAIF Assessment                               $      1.09    $      0.87
 Cash Dividends Declared Per Share                   $      0.38    $      0.34
 Book Value Per Share (period-end)                   $      7.37    $      7.39
 Average Diluted Shares
   Outstanding (in thousands)                              9,952          9,865

FINANCIAL RATIOS:
 Return on Average Assets                                   1.18%          1.09%
 Return on Average
   Stockholders' Equity                                    14.39%         13.87%
 Net Interest Margin                                        5.62%          5.57%
 Efficiency Ratio                                          65.93%         67.17%

ADJUSTED FINANCIAL    RATIOS:

 Return on Average Assets                                   1.18%          0.97%
 Return on Average
   Stockholders' Equity                                    14.39%         12.35%




                                                   At or For Nine Months
                                                           Ended
                                                         September 30,                     At or For Years Ended December 31
                                               -----------------------------------   -----------------------------------------------
                                                        1998                1997                  1997               1996
                                                        ----                ----                  ----               ----
                                                                                       (Dollars in thousands, except per share data)
BALANCE SHEET DATA (at period end):
 Total Assets                                $     1,516,710     $     1,346,179      $      1,309,836     $    1,103,242      $
 Securities                                          637,561             571,159               587,774            373,756
 Federal Funds Sold                                   55,725              15,925                 1,500              5,887
 Loans (Net of Unearned Income)                      709,067             663,525               613,712            621,035
 Allowance for Possible Loan
   Losses                                              7,359               8,515                 7,633              8,158
 Deposits                                          1,124,530           1,026,088               987,849            936,720
 Short-Term Borrowing                                104,329              78,718                79,546             46,328
 Other Borrowings                                    119,682              92,703                92,706              9,693
 Stockholders' Equity                                126,398             112,675               110,950             96,952

CAPITAL RATIOS:
 Leverage Ratio (period-end)                            8.75%               9.07%                 8.96%              7.96%
 Tier I Capital to Risk-Weighted
   Assets (period-end)                                 14.11%              15.02%                14.87%             11.66%
 Combined Tier I and Tier II
   Capital to Risk-Weighted
   Assets (period-end)                                 14.93%              16.07%                15.86%             12.78%

OTHER RATIOS:
 Loans to Deposits (period end)                        63.05%              64.67%                62.13%             66.30%
 Non-Performing Loans to Loans
   (period end)                                         0.95%               1.53%                 1.41%              1.81%
 Allowance for Possible Loan
   Losses to Non-Performing
   Loans (period end)                                 109.44%              84.01%                88.45%             72.46%
 Allowance for Possible
   Loan Losses to Loans
   (period end)                                         1.04%               1.28%                 1.24%              1.31%
 Non-Performing Assets As a
   Percentage of Loans, Other
   Real Estate Owned and Other
   Assets Owned (period end)                            1.02%               1.78%                 1.67%              2.11%
 Dividend Payout Ratio                                    48%                 43%                   39%                37%



                                               At or For Years Ended December 31
                                               ----------------------------------
                                          1995                 1994              1993
                                          ----                 ----              -----
                                          (Dollars in thousands, except per share data)
BALANCE SHEET DATA (at period end):
 Total Assets                      $     1,071,262      $      950,158    $      924,395
 Securities                                383,730             343,922           428,323
 Federal Funds Sold                         10,004              14,085             9,772
 Loans (Net of Unearned Income)            582,554             519,651           415,052
 Allowance for Possible Loan
   Losses                                    8,297              10,768            11,950
 Deposits                                  905,964             815,868           816,127
 Short-Term Borrowing                       53,347              52,301            26,681
 Other Borrowings                            9,680               1,269             1,266
 Stockholders' Equity                       89,537              72,694            72,633

CAPITAL RATIOS:
 Leverage Ratio (period-end)                  7.18%               8.68%             8.15%
 Tier I Capital to Risk-Weighted
   Assets (period-end)                       10.99%              14.30%            16.13%
 Combined Tier I and Tier II
   Capital to Risk-Weighted
   Assets (period-end)                       12.20%              15.73%            18.06%

OTHER RATIOS:
 Loans to Deposits (period end)              64.30%              63.69%            50.86%
 Non-Performing Loans to Loans
   (period end)                               1.59%               2.34%             3.14%
 Allowance for Possible Loan
   Losses to Non-Performing
   Loans (period end)                        92.18%              88.74%            91.62%
 Allowance for Possible
   Loan Losses to Loans
   (period end)                               1.34%               1.83%             2.80%
 Non-Performing Assets As a
   Percentage of Loans, Other
   Real Estate Owned and Other
   Assets Owned (period end)                  2.04%               2.63%             3.70%
 Dividend Payout Ratio                          44%                 35%               34%


                        SUMMARY FINANCIAL DATA OF RARITAN

         The following is a summary of certain selected historical consolidated financial data for Raritan. The data presented for the years 1993 through 1997, and as of the end of those years, comes from Raritan's audited consolidated financial statements. The data presented for the nine months ended September 30, 1998 and 1997 and as of September 30, 1998 comes from Raritan's unaudited consolidated financial statements. Raritan's consolidated financial statements as of December 31, 1997 and 1996, and for the years 1995, 1996 and 1997, are incorporated by reference in this document. Raritan's unaudited consolidated financial statements for the nine months ended September 30, 1998 and 1997 and as of September 30, 1998 are also incorporated by reference in this document. See pages 66 - 67.

         In the opinion of Raritan's management, the unaudited data shown below reflects all adjustments necessary for a fair presentation of that data. All such adjustments were normal, recurring adjustments. Results for the nine months ended September 30, 1998 do not necessarily indicate the results that you should expect for any other interim period or for the year as a whole.





                                                At or For Nine Months
                                              Ended September 30,                          At or For Years Ended December 31,
                                           --------------------------------   --------------------------------------------------
                                             1998                  1997                1997             1996              1995
                                           ------------   ----------------    ---------------   --------------   ---------------
                                                                (Dollars in thousands, except per share data)
 INCOME STATEMENT DATA:
   Interest income                           $  22,323     $     20,336       $       27,647     $     24,931     $      23,456
   Interest expense                             12,366           10,508               14,525           12,857            13,007
                                             ----------   ----------------    ---------------   --------------   ---------------
   Net interest income                           9,957            9,828               13,122           12,074            10,449
   Provision for possible loan losses              225              450                  600              450               300
                                             ----------   ----------------    ---------------   --------------   ---------------
   Net interest income after pro-
     vision for possible loan losses             9,732            9,378               12,522           11,624            10,149
   Other income                                  1,140              796                1,049              720               658
   Operating expenses                            6,304            5,549                7,464            7,423             6,593
                                             ----------   ----------------    ---------------   --------------   ---------------
   Income before income taxes                    4,568            4,625                6,107            4,921             4,214
   Income taxes                                  1,358            1,706                2,199            1,813             1,542
   Cumulative effect of
     Accounting changes                             --               --                   --               --                --
                                            ===========   ================    ===============   ==============   ===============
   Net income                                $   3,210     $      2,919       $        3,908     $      3,108     $       2,672
                                            ===========   ================    ===============   ==============   ===============

  PER COMMON SHARE DATA:
   Net income per share
            Basic                            $    1.35     $       1.24       $         1.66     $       1.39     $        1.17
            Diluted                               1.27             1.15                 1.54             1.27              1.09
   Book Value                                    13.67            12.64                13.01            12.45             11.77
   Dividends                                      0.45            0.354                 0.47             0.40              0.35
  RATIOS:
   Return on average assets                       1.01%            1.04%                1.02%            0.89%             0.80%
   Return on average equity                      13.37            13.20                13.13            11.71             10.53
  FINANCIAL CONDITION DATA:
   Total assets                              $ 433,555     $    407,262       $      408,308     $    375,393     $     354,810
   Investment securities held-to-maturity       23,645           45,290               41,307           51,919            61,406
   Securities available-for-sale                33,403           52,303               48,951           47,253            50,547
   Loans, net                                  306,153          261,847              267,700          235,070           195,172
   Allowance for loan losses                     3,774            3,310                3,305            2,965             2,582
   Deposits                                    359,491          335,910              337,084          331,178           315,038
   Shareholders' equity                         33,583           29,996               30,874           28,268            26,348






                                         At or For Years Ended December 31,
                                         ----------------------------------
                                                1994              1993
                                                ----              ----
                                   (Dollars in thousands, except per share data)
INCOME STATEMENT DATA:
  Interest income                          $   20,892    $       20,049
  Interest expense                              9,992             9,230
                                           -----------   ---------------
  Net interest income                          10,900            10,819
  Provision for possible loan losses              450             2,290
                                           -----------   ---------------
  Net interest income after pro-
    vision for possible loan losses            10,450             8,529
  Other income                                    702             2,658
  Operating expenses                            6,721             7,432
                                           -----------   ---------------
  Income before income taxes                    4,431             3,755
  Income taxes                                  1,577             1,352
  Cumulative effect of
    Accounting changes                             --                13
                                                   --               --
                                           ===========   ===============
  Net income                               $    2,854    $        2,416
                                           ===========   ===============

 PER COMMON SHARE DATA:
  Net income per share
           Basic                           $     1.26    $         1.07
           Diluted                               1.19              1.02
  Book Value                                    10.35              9.89
  Dividends                                      0.31              0.25
 RATIOS:
  Return on average assets                       0.88%             0.81%
  Return on average equity                      12.33             11.22
 FINANCIAL CONDITION DATA:
  Total assets                            $   333,546    $      307,332
  Investment securities held-to-maturity       86,224           121,074
  Securities available-for-sale                40,456                --
  Loans, net                                  183,323           165,795
  Allowance for loan losses                     2,729             3,094
  Deposits                                    296,166           281,333
  Shareholders' equity                         23,440            22,391



                           COMPARATIVE PER SHARE DATA

         The earnings per share, period-end book value per share and cash dividends per share for the common stock of United, State Bank of South Orange and Raritan for the periods noted are indicated on page 11. The data are presented on an historical and pro forma basis, as well as pro forma equivalent per share data for Raritan. The historical per share data were derived from the financial statements of United and Raritan that are incorporated by reference herein and from State Bank of South Orange financial statements. See page 66-67. The pro forma combined share data have been derived after giving effect to State Bank of South Orange merger and the Raritan merger as if each occurred at the beginning of the period presented using the pooling-of-interests method of accounting. The historical per share data for both United and Raritan has been restated to retroactively reflect the effect of stock dividends and stock splits. See "Pro Forma Financial Information" on pages 52 - 57; "-- Summary Financial Data of United" on pages 6 - 8; and "-- Summary Financial Data of Raritan" on page 9.

         The historical United data for the nine months ended September 30, 1998 reflects United's acquisition of State Bank of South Orange, which United completed on September 30, 1998. In its third quarter 1998 Report on Form 10-Q, United filed financial information on a combined basis to include the financial results of State Bank of South Orange for the nine months ended September 30, 1998. However, the data for the years 1993 through 1997, and as of the end of those years, has not been restated. United's management does not think the changes which a restatement would show are material. We have computed the pro forma equivalent per Raritan share by multiplying the pro forma combined per share data (giving effect to the Raritan merger) by the 1.595 exchange ratio. The 1.595 exchange ratio may be adjusted as described on pages 2, 26 and 48-50.

         The dividend per share data shown below do not necessarily indicate the dividends that you should expect for any future period. The amount of future dividends payable by United, if any, is at the discretion of United's Board of Directors. When declaring dividends, the directors normally consider United's and United National Bank's cash needs, general business conditions, dividends from subsidiaries and applicable governmental regulations and policies. Pro forma amounts assume that United would have declared cash dividends per share on United common stock, including the United common stock issued in the merger for Raritan common stock, equal to its historical cash dividends per share declared on United common stock.



                                                                                                                        Pro Forma
                                                                Historical       Pro Forma                             Equivalent
                                                 Historical    State Bank of   Combined United  Historical  Pro Forma     per
                                                   United      South Orange   and South Orange   Raritan    Combined  Raritan Share
Nine Months Ended September 30, 1998
Net Income Per Share........................
            Basic...........................     $ 0.94              N/A            N/A         $ 1.35        $ 0.92      $  1.47
            Diluted.........................       0.93              N/A            N/A           1.27          0.89         1.42
Book Value Per Share........................      11.40              N/A            N/A          13.67         10.07        16.06
Cash Dividends Per Share....................       0.45              N/A            N/A           0.45          0.45         0.72

Year Ended December 31, 1997
Net Income Per Share........................
            Basic...........................     $  1.36        $ 1.03        $  1.31           $ 1.66        $ 1.25      $  1.99
            Diluted.........................        1.35          1.03           1.30             1.54          1.21         1.93
Book Value Per Share........................       10.88          8.88          10.53            13.01          9.88        15.76
Cash Dividends Per Share....................        0.52           --            0.52             0.47          0.52         0.83

Year Ended December 31, 1996
Net Income Per Share........................
            Basic...........................     $  1.21        $ 1.23        $  1.17           $ 1.39        $ 1.09      $  1.74
            Diluted.........................        1.21          1.23           1.16             1.27          1.07         1.71
Book Value Per Share........................        9.62          7.71           9.30            12.45          8.91        14.21
Cash Dividends Per Share....................        0.45           --            0.45             0.40          0.45         0.72

Year Ended December 31, 1995
Net Income Per Share........................
            Basic...........................     $  0.94        $ 1.17        $  0.91           $ 1.17        $ 0.87      $  1.39
            Diluted.........................        0.94          1.17           0.91             1.09          0.85         1.36
Book Value Per Share........................        8.91          6.58           8.58            11.77          8.29        13.22
Cash Dividends Per Share....................        0.42           --            0.42             0.35          0.42         0.67


         The first table below presents, for the periods indicated, the high and low closing prices per share of United common stock and Raritan common stock. The prices of United common stock and Raritan common stock have been restated to give retroactive effect to stock dividends and stock splits. The second table presents information concerning the last sale price of United common stock and of Raritan common stock on September 21, 1998 the last business day before the merger agreement was announced, and on February __, 1999, a date shortly before the date of this proxy statement. The second table also presents the equivalent value of United common stock per Raritan share which we computed by multiplying the last sale price of United common stock on the dates indicated by the 1.595 exchange ratio. United common stock and Raritan common stock are each traded on the Nasdaq National Market System. We urge you to obtain current market quotations for United common stock and Raritan common stock. Because the exchange ratio is fixed and trading prices fluctuate, Raritan stockholders are not assured of receiving any specific market value of United common stock. The price of United common stock when the merger becomes effective may be higher or lower than its price when the merger agreement was signed, when this proxy statement was mailed or when United or Raritan shareholders meet to vote on the merger.



                                                    Closing Sale                   Closing Sale
                                                  Price Per Share                 Price Per Share
                                                     of United                      of Raritan
                                                    Common Stock                   Common Stock

                                                High           Low               High            Low
1997:
First Quarter............................ $     18.97    $    15.55          $  17.00       $  15.50
Second Quarter...........................       17.26         15.86             20.50          16.33
Third Quarter............................       21.34         17.26             25.75          19.50
Fourth Quarter...........................       26.25         21.45             29.50          25.50

1998:
First Quarter............................       29.32         23.18             28.75          25.50
Second Quarter...........................       28.98         26.14             30.25          26.25
Third Quarter............................       28.30         21.14             34.75          24.75
Fourth Quarter ..........................

1999:
First Quarter (through February __, 1999)




                                                                                           Equivalent
                                            Closing Sale           Closing Sale         Value of United
                                          Price Per Share        Price Per Share        Common Stock Per
                                             of United              of Raritan          Share of Raritan
                                             Common Stock           Common Stock           Common Stock
Date

September 21, 1998                              $26.75                 $33.00                 $42.67
February __, 1999


                     SUMMARY PRO FORMA FINANCIAL INFORMATION


         The following tables present certain unaudited combined condensed financial information derived from the Unaudited Pro Forma Financial Information for the periods and at the dates indicated. The pro forma combined financial information takes into account United's recently completed acquisition of State Bank of South Orange in addition to the pending acquisition of Raritan. The pro forma combined information gives effect to the proposed Raritan merger accounted for as a pooling of interests, as if the merger had been consummated for statement of income purposes on the first day of the applicable periods and for balance sheet purposes on September 30, 1998. See "Pro Forma Financial Information" on pages 52 - 57. The summary pro forma financial information is based on the historical financial statements of United and Raritan incorporated by reference herein, and State Bank of South Orange historical financial statements. See page 66-67. The pro forma financial information assumes a 1.595 exchange ratio.

         The summary pro forma financial information should be read in conjunction with the pro forma financial information and the related notes thereto on pages 52 - 57 and the consolidated financial statements and related notes incorporated by reference in this document. The pro forma financial information does not necessarily indicate the results of operations which would have been achieved had the merger been completed as of the beginning of the periods for which that data are presented and should not be construed as being representative of future periods.




                                              PRO FORMA UNAUDITED COMBINED FINANCIAL INFORMATION
                                                   (In thousands, except for per share data)

                                                   For the Nine Months
                                                          Ended
                                                      September 30,                     For the Years Ended December 31,
                                                                              -------------------------------------------
                                                          1998                   1997            1996           1995
                                                 ------------------------    -------------    ------------   ------------
Results of Operations:

Net Interest Income Before Provision For
      Possible Loan Losses                        $      52,824              $     67,940     $    63,944    $    60,312
Provision for Possible Loan Losses                        2,394                     4,432           3,691          1,398
Net Interest Income After Provision for
      Possible Loan Losses                               50,430                    63,508          60,253         58,914
Income Before Income Taxes                               19,352                    27,482          24,585         18,766
Net Income                                               13,655                    18,447          15,971         12,673
Net Income per Diluted Common Share                        0.89                      1.21            1.07           0.85


                                                   At September 30, 1998
                                                 ---------------------------
Balance Sheet:

Total Assets                                      $     1,947,988
Total Deposits                                          1,484,021
Total Stockholders' Equity                                149,738
Book Value Per Share                                        10.07


                                  INTRODUCTION

         The Boards of Directors of Raritan Bancorp Inc. and United National Bancorp have approved an Amended and Restated Agreement and Plan of Merger, dated as of September 22, 1998, by and among United, United's subsidiary, United National Bank, Raritan and Raritan's subsidiary, The Raritan Savings Bank. The merger agreement provides for Raritan to be merged with United with United as the surviving corporation. The merger cannot be completed unless the shareholders of both Raritan and United approve the merger agreement.

         This document serves two purposes. It is the joint proxy statement being used by the Raritan and United Boards of Directors to solicit proxies for use at their special meetings called to seek shareholder approval of the merger agreement. It is also the prospectus of United regarding the United common stock to be issued if the merger is completed. Thus, we sometimes refer to this document as the joint proxy statement-prospectus.

         This document describes the merger agreement in detail. A copy of the merger agreement is attached as Appendix A to this document and is incorporated herein by reference. We urge you to read this entire document and the Appendixes carefully.

         All information and statements contained or incorporated by reference in this document about Raritan were supplied by Raritan and all information and statements about United were supplied by United.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

                           FORWARD LOOKING STATEMENTS

         This document contains and incorporates by reference certain forward-looking statements regarding the financial condition, results of operations and business of United and Raritan. Those statements are not historical facts and include expressions about United's and/or Raritan's

       *  confidence,

       *  strategies and expressions about earnings,

       *  new and existing programs and products,

       *  relationships,

       *  opportunities,

       *  technology and

       *  market conditions.

You may identify these statements by looking for

       *  forward-looking terminology like "expect", "believe" or "anticipate",

       *  or expressions of confidence like "strong" or "on-going", or similar

       *  statements or variations of those terms.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from the results the forward looking statements contemplate because of, among others, the following possibilities:

       * United does not realize expected cost savings or revenue enhancements from the merger as anticipated;

       * deposit attrition, customer loss or revenue loss following the merger is greater than expected;

       * competitive pressure in the banking and financial services industry increases significantly;

       *  there are changes in the interest rate environment;

       * United's Year 2000 compliance program does not address Year 2000 computer problems effectively; or

       * general economic conditions, either nationally or in the state of New Jersey, are less favorable than expected.

                        CERTAIN INFORMATION ABOUT UNITED
General
-------

         United, a New Jersey corporation, was organized in 1987 and began operations in 1988 as a holding company for United National Bank. United indirectly owns additional subsidiaries through United National Bank, including an investment subsidiary and a 50% interest in a financial services corporation. United is registered as a bank holding company with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act. As of September 30, 1998, United had:

            *  consolidated assets   $1.5 billion
            *  deposits              $1.1 billion
            *  stockholders' equity  $126 million
            *  loans                 $709 million

         United's principal executive offices and telephone number are:

              1130 Route 22 East
              P.O. Box 6000
              Bridgewater, New Jersey 08807


United National Bank
--------------------

         United National Bank, a wholly owned subsidiary of United, is a commercial bank established in 1902 under the laws of the United States. United National Bank is a member of the Federal Reserve System and the FDIC insures its deposits. United National Bank maintains its principal office in Bridgewater, New Jersey and operates 28 branches in the following New Jersey counties:

            *  Essex
            *  Hunterdon
            *  Middlesex
            *  Morris
            *  Somerset
            *  Union
            *  Warren

         United  National Bank also operates over 25 automatic  teller  machines
(ATMs) affiliated with the MAC(R) System, an eight-state network with membership in the Plus(R) Nationwide network and the Honor network.

         United National Bank provides a full range of commercial and retail bank services, including:

            *  accepting demand, savings and time deposits
            *  commercial and retail lending, primarily
                  residential mortgages
                  automobile loans
                  small business loans
                  credit card loans
            *  full personal, corporate and pension trust services
            *  other fiduciary services

Recent Developments
-------------------

Fourth Quarter and Full Year 1998 Results

                  On January 20, 1999, United reported its fourth quarter and full year 1998 earnings. Net income for the full year 1998 totaled $15.6 million, compared to $14.5 million for 1997. Excluding special one-time charges for both years, United's net income was $17.3 million in 1998, compared to $15.9 million in 1997. Diluted earnings per share were $1.39 for full year 1998, compared to $1.30 for 1997. Excluding special charges for both years, diluted earnings per share were $1.54 for 1998, compared to $1.43 per share in 1997, representing an 8.5% increase. United's basic earnings per share were $1.41 for 1998, compared to $1.31 for 1997. Excluding special charges for both years, the basic earnings per share were $1.56 for 1998 and $1.44 for 1997.

         Fourth quarter 1998 net income totaled $5.2 million, compared to $4.7 million for 1997. Both diluted and basic earnings per share were $0.46 for fourth quarter 1998 compared to $0.42 for 1997.

         United's Return on Average Assets was 1.36% for the fourth quarter and 1.08% for the full year 1998. United's Return on Average Equity was 15.75% for the fourth quarter and 12.67% for the full year 1998. Net interest income was $57.1 million for the full year 1998, compared to $54.8 million reported in 1997. United's net interest margin was 4.46% for 1998 compared to 4.86% for 1997.

         United's total assets at December 31, 1998 were $1.5 billion. Loans totaled $753 million and deposits were $1 billion.



                             UNITED NATIONAL BANCORP
                              Financial Highlights
                      (in thousands, except per share data)


                                                        Three Months Ended
                                                           December 31,
                                                           ------------
                                                    1998(1)            1997 (1)
                                                    ----               -----
Net Interest Income                           $      14,197       $      14,009
Provision for Possible Loan Losses                      975                 988
Net Income                                            5,155               4,686
Net Income Per Common Share
      Basic                                            0.46                0.42
      Diluted                                          0.46                0.42
Weighted Average Shares Outstanding
      Basic                                          11,087              11,070
      Diluted                                        11,245              11,186

                                                                          Twelve Months Ended
                                                                              December 31,
                                                    1998(1)                1997             1998(1) *             1997 *
                                                    ----                   ----             ----                  ----
Net Interest Income                           $      57,064       $      54,826         $    57,064          $   54,826
Provision for Possible Loan Losses                    3,144               3,832               3,144               3,832
Net Income                                           15,600              14,539              17,294              15,937
Net Income Per Common Share
      Basic                                            1.41                1.31                1.56                1.44
      Diluted                                          1.39                1.30                1.54                1.43
Weighted Average Shares Outstanding
      Basic                                          11,084              11,068
      Diluted                                        11,248              11,177

                                                            At December 31
                                                            --------------
                                                    1998(1)                1997
                                                    ----                   ----
Total Assets                                  $  1,488,593        $   1,383,376
Total Loans                                        753,748              663,566
Total Deposits                                   1,046,715            1,055,619
Stockholders' Equity                               126,245              116,627


* Excluding merger related and restructuring charges.

(1) Numbers in this column are unaudited.

                        CERTAIN INFORMATION ABOUT RARITAN
General
-------

         Raritan is a Delaware corporation and a bank holding company whose only subsidiary is The Raritan Savings Bank. Raritan was formed at the direction of The Raritan Savings Bank in connection with its conversion from a mutual to stock form of organization in 1987. The sole activity of Raritan is its ownership of all of the issued and outstanding common stock of The Raritan Savings Bank.

         At September 30, 1998 Raritan had:

         *     consolidated assets   $433.6 million
         *     deposits              $359.5 million
         *     shareholders' equity  $ 33.6 million
         *     loans                 $306.2 million

         Raritan's principal executive offices and telephone number are:

              454 Route 28
              Bridgewater, New Jersey 08807
              (908) 231-8100

The Raritan Savings Bank
------------------------

         The Raritan Savings Bank is an FDIC insured, New Jersey chartered stock savings bank that was originally organized in 1869. Its main office is located at 9 West Somerset Street, Raritan, New Jersey 08869, and its telephone number is 908-725-0080. It also operates six additional branch offices in:

         *     Bridgewater
         *     Manville
         *     Martinsville
         *     Somerville
         *     Warren
         *     Whitehouse Station

         The Raritan Savings Bank is engaged primarily in the business of attracting deposits from the general public and originating residential mortgage, construction and consumer loans, and small business loans. In addition, a portion of its assets is invested in securities, including mortgage-backed securities. The Raritan Savings Bank offers a wide range of services to both consumer and commercial customers. These services include:

         *     consumer and commercial checking accounts
         *     NOW and money market accounts
         *     regular savings accounts
         * prime performance accounts whose rates are tied to the prime lending rate
         *     market-rate certificates
         *     IRA/Keogh accounts
         * automated teller machine (ATM) accessibility using the MAC(R) and Plus(R) systems
         *     real estate  mortgage loans
         *     various consumer and commercial time and demand loans
         *     home equity lines of credit

         The Raritan Savings Bank considers its primary market area for deposits to be the areas serviced by these seven offices, while its primary market area for lending is more widespread and includes these New Jersey counties:

         *     Hunterdon
         *     Mercer
         *     Morris
         *     Middlesex
         *     Somerset
         *     Union


Recent Developments
-------------------

Fourth Quarter and Full Year 1998 Results

         On January 22, 1999, Raritan reported fourth quarter 1998 consolidated net income of $1,048,000 or $.41 per diluted share and recorded full year consolidated net income of $4,258,000 or $1.67 per diluted share, an increase of 9.0%. Comparable 1997 results were $989,000 or $.39 per diluted share for the fourth quarter and $3,908,000 or $1.54 per diluted share for the year.

         At December 31, 1998 Raritan's total assets were $431.5 million up from $408.3 million a year earlier. Total net loans increased to $299.6 million from $264.4 million at the same date last year while deposits increased to $356.7 million from $337.1 million a year earlier. Shareholders' equity was $34.3 million at December 31, 1998 versus $30.9 million at December 31, 1997. At December 31, 1998 the book value per share of Raritan Bancorp was $13.91 compared to $13.01 at December 31, 1997. The leverage capital ratio was 7.65% at December 31, 1998 compared to 7.33% at December 31, 1997.



                       Raritan Bancorp Inc. and Subsidiary
                              Financial Highlights
                      (In Thousands, Except Per Share Data)


Three Months Ended December 31                        1998 (1)                  1997 (1)
------------------------------                        ----                      ----
Net Interest Income                            $         3,401              $       3,294
Provision for Loan Losses                                   75                        150
Net Income                                               1,048                        989
Net Income Per Share (Diluted)                             .41                        .39
Shares Outstanding December 31                       2,466,331                  2,372,226

Year Ended December 31:                               1998 (1)                    1997
-----------------------                               ----                        ----
Net Interest Income                            $        13,358              $      13,122
Provision for Loan Losses                                  300                        600
Net Income                                               4,258                      3,908
Net Income Per Share (Diluted)                            1.67                       1.54
Shares Outstanding December 31                       2,466,331                  2,372,226

At December 31:                                       1998 (1)                    1997
---------------                                       ----                        ----
Total Assets                                   $       431,525              $     408,308
Securities Available for Sale, at fair value            29,381                     48,951
Investment Securities, Held to Maturity, net            20,903                     41,307
Total Net Loans                                        299,613                    264,395
Total Deposits                                         356,698                    337,084
Shareholders' Equity                                    34,316                     30,874


(1)     Numbers in this column are unaudited.

                               THE RARITAN MEETING

Date, Time and Place
--------------------

         This document solicits, on behalf of the Raritan Board, proxies to be voted at a special meeting of Raritan Stockholders and at any adjournments or postponements thereof. The Raritan meeting is scheduled to be held:



              Tuesday, March 30, 1999
              [Time]
              Raritan Valley Country Club
              State Highway 28
              Somerville, New Jersey  08876



Purpose
-------

         At the meeting, Raritan stockholders will consider and vote on:

         *     approval and adoption of the merger agreement

         * any other matters that may properly be brought before the meeting.

Board Recommendation
--------------------

         THE RARITAN BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

Record Date; Required Vote
--------------------------

         The Raritan Board has fixed the close of business on February 12, 1999 as the record date for the Raritan meeting. Only holders of record of Raritan common stock at that time are entitled to get notice of the meeting and to vote at the meeting. On February 12, 1999, there were __________ shares of Raritan common stock outstanding. Each of those shares will be entitled to one vote on each matter properly submitted to the meeting.

         THE MERGER CANNOT BE COMPLETED WITHOUT RARITAN STOCKHOLDER  APPROVAL. A
majority  of  the   outstanding   shares  of  Raritan  common  stock  must  vote
affirmatively in person or by proxy in order to approve the merger agreement.

         The required vote of the Raritan stockholders on the merger agreement is based upon the total number of outstanding shares of Raritan common stock and not upon the number of shares which are actually voted. Thus, if you abstain from voting or if you don't submit a proxy card and don't vote in person at the Raritan meeting, your action will have the same effect as a vote "NO" on the merger agreement. Also, any broker non-vote will have the same effect as a vote "NO" on the merger agreement.

         On February 12, 1999, the directors and executive officers of Raritan as a group beneficially owned _________ shares of Raritan common stock, representing ___% of the issued and outstanding shares. These figures are calculated without counting shares that could be acquired by exercising stock options since the shares underlying those options cannot be voted at the meeting. The Raritan directors have agreed to vote all the shares they beneficially own FOR the merger agreement.

The Raritan non-director executive officers have indicated that they intend to vote all the shares they beneficially own FOR the merger agreement.

         THE MATTERS TO BE CONSIDERED AT THE RARITAN MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF RARITAN. ACCORDINGLY, WE URGE YOU TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS DOCUMENT, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

Voting Rights; Proxies
----------------------

         If you properly execute a proxy card and send it to Raritan in a timely manner, your proxy will be voted in accordance with the instructions you indicate on the proxy card, unless you revoke your proxy prior to the vote. IF YOU SEND US A PROXY CARD THAT DOES NOT INSTRUCT US HOW TO VOTE, YOUR SHARES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

         The Raritan Board is not aware of any matters that will come before the meeting other than the vote on the merger. If any other matters come before the Raritan meeting, the persons named on the enclosed proxy card will have the discretion to vote on those matters using their best judgment, unless you specifically withhold that authorization when you complete your proxy card.

         You may revoke any proxy that you give at any time before it is used to cast your vote. Simply showing up at the Raritan meeting will not automatically revoke your proxy. To revoke a proxy, you must either file a written notice of revocation with the Raritan Corporate Secretary, or deliver a properly executed proxy with a later date to the Raritan Corporate Secretary. The Raritan Corporate Secretary will be in attendance at the Raritan meeting and, prior thereto, can be reached at the following address:

              Helen J. Frangelli
              Corporate Secretary
              Raritan Bancorp Inc.
              454 Route 28
              Bridgewater, New Jersey  08807

         Election inspectors appointed for the meeting will tabulate the votes cast by proxy or in person at the Raritan meeting. The election inspectors will determine whether a quorum is present. The election inspectors will treat abstentions and "broker non-votes" as shares that are present and entitled to vote for purposes of determining a quorum where

       *  proxies are marked as abstentions,

       *  stockholders appear in person but abstain from voting, or

       * a broker indicates on a proxy that it does not have discretionary authority regarding certain shares.

Solicitation of Proxies
-----------------------

         In addition to using the mails, the directors, officers and employees of Raritan may solicit proxies for the Raritan meeting from stockholders in person or by telephone. These directors, officers and employees will not be specifically compensated for their services. Raritan has retained Kissel-Blake, Inc., a proxy-soliciting firm, to assist it in soliciting proxies. Kissel-Blake, Inc. will be paid a fee of $5,500 and will be reimbursed for certain out-of-pocket expenses, estimated to be $2,500. Raritan will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse those parties for their expenses in doing so. Raritan will bear all costs of soliciting proxies for the Raritan meeting.

Quorum
------

         At least a majority of the Raritan common stock issued and outstanding and entitled to be voted at the Raritan meeting must be present in person or by proxy to constitute a quorum.


                               THE UNITED MEETING


Date, Time and Place
--------------------

         This document solicits, on behalf of the United Board, proxies to be voted at a special meeting of United Shareholders and at any adjournments or postponements thereof. The United meeting is scheduled to be held:

              Tuesday, March 30, 1999
              [Time]
              [Street Address]
              [City and State]

Purpose
-------

         At the meeting, United shareholders will consider and vote on:

         *     approval and adoption of the merger agreement

         * any other matters that may properly be brought before the meeting.

Board Recommendation
--------------------

         THE UNITED BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

Record Date; Required Vote
--------------------------

         The United Board has fixed the close of business on February 22, 1999 as the record date for the United meeting. Only holders of record of United common stock at that time will be entitled to receive notice of, and to vote at, the United meeting. On February 22, 1999, there were ________ shares of United common stock outstanding and entitled to vote at the United meeting. Each of those shares will be entitled to one vote on each matter properly submitted to the meeting.

         THE MERGER CANNOT BE COMPLETED WITHOUT UNITED SHAREHOLDER APPROVAL. A majority of the shares of United common stock represented and voting at the United meeting, in person or by proxy, must vote affirmatively in order to approve the merger agreement.

         The required vote of the United shareholders on the merger agreement is different from that for the Raritan stockholders. The required United shareholder vote is based on the number of shares which are actually voted, rather than the total number of outstanding shares of United common stock. Thus, if you abstain from voting or if you don't submit a proxy card and don't vote in person at the United meeting, your action will have no effect. Also, broker non-votes will have no effect.

         On February 22, 1999, the directors and executive officers of United as a group beneficially owned _______ shares of United common stock, representing ___% of the issued and outstanding shares. These figures are calculated without counting shares that could be acquired by exercising stock options since the shares underlying those options can't be voted at the meeting. The United directors and executive officers have indicated that they intend to vote all the shares they beneficially own FOR the merger agreement.

         WE URGE YOU TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS DOCUMENT, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE PROXY IN THE POSTAGE PAID ENVELOPE PROVIDED.

Voting Rights; Proxies
----------------------

         If you properly execute a proxy card and send it to United in a timely manner, your proxy will be voted in accordance with the instructions you indicate on the proxy card, unless you revoke your proxy prior to the vote. IF YOU SEND US A PROXY CARD THAT DOES NOT INSTRUCT US HOW TO VOTE, YOUR SHARES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

         The United Board is not aware of any matters that will come before the meeting other than the vote on the merger. If any other matters come before the United meeting, the persons named on the enclosed proxy card will have the discretion to vote on those matters using their best judgment, unless you specifically withhold that authorization when you complete your proxy card.

         You may revoke any proxy that you give at any time before it is used to cast your vote. Simply showing up at the United meeting will not automatically revoke your proxy. To revoke a proxy, you must either file a written notice of revocation with the United Corporate Secretary, or deliver a properly executed proxy with a later date to the United Corporate Secretary. The United Corporate Secretary will be in attendance at the United meeting and, prior thereto, can be reached at the following address:

              Ralph L. Straw, Jr.
              Corporate Secretary
              United National Bancorp
              1130 Route 22 East
              P.O. Box 6000
              Bridgewater, New Jersey 08807-0010

         Election inspectors appointed for the meeting will tabulate the votes cast by proxy or in person at the United meeting. The election inspectors will determine whether or not a quorum is present. The election inspectors will treat abstentions and "broker non-votes" as shares that are present and entitled to vote for purposes of determining a quorum where

       *  proxies are marked as abstentions,

       *  stockholders appear in person but abstain from voting, or

       * a broker indicates on a proxy that it does not have discretionary authority regarding certain shares.

Solicitation of Proxies
-----------------------

         In addition to using the mails, the directors, officers and employees of United may solicit proxies for the United meeting from shareholders in person or by telephone. These directors, officers and employees will not be specifically compensated for their services. United may retain a proxy-soliciting firm to assist it in soliciting proxies. If so, United would pay the proxy-soliciting firm a fee and reimburse it for certain out-of-pocket expenses. United will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse those parties for their expenses in doing so. United will bear all costs of soliciting proxies for the United meeting.

Quorum
------

         At least a majority of the United common stock issued and outstanding and entitled to be voted at the United meeting must be present in person or by proxy to constitute a quorum.


                               THE PROPOSED MERGER

         We have attached a copy of the merger agreement as Appendix A to this joint proxy statement-prospectus and incorporated it by reference herein. Descriptions of the merger and the merger agreement are qualified in their entirety by reference to the merger agreement.

General Description
-------------------

         The merger agreement provides for the merger of Raritan with and into United with United as the surviving entity. A closing under the merger agreement is to occur on the tenth business day after the day when all material conditions to closing have been met, including receipt of regulatory approvals and the expiration of regulatory waiting periods. However, United and Raritan may agree on a different closing date. The parties currently anticipate closing in March 1999. The merger will become effective at the time specified in certificates of merger which United will file with the New Jersey and Delaware Secretaries of State following the closing. United and Raritan anticipate that the merger will become effective at the close of business on the closing date. Immediately after the merger is effective, United will merge The Raritan Savings Bank with United National Bank, with United National Bank as the surviving entity. The exact closing date and the exact time the merger will become effective are dependent upon satisfaction of numerous conditions, some of which are not under United or Raritan's control.

Consideration; Exchange Ratio; Cash instead of Fractional Shares
----------------------------------------------------------------

         When the merger becomes effective, except as noted below, each outstanding share of Raritan common stock will be converted into the right to receive 1.595 shares of United common stock. The 1.595 exchange ratio takes into account an adjustment made to reflect United's 10% stock dividend paid on November 2, 1998. The exchange ratio is subject to further adjustment to take into account any stock split, stock dividend or similar transaction with respect to United common stock between the date of the merger agreement and the time the merger becomes effective. The exchange ratio is also subject to adjustment as described under "Special Termination Provisions" on pages 48-50. Certain shares of Raritan common stock held by Raritan or by United or its subsidiaries will be cancelled in the merger and will not be converted into United common stock.

         Instead of fractional shares of United common stock, Raritan stockholders will receive, without interest, a cash payment equal to the fractional share interest to which they would otherwise be entitled multiplied by the value of United common stock. For this purpose, United common stock will be valued at the average of its closing prices for the ten consecutive trading days ending with and including the date on which the material conditions to closing the merger have been met. This valuation measure is subject to anti-dilution adjustment in the event of any stock split, stock dividend or similar transaction with respect to United common stock between the date of the merger agreement and the time the merger becomes effective. All shares of United common stock to be issued to a Raritan stockholder will be combined to make as many whole shares as possible before calculating that stockholder's fractional share interest.

         The price of United common stock at the time the merger becomes effective may be higher or lower than the market price

       *  when the merger agreement was signed,

       *  when this proxy statement was mailed,

       *  when the Raritan shareholders meet to vote on the merger, or

       * when Raritan shareholders receive United stock certificates from the exchange agent following the merger.

WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE UNITED COMMON STOCK AND THE RARITAN COMMON STOCK.

Conversion of Raritan Options
-----------------------------

         The merger agreement provides that each outstanding option to purchase Raritan common stock granted under the Raritan stock option plan will be converted at the time the merger becomes effective into an option to purchase United common stock. The terms of the new option will be determined as follows:

         * the right to purchase shares of Raritan common stock pursuant to the old option will be converted in the new option into the right to purchase that same number of shares of United common stock multiplied by the exchange ratio,

         * the option exercise price per share of United common stock will be the previous option exercise price per share of Raritan common stock divided by the exchange ratio, and

         * in all other material respects the new option will be subject to the same terms and conditions as governed the old option on which it was based, including the length of time within which the option may be exercised.

         United has reserved for issuance the number of shares of United common stock necessary to satisfy United's obligations under the converted options. United has agreed to register those shares pursuant to the Securities Act as soon as practicable after the merger becomes effective, but in no event later than 45 days after the merger becomes effective. As of February 22, 1999, there were options outstanding for _______ shares of Raritan common stock which would be converted in the merger as described above.

Background of and Reasons for the Merger
----------------------------------------

         Background of the Merger (United). United's management and Board of Directors regularly considers the possibility of acquiring other financial institutions, as part of United's ongoing strategy of growth through acquisitions in existing and contiguous market areas. Thomas C. Gregor is the Chairman, President and Chief Executive Officer of United, and Arlyn D. Rus is the Chairman, President and Chief Executive Officer of Raritan. Mr. Gregor has known Mr. Rus for a number of years and has from time to time since 1993 discussed with Mr. Rus in general terms United's possible interest in a business combination. In November 1995, Mr. Gregor met with Mr. Rus at the direction of the United Board of Directors to discuss United's interest in taking an investment position in Raritan. Facing no objection from Raritan, United commenced purchasing stock in Raritan in 1996 and, at the time the merger agreement was executed, United held 84,150 shares of Raritan common stock, representing about 3.2% of the outstanding shares.

         Further contacts between the two CEOs did not result in progress on a potential merger until August 1998. On August 12, Mr. Gregor again contacted Mr. Rus to see if there was any interest in moving the merger discussion forward. Mr. Rus indicated that he would discuss the proposition with the Raritan Board. In the meantime, Mr. Gregor consulted with Keefe, Bruyette & Woods, Inc., United's financial advisors, regarding the potential merger. On August 18, Mr. Gregor reported the discussions that he had had with Mr. Rus regarding the potential merger to the United Board. On August 19, Mr. Gregor received a letter from Endicott, Raritan's financial advisor, requesting United's expression of interest regarding a transaction with Raritan. Between August 19 and August 31, Mr. Gregor, in consultation with Keefe, Bruyette, performed an initial analysis of the potential transaction. Pursuant to the request from Endicott, United prepared and then submitted to Endicott on August 31 a written expression of interest in a transaction with Raritan. The expression of interest indicated that United was prepared to consider a transaction with a fixed exchange ratio of 1.45 shares of United common stock for each share of Raritan common stock (1.595 after adjustment for United's subsequent stock dividend.

         On September 15, Mr. Gregor reported to the United Board on the status of United's discussions with Raritan, and indicated that United had been invited by Raritan to make a presentation to Raritan's Board later the same day. That afternoon, United's senior management and outside financial advisors met with the Raritan Board to discuss United's strategic plan and its goals with respect to a possible acquisition of Raritan. Mr. Gregor, Donald Malwitz, Vice President and Treasurer of United, and Warren Gerleit, Executive Vice President and Chief Lending Officer of United National Bank, together with United's financial advisors, made a presentation to the Raritan Board and responded to questions. Also on that date, United directed its outside counsel to begin preparing a draft merger agreement and related documents. Representatives of United performed due diligence at Raritan's offices on September 17 and 18. Representatives of Raritan performed due diligence at United's offices on September 18. Drafts of the merger agreement and related documents were circulated and negotiated as due diligence proceeded.

         On September 21 a meeting was held at Raritan's offices to finalize negotiation of the merger agreement and related documents. The final version of the documents were presented to the United Board of Directors at a meeting on September 22, 1998, at which time Keefe, Bruyette made a presentation to the United Board of Directors concerning the financial aspects of the transaction and its fairness to United shareholders. At its September 22 meeting. the United Board of Directors gave its final approval to the merger. Later that day, United and Raritan jointly issued a public announcement regarding the transaction.

         United's Reasons for the Merger. The United Board believes that the merger and the merger agreement are in the best interests of United. The United Board views the merger with Raritan as part of its ongoing strategy of growth through acquisitions in existing and contiguous market areas. The United Board believes the merged institution will be a more efficient and capable competitor in view of the evolution of the financial services industry. In reaching its determination to approve the merger, factors considered by the United Board included, but were not limited to, the following:

         * Information concerning the business, earnings, operations, financial condition, prospects, capital levels and asset quality of Raritan and United, both individually and as combined;

         *        The terms of the merger agreement and the Option Agreement;

         * The anticipated cost savings and efficiencies available to United as a result of the merger;

         * The financial advice rendered by Keefe, Bruyette in connection with the merger;

         * The results of United's due diligence investigation, including assessments of credit policies;

         * Asset quality, interest rate risk, litigation and adequacy of loan loss reserves; and

         * The expectation that the merger would be tax-free to United and could be treated as a pooling of interests for financial accounting purposes.

         In reaching their determination to approve and recommend the merger, the Board did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have given differing weights to different factors.

         Recommendations of the United Board of Directors

         The United Board believes that the merger is fair to, and in the best interests of, United and its shareholders. The United Board of Directors also believes the merged institution will be a more efficient and capable competitor in view of the evolution of the financial services industry. Accordingly, the Board unanimously approved the merger agreement and merger and recommends that United shareholders vote FOR the approval and adoption of the merger agreement and merger.

THE UNITED BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL SHAREHOLDERS OF UNITED APPROVE THE MERGER AGREEMENT AND THE MERGER.

         Background of the Merger (Raritan). As part of its ongoing strategic planning, the Raritan Board has regularly reviewed the merger and acquisition market as a possible means of providing value to stockholders. Raritan has engaged Endicott Financial Advisors, L.L.C. as its financial advisor since 1996. In the spring and summer of 1998 the Board reviewed with Endicott the continuing consolidation activity taking place in the banking industry nationwide and in particular in the Mid-Atlantic market area. Among other things, the Board discussed the increasing size of competitors and the benefits that increased scales of operation contribute to supporting product innovations and technological improvements. During this period, the Board discussed whether it would be timely and appropriate for the company to contact a select group of possible merger partners to determine whether there was interest at an acceptable pricing level.

         At a special meeting on August 13, Endicott discussed with the Board the reasons why a merger transaction may be an advantageous alternative at the present time and in the current market. Counsel addressed the fiduciary duties of a board of directors in general and in particular in connection with mergers and acquisitions. After extensive discussion, the Board authorized Endicott to
approach a selected group of five companies, including United,   to inquire
as to their interests in an acquisition of Raritan. After all five companies entered into confidentiality agreements with Raritan, certain information was provided to them, and they were asked to respond within a two-week time frame as to their interest and with a preliminary pricing level. At a special Board meeting on September 3, Endicott reported as to the responses received: two companies were not interested; one was interested in Raritan but only if another acquisition could be accomplished at the same time; and two companies, one of which was United, were interested in a stock for stock transaction. Endicott reviewed the profile, historically and on a pro forma basis, of each of the companies that had expressed any interest. After questions and discussion, a Special Board meeting was scheduled for September 8 to decide how and whether to proceed with the expressions of interest.

         On September 8, the Board again reviewed with Endicott and counsel the expressions of interest and determined to pursue merger negotiations with United, based in part on the proposed fixed exchange ratio of 1.45 shares of United common stock for each share of Raritan common stock (1.595 after adjustment for United's subsequent stock dividend), the trading price of the companies that had expressed interest, and the historical and pro forma profile of the companies. The Board directed Raritan management to invite the senior management of United, as well as their financial advisors, to meet with the Board on September 15 for the purpose of discussing United's strategic plan and its goals with respect to a possible acquisition of Raritan. On September 15 Thomas Gregor, Chairman, President and Chief Executive Officer of United, Donald Malwitz, Vice President and Treasurer of United, and Warren Gerleit, Executive Vice President and Chief Lending Officer of United National Bank, together with United's financial advisors, made a presentation to the Raritan Board and responded to questions. Following this presentation, and after the United representatives had departed, the Board further discussed the prospects of a merger with United, and concluded by authorizing management, along with Endicott and legal counsel, to negotiate a merger agreement based on terms discussed by the Board and to conduct a due diligence investigation of United.

         At a special Board meeting on September 20, Raritan's counsel and financial advisor reviewed with the Board

         * the terms of preliminary merger and stock option agreements and the transactions contemplated thereby,

         *        the  potential   financial  and  strategic   benefits  of  the
                  transaction,

         *        the results of due diligence reviews,

         *        financial and valuation analyses of the transactions, and

         * the terms of the proposed transaction agreements, including the exchange ratio.


         Counsel again discussed the fiduciary duties of a board in connection with merger transactions. At a September 21 special meeting, the Board reviewed with counsel and Endicott the revised merger documents. The United proposal contemplated a stock for stock exchange at a fixed exchange ratio of 1.45 shares of United for each share of Raritan. This exchange ratio was subject to adjustment for stock splits and dividends, and was subsequently adjusted to
1.595 to reflect United's 10% stock dividend). Based on a closing sales price per share of United common stock, the exchange ratio equated to a value at that time of approximately $35.

         The Board was also advised that a written proposal had been received from the other company that had earlier indicated an interest in acquiring
Raritan. This proposal contemplated a stock for stock exchange at a floating exchange ratio that was designed to provide $35 of value to each Raritan stockholder. The earlier indication of interest had involved a significantly lower per share consideration. Endicott reviewed the proposal from a financial point of view, and after discussion, the Board determined that the proposed merger with United was a better transaction for stockholders. This conclusion was based on the certainty of the United transaction and its perceived superior value. United's transaction was fully negotiated and the structure, due diligence and legal documentation complete. The financial value of the United stock and the fixed exchange ratio was considered superior to the alternative offer. Endicott rendered its opinion that the exchange ratio for the merger with United was fair to Raritan stockholders from a financial point of view. Finally, the Board was informed that only minor issues remained to be resolved in the documents and that it was likely that definitive agreements would be presented for execution the next morning. The Board determined to meet again in the morning, at which time counsel and Endicott informed them that a definitive merger agreement and related documents had been satisfactorily negotiated. At the September 21 meeting, the Raritan Board of directors unanimously adopted and approved the merger, the merger agreement, the Option Agreement and the transactions contemplated thereby.

         Raritan's Reasons for the Merger. The Raritan Board has determined that the merger and the merger agreement are fair to, and in the best interests of, Raritan and its stockholders. In reaching its determination, the Board consulted with Endicott regarding the financial aspects and fairness of the transaction. In arriving at its determination, the Board also considered a number of factors which indicated that the merger should produce an institution that is well capitalized, and one which will enjoy an enhanced operational and strategic value and that should foster the potential for earnings growth. The factors considered by the Board included, but were not limited to, the following:

         * Information concerning the business, earnings, operations, financial condition, prospects, capital levels and asset quality of Raritan and United, both individually and as combined. The businesses of Raritan and United were considered complementary given the overlap in their geographic markets. Also, United offers many commercial banking products and services that are not offered by Raritan, but which Raritan considers critical to its ability to remain competitive. Raritan further believed that the combined market share and larger capital base of the combined companies would enhance their future business prospects.

         * The financial advice rendered by Endicott that the exchange ratio is fair, from a financial point of view, to Raritan stockholders. In particular, the Board considered the per share merger consideration based on United's market price, and the fixed exchange ratio, which fixed Raritan's percentage ownership of the combined companies and which could provide even greater per share value to Raritan stockholders. The Board also considered Raritan's right to terminate the merger agreement, or have the exchange ratio increase in the event of a decline in United's stock price that exceeded the decline in the stock prices of similarly situated bank holding companies.

         * The terms of the merger agreement, the option agreement and the other documents executed in connection with the merger.

         * The anticipated cost savings and efficiencies available to the combined company as a result of the merger. Raritan anticipated that annual cost savings of up to $4 million could be realized through the merger.

         *        The  current  and   prospective   economic,   competitive  and
                  regulatory   environment  facing  Raritan  in  particular  and
                  financial institutions in general.

         * The fact that the two members of the Board of directors of Raritan would become directors of United.

         * The results of the due diligence investigations of United, including assessments of credit policies, asset quality, interest rate risk, litigation and adequacy of loan loss reserves.

         * The expectation that the merger would be tax free to Raritan stockholders for federal income tax purposes.

         * The nature and compatibility of the management and business philosophies of Raritan and United.

         *        The prospects  for growth and expanded  products and services,
                  and  other  anticipated  impacts  on  depositors,   employees,
                  customers and communities served by Raritan.

         * The pro forma ownership of the combined company by the stockholders of Raritan.

         In reaching their determinations to approve and recommend the merger, the Board did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have given differing weights to different factors.

         Recommendations of the Raritan Board of Directors

         The Raritan Board believes that the merger is fair to, and in the best interests of, Raritan and its stockholders. Accordingly, the Board unanimously
approved  the  merger   agreement  and  merger.

         THE  RARITAN  BOARD  OF  DIRECTORS  UNANIMOUSLY   RECOMMENDS  THAT  ALL
STOCKHOLDERS OF RARITAN APPROVE THE MERGER AGREEMENT AND THE MERGER.

Interests of Certain Persons in the Merger
------------------------------------------

         In considering the recommendation of the Raritan Board regarding the merger, Raritan stockholders should know that certain directors and officers of Raritan have interests in the merger in addition to their interests as stockholders of Raritan. All those additional interests are described below, to the extent they are material and are known to Raritan. The Raritan Board was aware of these interests and considered them, among other matters, in approving the merger agreement:

         Board Membership; Advisory Board. The merger agreement provides that United and United National Bank will each appoint Arlyn D. Rus and another
Raritan designee to its Board of Directors as of the time the merger becomes effective. Raritan has designated, and United has accepted, William T. Kelleher, Jr., as the second designee. Mr. Rus is currently the Chairman, President and Chief Executive Officer of Raritan. The merger agreement also provides that Mr. Rus will serve as Vice Chairman of the Board of United. The merger agreement provides that United National Bank will create an advisory Board of Directors and invite all then directors of Raritan to serve on the advisory board as of the time the merger becomes effective. Advisory board members will receive fees which are expected to total no more than $16,000 per year, per director, less (in the case of Mr. Rus and Mr. Kelleher) any fees they receive for service as directors of United.

         Stock Benefits. When the merger becomes effective each outstanding option granted under Raritan's 1993 Stock Option Plan for Outside Directors, its 1993 Incentive Stock Option Plan or its 1997 Long-Term Incentive Stock Benefit Plan will be converted into an option to purchase United common stock. All outstanding, non-vested options will vest as a result of the merger. See " -- Conversion of Raritan Options" on pages 26 - 27.

         Employment Agreements with Executive Officers. Raritan and The Raritan Savings Bank have employment agreements with Arlyn D. Rus, Chairman, President and Chief Executive Officer, and Thomas F. Tansey, Executive Vice President, Chief Operating Officer and Treasurer. The agreements both provide that in the event of termination of employment upon a change of control of Raritan, the executive is entitled to a severance payment equal to 36 times the highest monthly compensation paid to him plus a "special retirement benefit". The special retirement benefit is an amount intended to compensate the executive for any reduced retirement benefits under the Raritan pension plan. United National Bank and Raritan have agreed that Raritan will pay to Mr. Rus and Mr. Tansey their severance payments and special retirement benefits, estimated to be $1,249,710 and $1,134,041, respectively, in a lump sum at or prior to the time the merger becomes effective. In addition, United National Bank and Raritan have agreed to indemnify the executives for the amount of any excise tax imposed on those payments under Section 280G of the Internal Revenue Code of 1986, which are estimated to total $1.8 million. United National Bank has also agreed to pay for and provide to Mr. Rus and Mr. Tansey health, life, dental and disability insurance coverage substantially identical to the coverage maintained by Raritan until age 65, and thereafter, to provide those benefits with a 50% co-payment by each of the executives.

         Special Termination Agreement. Raritan and The Raritan Savings Bank have a special termination agreement with John J. Lukens, Senior Vice President and Senior Lending Officer, which requires Raritan to pay a cash severance benefit to Mr. Lukens if, following a change in control, (1) the company terminates his employment other than for cause, or (2) if he voluntarily terminates his employment following a demotion, a loss of title, office or significant authority, a reduction in base compensation or a relocation of his principal place of employment by more than 25 miles. It is currently anticipated that Raritan, with United's consent, will pay Mr. Lukens the cash severance payment under the special termination agreement, estimated to be $185,707, at or prior to the time the merger takes effect, and that after the merger takes effect United National Bank will pay for and provide medical, life and disability benefits in accordance with the terms of the agreement.

         Supplemental Executive Retirement Plans. Raritan and The Raritan Savings Bank have established supplemental retirement plans for the benefit of Messrs. Rus, Tansey and Lukens. Under the supplemental retirement plans, Raritan and The Raritan Savings Bank are required to make certain payments to each executive over a period of 15 years. The amounts of these payments are determined based on a percentage of the executive's final salary. Raritan and The Raritan Savings Bank are also obligated under the supplemental retirement plans to fund certain secular trusts established for each of these executives. United National Bank and Raritan have agreed that Raritan will make payments equal to the present value of the cash contributions necessary to fund the secular trusts of Messrs. Rus and Tansey, which payments are estimated to be $746,434 and $378,504, respectively. These payments will be made at or before the time the merger becomes effective. United National Bank and Raritan have agreed that Raritan will make similar payments with respect to Mr. Lukens unless
(1) United National Bank offers a position to him on or before December 15, 1998, and (2) United National Bank and Mr. Lukens mutually agree upon a new agreement. The estimated payment with respect to Mr. Lukens is $241,514.

         Director Deferred Compensation Plan. Raritan and The Raritan Savings Bank have a Director Deferred Compensation Plan pursuant to which its directors have elected to defer payment of certain of their board and committee fees. United National Bank and Raritan have agreed that Raritan will transfer, at or prior to the time the merger becomes effective, liquid assets into a trust to ensure that the plan benefits will be paid without the need to obtain cash withdrawals from the life insurance policies held by the trust.

         Share Ownership. As of February 12, 1999, the directors of Raritan and The Raritan Savings Bank beneficially owned in the aggregate approximately ___% of the issued and outstanding shares of Raritan common stock. In connection with the execution of the merger agreement, the directors of Raritan and The Raritan Savings Bank agreed to vote in favor of the merger agreement. As of February 12, 1999, executive officers of Raritan who are not also directors beneficially owned in the aggregate ___% of the issued and outstanding shares of Raritan common stock.

         Indemnification; Directors and Officers. The merger agreement requires United to indemnify, for a period of six years after the merger takes effect, each director and officer of Raritan and The Raritan Savings Bank to the fullest extent which Raritan and The Raritan Savings Bank would have been permitted under applicable law and its Certificate of Incorporation and By-laws had the merger not occurred. The indemnification is to cover any claims made against that person because he or she served as a director or officer of Raritan or The Raritan Savings Bank, or acted as a director or officer of a third party at the written request of Raritan or The Raritan Savings Bank. The merger agreement also requires United to provide Raritan and The Raritan Savings Bank's officers and directors with directors' and officers' liability insurance for at least six years after the merger takes effect upon terms and conditions substantially similar to Raritan's existing directors' and officers' insurance policy.

Opinion of United's Financial Advisor
-------------------------------------

         United engaged Keefe, Bruyette & Woods, Inc. to act as its exclusive financial advisor in connection with the merger. Keefe, Bruyette agreed to assist United in analyzing, structuring, negotiating and effecting a transaction with Raritan. United selected Keefe, Bruyette because Keefe, Bruyette is a nationally recognized investment-banking firm with substantial experience in transactions similar to the merger and is familiar with United and its business. As part of its investment banking business, Keefe, Bruyette is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

         As part of its engagement, representatives of Keefe, Bruyette attended the meeting of the United Board of Directors held on September 22, 1998 at which the United Board considered and approved the merger agreement. At the September 22, meeting, Keefe, Bruyette rendered an oral opinion that was subsequently confirmed in writing that, as of that date, the exchange ratio was fair to United and its shareholders from a financial point of view. That opinion was reconfirmed in writing as of the date of this proxy statement-prospectus.

         The full text of Keefe, Bruyette's updated written opinion is attached as Appendix D to this proxy statement-prospectus and is incorporated herein by reference. United shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Keefe, Bruyette.

         KEEFE, BRUYETTE'S OPINION IS DIRECTED TO THE UNITED BOARD AND ADDRESSES ONLY THE EXCHANGE RATIO. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION TO PROCEED WITH MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY UNITED SHAREHOLDER AS TO HOW THE SHAREHOLDER SHOULD VOTE AT UNITED'S MEETING WITH RESPECT TO THE MERGER OR ANY MATTER RELATED THERETO.

         In rendering its opinion, Keefe, Bruyette:

         *  reviewed, among other things,

               *  the merger agreement,

               * Annual Reports to stockholders and Annual Reports on Form 10-K of Raritan,

               *  Annual Reports on Form 10-K of United,

               * Certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Raritan,



               *  Quarterly Reports on Form 10-Q of United,

               * Certain internal financial analyses and forecasts for United prepared by Keefe, Bruyette and United management;

               * Consensus "street" earnings per share estimates for United of $1.69 in 1998 and $1.85 in 1999 that were published by the Institutional Brokers Estimate System, known as IBES; and

               * Certain internal financial anaylses and forecasts for Raritan prepared by Raritan and its financial advisors, the underlying assumptions of which were reviewed during due diligence with the management of Raritan;



         * held discussions with members of senior management of Raritan and United regarding

               *  past and current business operations,

               *  regulatory relationships,

               *  financial condition, and



               * budgets, financial analyses, forecasts and future prospects of the respective companies;



         * compared certain financial and stock market information for Raritan and United with similar information for certain other companies with publicly traded securities;

         * reviewed the financial terms of certain recent business combinations in the banking industry; and

         *  performed   other   studies  and  analyses   that  it  considered
            appropriate.


         In conducting its review and arriving at its opinion, Keefe, Bruyette relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available. Keefe, Bruyette did not attempt to verify that information independently. Keefe, Bruyette relied upon the management of United as to the reasonableness and achievability of the financial and operating forecasts and projections, and the assumptions and bases therefor, provided to Keefe, Bruyette. Keefe, Bruyette assumed that those forecasts and projections reflected the best available estimates and judgments of United management and that those forecasts and projections will be realized in the amounts and in the time periods estimated by United management. Keefe, Bruyette also assumed, without independent verification, that the aggregate allowances for loan losses for Raritan and United are adequate to cover those losses. Keefe, Bruyette did not make or obtain any evaluations or appraisals of the property of Raritan or United, and did not examine any individual credit files.



         Raritan and Endicott, its outside financial advisors, provided Keefe, Bruyette with certain projections. These included Raritan's internal 1998 budget and income projections beyond 1998 prepared by Endicott. Raritan's budget showed income per share of $1.65 in 1998 and Endicott's projections showed income per share of $1.81 in 1999, $2.01 in 2000, $2.24 in 2001, $2.49 in 2002, $2.77 in
2003 and $3.05 in 2004. Keefe, Bruyette and certain representatives of United reviewed with members of Raritan management the budgets, forecasts and related underlying assumptions used by Raritan management. After those initial due diligence discussions, Keefe, Bruyette prepared revised earnings estimates for Raritan on a stand-alone basis of $1.58 in 1998, $1.65 in 1999, $1.78 in 2000, $1.92 in 2001, $2.08 in 2002 and $2.24 in 2003. Prior to finalizing these revised estimates, Keefe, Bruyette and members of the management of United discussed the basis for those revisions with members of the management of Raritan. Keefe, Bruyette used its revised estimates and underlying assumptions in preparing its analyses and related opinion for the United Board.

         The projections furnished to Keefe, Bruyette and used by it in certain of its analyses were prepared by the senior management of United and Raritan. United and Raritan do not publicly disclose internal management projections of the type provided to Keefe, Bruyette in connection with its review of the merger. As a result, those projections and the revisions to those projections made by Keefe, Bruyette were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.



         The following is a summary of the material analyses presented by Keefe, Bruyette to the United Board on September 22, 1998 in connection with its September 22 opinion:

         Transaction   Summary.    Keefe,   Bruyette   calculated   the   merger
consideration to be paid pursuant to the exchange ratio as a multiple of Raritan's book value, 1998 and 1999 earnings. This computation assumed the Keefe, Bruyette estimates of Raritan's earnings per share of $1.57 in 1998 and $1.65 in 1999, and an exchange ratio of 1.45 (prior to adjustment for United's 10% stock dividend). Based on those assumptions, this analysis indicated that Raritan stockholders would receive shares of United common stock worth $38.40 for each share of Raritan common stock held, and that this amount would represent a multiple of 3.06 times book value per share, and 23.3 times estimated 1999 earnings per share.

         Pro Forma Merger Analysis. Keefe, Bruyette performed pro forma merger analyses that combined projected income statement and balance sheet information for both United and Raritan. Keefe, Bruyette discussed these projections with the management of United and Raritan. Keefe, Bruyette used certain assumptions regarding the accounting treatment, acquisition adjustments, cost savings, revenue enhancements, stock option treatment and other factors to calculate the financial impact that the acquisition would have on certain projected financial results of United. This analysis indicated that the merger is expected to decrease United's book value per share and be accretive to United's projected 1999 earnings per share. This analysis was based on the Keefe, Bruyette Research Department's estimates of United's 1999 earnings per share and on certain management estimates of expected cost savings, revenue enhancements and non-recurring charges to be incurred by United in connection with the merger. The actual results achieved by the combined company will vary from the projected results and the variations may be material.

         Internal Rate of Return Analysis. Keefe, Bruyette performed an internal rate of return analysis to determine a range of returns on United's initial equity investment in Raritan. The cash flows from the equity investment were determined by adding the value of the estimated future earnings that Raritan could generate in the four year period from 1999 to 2002, and the effect of estimated after-tax cost savings. The assumptions, which formed the basis of this analysis, included earnings of $4.2 million in 1999 and $4.5 million in 2000, and an 8.00% earnings per share growth rate in 2001 and 2002 for Raritan on a stand-alone basis. The terminal values applied to the cash flows at the end of 2002 were determined by applying a range of projected price-to earnings multiples (14x to 26x) to projected net income for Raritan for the year 2002. Keefe, Bruyette presented a table showing the foregoing analysis with a range in size of the initial equity investment and range of terminal cash flow multiples from 14x to 26x; this resulted in annual returns from 13.5% to 29.8% for the merger.




            Summary of Internal Rate of Return Analysis
 ------------------------------------- -----------------------------------
  Terminal Multiple                              Internal Rate of Return
 ------------------------------------- -----------------------------------
        14.0x                                             13.5%

        16.0x                                             16.8%

        18.0x                                             19.8%

        20.0x                                             22.5%

        22.0x                                             25.1%

        24.0x                                             27.6%

        26.0x                                             29.8%


         Selected  Transaction   Analysis.   Keefe,  Bruyette  reviewed  certain
financial data related to a set of comparable New Jersey bank and thrift holding company acquisitions since January 1, 1998.

         Keefe, Bruyette compared multiples of price to various factors for the United-Raritan merger to the same multiples for the comparable group's mergers at the time those mergers were announced. The results were as follows:



                           Multiple of Price to Factor
                           ---------------------------

      Factor Considered                       Comparable Group Average       United-Raritan Merger
      -----------------                       ------------------------       ---------------------
Future 12 Months Earnings                                26.3x                        24.4x

Trailing 12 Months Earnings                              31.8x                        24.9x

Stated Book Value                                        2.57x                        3.06x

Estimated Tangible Book Value                            2.60x                        3.10x

Tangible Book Premium To Core Deposits Value
                                                         19.4x                        19.8x


         Keefe, Bruyette repeated this analysis using current acquiror stock prices. The results were as follows:



                           Multiple of Price to Factor
                           ---------------------------

     Factor Considered                       Comparable Group Average    United-Raritan Merger
     -----------------                       ------------------------    ---------------------
Future 12 Months Earnings                                22.8x                        24.4x


Trailing 12 Months Earnings                              26.8x                        24.9x


Stated Book Value                                        2.23x                         3.06x


Estimated Tangible Book Value                            2.25x                         3.10x


Tangible Book Premium To Core Deposits Value
                                                         17.0x                        19.8x



         No company or transaction used as a comparison in the above analysis is identical to Raritan, United or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

         Selected Peer Group Analysis. Keefe, Bruyette compared the financial performance and market performance of Raritan to those of a group of comparable holding companies. The comparisons were based on:


         *  various financial measures:

               *  earnings performance

               *  operating efficiency

               *  capital adequacy

               *  asset quality

                  and

         *  various measures of market performance including:

               *  market/book values

               *  price to earnings

               *  dividend yields

To perform this analysis, Keefe, Bruyette used the financial information as of and for the quarter ended June 30, 1998 and market price information as of September 21, 1998. The companies in the peer group were New Jersey banks that had total assets ranging from $650 million to $32 billion.

         Keefe, Bruyette's analysis showed the following concerning Raritan's financial performance:



     Performance Measure                                 Raritan          Peer Group
     -------------------                                 -------          ----------
Return on Equity, annualized                              12.86%             15.55%

Return on Assets, annualized                               0.97%              1.17%

Net Interest Margin, annualized                            3.29%              4.30%

Efficiency Ratio, annualized                              57.48%             56.35%

Equity to Assets                                           7.33%              7.38%

Non-Performing Assets to Total Loans and Other Real
Estate Owned                                               0.61%              1.03%

Loan Loss Reserve to Nonperforming Loans
                                                           187%               309%



         Keefe, Bruyette's analysis showed the following concerning Raritan's market performance:



     Performance Measure                                 Raritan          Peer Group
     -------------------                                 -------          ----------
Price to Earnings Multiple, based on 1998 estimated       20.89x             14.76x
earnings

Price to Book Multiples                                    2.46x              2.30x

Dividend Yield                                             1.82%              2.43%




For purposes of the above calculations, all earnings estimates are based upon the Keefe, Bruyette estimates for Raritan.

         Contribution Analysis. Keefe, Bruyette analyzed the relative contribution of each of United and Raritan to certain pro forma balance sheet and income statement items of the combined entity. The contribution analysis showed:

         Raritan Contribution To:
                  Combined Common Equity             20.7%
                  Combined Estimated Net Income
                     with Cost Savings               27.8%
                  Combined Total Assets              23.0%
         Raritan Estimated Pro Forma Ownership       25.8%

Keefe, Bruyette compared the relative contribution of the balance sheet and income statement items with the estimated pro forma ownership for Raritan stockholders based on an exchange ratio of 1.45, prior to adjustment for United's 10% stock dividend.

         Other Analyses. Keefe, Bruyette reviewed the relative financial and market performance of United and Raritan to a variety of relevant industry peer groups and indices. Keefe, Bruyette also reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for Raritan.

         In connection with its opinion dated as of the date of this proxy statement-prospectus, Keefe, Bruyette performed procedures to update, as necessary, certain of the analyses described above. Keefe, Bruyette reviewed the assumptions on which the analyses described above were based and the factors considered in connection therewith. Keefe, Bruyette did not perform any analyses in addition to those described above in updating its September 22, 1998 opinion.

         The United Board has retained Keefe, Bruyette as an independent contractor to act as financial adviser to United regarding the merger. As part of its investment banking business, Keefe, Bruyette is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, Keefe, Bruyette has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, Keefe, Bruyette may, from time to time, purchase securities from, and sell securities to, United and Raritan. As a market maker in securities Keefe, Bruyette may from time to time have a long or short position in, and buy or sell, debt or equity securities of United and Raritan for Keefe, Bruyette's own account and for the accounts of its customers.

         United and Keefe, Bruyette have entered into an agreement relating to the services to be provided by Keefe, Bruyette in connection with the merger. United has agreed to pay Keefe, Bruyette a cash fee of $400,000 at the
consummation  of  the  merger.   Pursuant  to  the  Keefe,  Bruyette  engagement
agreement,  United also  agreed to  reimburse  Keefe,  Bruyette  for  reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify Keefe, Bruyette against certain liabilities, including liabilities under the federal securities laws.

         In deciding to approve the merger, Raritan's Board considered the oral opinion rendered by its financial advisor Endicott, on September 20, 1998 that the exchange ratio was fair, from a financial point of view, to the shareholders of Raritan as of that date. Endicott's September 20, 1998 opinion was updated and rendered in written form as of February __, 1999, and is attached as Appendix C to this joint proxy statement-prospectus. We encourage you to read Appendix C.

         Endicott will review and possibly revise its fairness opinion in the event that Raritan's termination right based on a decline in United's stock price is triggered. See the discussion under "Special Termination Provisions" on pages 48 - 50.

Opinion of Raritan's Financial Advisor

         Since April 1996, Endicott has formally acted as financial advisor to Raritan on a contractual basis. Endicott was retained to provide general financial advisory services and also to specifically advise Raritan in connection with its strategic planning and merger and acquisition activities.

         The investment banking business of Endicott includes valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. The Raritan Board chose Endicott because of its expertise, experience and familiarity with the financial institutions industry.

         In connection with its acting as financial advisor to Raritan, at the September 20, 1998 meeting at which the Raritan Board approved the merger agreement, Endicott delivered its oral opinion to the Raritan Board, that, as of that date, the exchange ratio was fair, from a financial point of view, to the holders of shares of Raritan common stock. Endicott has delivered to Raritan a written opinion dated the date of this joint proxy statement-prospectus that, as of the date of the opinion, the exchange ratio is fair from a financial point of view, to the holders of Raritan's common stock. We have attached the full text of that opinion as Appendix C to this document and incorporated it herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to Appendix C. Holders of Raritan common stock are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications on the review undertaken by Endicott in connection herewith. The opinion is directed only to the exchange ratio and does not constitute a recommendation to any stockholder of Raritan as to how the stockholder should vote at the Raritan meeting.

         The Raritan Board did not impose any limitations on Endicott with respect to the investigation made or procedures followed by Endicott in rendering its fairness opinion. In connection with rendering its fairness opinion to the Raritan Board, Endicott performed a variety of financial analyses. The following is a summary of the material financial analyses performed by Endicott. Endicott believes that its analyses must be considered as a whole and that selecting portions of the analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying the fairness opinion of Endicott. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. In its analyses, Endicott made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of Raritan and United. Any estimates contained in Endicott's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may be sold.

         The following is a summary of selected analyses prepared by Endicott and presented to the Raritan Board in connection with Endicott's September 20, 1998 opinion and analyzed by Endicott in connection with that opinion and the updated opinion delivered in connection with this proxy statement. In preparing its updated opinion, Endicott updated certain analyses described below to reflect certain market conditions and events occurring since the date of its September 20 opinion. These reviews and updates led Endicott to conclude that it was not necessary to change the conclusions it had reached in connection with rendering its September 20 opinion.


Analysis of Publicly Traded Companies

         In preparing its presentation, Endicott used publicly available information to compare selected financial and market information, including book value, tangible book value, earnings, asset quality ratios, loan loss reserve levels, profitability and capital adequacy for United and other publicly traded regional commercial banks located in the Mid-Atlantic United States. This peer group consisted of institutions ranging in assets from $1 billion to $2 billion. Endicott used similar data for nationwide high-performing commercial banks in the same asset size range that had a return on equity for the last fiscal quarter of greater than 15% and a price-to-tangible book value greater than 200%. Endicott reviewed the historical financial information for United and the median value for each group since December 1993. Endicott calculated a range of imputed stock market valuation of United common stock based on the valuation multiples of the selected peer groups at December 31, 1997, June 30, 1998, and September 15, 1998. The ranges obtained were as follows:

            *  December 31, 1997            $29.24 to $36.78
            *  June 30, 1998                $30.98 to $40.05
            *  September 15, 1998           $25.58 to $32.82

         Separately, Endicott performed a similar analysis for Raritan and comparable publicly traded companies. The peers consisted of a group of savings institutions located in the Mid-Atlantic States with assets ranging between $200 million and $600 million and nationwide high performing savings institutions within the same asset size range with return on equity greater than 12.5% and price-to-tangible book value greater than 150%. Endicott calculated a range of imputed stock market valuation of Raritan common stock based on the valuation multiples of the selected peer groups at December 31, 1997, June 30, 1998, and September 15, 1998. The ranges obtained were as follows:

            *  December 31, 1997            $18.23 to $30.30
            *  June 30, 1998                $19.54 to $29.68
            *  September 15, 1998           $15.62 to $23.40

Analyses of Selected Merger Transactions

         Endicott reviewed merger and acquisition transactions announced since January 1, 1990 involving public savings institutions as acquirees and having a transaction value over $15 million. Among those reviewed were:


       * "1998 Nationwide Transactions," which are transactions announced between January 1, 1998 and September 9, 1998, and

       * "1998 Regional Transactions," which are transactions involving savings institutions located in the Mid-Atlantic States announced between January 1, 1998 and September 8, 1998.

         Endicott reviewed the price to last twelve months earnings, price to book value, price to tangible book value, price to deposits, price to assets,
and deposit premium paid in each   transaction and computed high, low, mean,
and median ratios and premiums for the respective group of transactions. Endicott's computations yielded the following median multiples for the 1998 Nationwide Transactions and the 1998 Regional Transactions, respectively, as compared with the following indicated multiples for the merger:


                                          Median 1998 Nationwide    Median 1998 Regional   United Raritan Merger
                                          ----------------------    --------------------   ---------------------
Price to Last Twelve Months Earnings
                                                  26.12x                   26.72x                  24.36x

Price to Book Value                              220.18%                   205.1%                  285.0%

Price to Tangible Book Value                      222.0%                   205.1%                  288.4%

Core Deposit Premiums                              21.6%                    21.3%                   20.0%


Based upon the median multiples for 1998 Nationwide Transactions, Endicott derived an imputed range of values per share of Raritan common stock of $27.19 to $43.02. Based upon the median multiples for 1998 Nationwide Transactions, Endicott derived an imputed range of values per share of Raritan common stock of $27.52 to $43.02.

         No company or transaction, used in this analysis is identical to Raritan, United or the merger. Accordingly, an analysis of the result of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that would affect the public trading values of the companies or company to which they are being compared.

         In addition to the analysis of selected merger transactions, Endicott reviewed the stock market performance of the most active acquirers of banks in the country. Endicott considered the impact that the recent drop in the value of the stocks of such acquiring companies would have on merger and acquisition pricing in the near future.

Discounted Earnings, Dividend Stream and Terminal Value Analysis

         Using a discount earnings, dividend stream, and terminal value analysis, Endicott estimated the future stream of earnings flows that Raritan could be expected to produce through 2004 under various growth assumptions. To approximate the terminal value of Raritan common stock at the end of the period, Endicott applied price to earnings multiples of between 10.0x and 22.0x and price to tangible book value multiples of between 100% and 300%. The net income streams and terminal values were then discounted to present values using different discount rates chosen to reflect different assumptions regarding the required rates of return holders of prospective buyers of Raritan common stock would expect. This analysis assumed that Raritan continued its current cash dividend policy and indicated a reference range of between $15.27 and $43.41 per share. When a 10.0% discount rate was applied to expected merger market multiples, the analysis indicated a reference range of $29.09 to $37.84 per share.

Pro Forma Merger Analysis



         Endicott performed pro forma merger analyses that combined Raritan's and United's current and projected incomes and balance sheets based on earnings forecasts of Raritan and United that were prepared by Endicott and Raritan management. The earnings forecasts for United were generally consistent with the consensus "street" earnings per share estimated for United that were published by the Institutional Brokers Estimate System, known as IBES, which estimated earnings per share for United of $1.69 in 1998 and $1.85 in 1999. Assumptions and analyses of the accounting treatment, acquisitions adjustments, operating efficiencies and other adjustments were made to arrive at a base case pro forma analysis to determine the effect of the transaction on both Raritan and United. Endicott noted that, based on a $36.25 per share price for each share of Raritan common stock, the impact of the merger on United's earnings per share did not appear to be material while there was an initial 10% dilution to United's tangible book value per share based on such forecasts.



         In connection with rendering its September 20, 1998 opinion and its updated opinion attached as Appendix C, Endicott reviewed and considered, among other things:

         *  the merger agreement;

         * audited consolidated financial statements and management's discussion and analysis of financial condition and results of operations for Raritan for the three fiscal years ending December 31, 1995, December 31, 1996, December 31, 1997 and the unaudited consolidated financial statements of Raritan for the periods ending March 31, 1998, June 30, 1998 and September 30, 1998;

         * audited consolidated financial statements and management's discussion and analysis of financial condition and results of operations for United for the three fiscal years ended December 31, 1995, December 31, 1996, and December 31, 1997 and the unaudited consolidated financial statements of United for the periods ending March 31, 1998, June 30, 1998 and September 30, 1998;

         * financial analyses and forecasts for United and Raritan prepared by Endicott and Raritan management, the underlying assumptions of which were reviewed during due diligence with the managements of Raritan and United;

         * the views of senior management of Raritan and United of their respective past and current business operations, results thereof, financial condition and future prospects;

         * certain reported price and trading activity for Raritan common stock and United common stock, including a comparison of certain financial and stock market information for Raritan and United with similar information for certain other companies the securities of which are publicly traded;

         * the financial terms of recent business combinations in the banking industry;

         *  the pro forma impact of the transaction on United;

         * the current market environment generally and the banking environment in particular; and

         *  such   other   information,    financial   studies,   analyses   and
            investigations and financial, economic and market criteria which Endicott considered relevant.


         Raritan retained Endicott to act as independent financial advisor, to render general advisory services and also to specifically advise Raritan in connection with its strategic planning and merger and acquisition activities. Pursuant to its agreement with Endicott, Raritan paid Endicott a fee for rendering its fairness opinion relating to the merger at the September 20, 1998 meeting of the Raritan Board. In addition, Raritan will pay Endicott a transaction fee equal to 1.0 % of the aggregate value of the consideration to be paid by United in the merger. Approximately 25% of the transaction fee was paid on the signing of the merger agreement and the remaining portion is payable at the closing of the merger. Raritan expects to pay Endicott a total transaction fee of approximately $1 million for its services in connection with the merger.

         Raritan  has also  agreed  to  reimburse  Endicott  for its  reasonable out-of-pocket expense in connection with its engagement and to indemnify Endicott and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under securities laws. Raritan paid Endicott a quarterly retainer of $7,500 during the two years before the merger agreement was signed.


Resale Considerations Regarding United Common Stock
---------------------------------------------------

         The shares of United common stock that will be issued if the merger is consummated have been registered under the Securities Act of 1933. These registered shares will be freely transferable, except for shares received by persons, including directors and executive officers of Raritan, who may be deemed to be "affiliates" of Raritan under Rule 145 promulgated under the Securities Act. An "affiliate" of an issuer is defined generally as a person who "controls" the issuer. Directors, executive officers and 10% shareholders may be deemed to control the issuer. Affiliates may not sell their shares of United common stock acquired pursuant to the merger, except pursuant to an effective registration statement under the Securities Act covering the United common stock or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act.

         Persons who may be deemed "affiliates" of Raritan have delivered letters to United in which they have agreed to certain restrictions on their ability to transfer, whether by sale or otherwise, any Raritan common stock owned by them and any United common stock acquired by them in the merger. United required these restrictions in order to comply with the accounting rules governing a pooling of interests, and to comply with Rule 145 under the Securities Act. The persons who may be deemed affiliates have agreed not to transfer the shares during a period which begins 30 days before the merger is completed and ends when United publishes financial results covering at least 30 days of post-merger combined operations of United and Raritan. Those persons have also agreed not to transfer their shares prior to that restricted period without giving United advance notice and an opportunity to object if the transfer would interfere with pooling of interests accounting for the merger.

Those persons have also agreed to refrain from transferring United common stock acquired by them in the merger, except in compliance with certain restrictions imposed by Rule 145. Certificates representing the shares of United common stock acquired by these persons in the merger will bear a legend reflecting that the shares are restricted in accordance with the letter signed by them and may not be transferred except in compliance with such restrictions.

         Persons who may be deemed "affiliates" of United have also delivered letters to United in which they have agreed not to transfer United common stock beneficially owned by them in violation of the pooling of interests restrictions set forth above with respect to Raritan.

Conditions to the Merger
------------------------

         The obligation of each party to consummate the merger is subject to satisfaction or waiver of certain conditions, including:

         * approval of the merger agreement by the shareholders of Raritan and United;

         *  receipt of all necessary consents, approvals and authorizations from
            federal  and  state  government   authorities

         * absence of any litigation that would restrain or prohibit the consummation of the merger;

         * receipt of a letter from United's independent accountants regarding qualification of the merger for pooling of interests accounting treatment; and

         * receipt of an opinion of Pitney, Hardin, Kipp & Szuch regarding the tax-free nature of the merger. If this condition is waived, i.e.. if the merger is not necessarily tax-free but United and Raritan wish to consummate it anyway, Raritan will resolicit its shareholders' vote on the merger.

         The obligation of United to consummate the merger is also conditioned on, among other things:

         * continued accuracy of the representations and warranties of Raritan contained in the merger agreement (subject to a materiality "out"); and

         * performance by Raritan, in all material respects, of its obligations under the merger agreement.

         The obligation of Raritan to consummate the merger is also conditioned on, among other things:

         * continued accuracy of the representations and warranties of United contained in the merger agreement (subject to a materiality "out");

         * performance by United, in all material respects, of its obligations under the merger agreement;

         * receipt by Raritan of the fairness opinion letter of Endicott attached as Appendix C to this proxy statement-prospectus; and

         * the appointment of Messrs. Rus and Kelleher as directors of United and United National Bank.

Conduct of Business Pending the Merger
--------------------------------------

         The merger agreement requires Raritan to conduct its business until the merger takes effect only in the ordinary course of business and consistent with prudent banking practices, except as permitted under the merger agreement or with the written consent of United. Under the merger agreement, Raritan has agreed not to take certain actions without the prior written consent of United or unless permitted by the merger agreement, including, among other things, the following:

         * change any provision of its charter, bylaws or similar governing documents;

         * issue new stock, grant an option, or declare, set aside or pay any dividend other than Raritan's regular quarterly cash dividends up to $0.15 per share;

         *  grant anyone  severance or termination  pay   or enter  into or
            amend any employment agreement;

         * adopt any new employee benefit plan, or award any increase in compensation or benefits;

         * file any applications or make any contracts regarding branching or site location or relocation;

         * agree to acquire any business or entity (other than to foreclose on collateral for a defaulted loan);

         * make any material change in its accounting methods or practices not required by generally accepted accounting principles; and

         * take any action that would cause any of its representations or warranties in the merger agreement to be materially untrue or incorrect at the time the merger becomes effective.

         Under the merger agreement, Raritan cannot encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group, other than United, concerning any (1) merger, (2) sale of stock, (3) sale of substantial assets or liabilities outside the ordinary course of business or (4) similar transactions. However, Raritan may enter into discussions or negotiations or provide any information in connection with an unsolicited possible transaction of this sort if the Raritan Board, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that it should take such actions. Raritan has agreed to promptly communicate to United the terms of any proposal it may receive with respect to any such acquisition transaction. This restriction, along with the option described in the following section, may deter other potential acquirors of Raritan.


Stock Option to United for Raritan Shares
-----------------------------------------

         As a condition to United entering into the merger agreement, United required that Raritan grant United a stock option that was designed to deter other companies from attempting to acquire control of Raritan. The option gives United the right to purchase for $26.00 per share up to 470,000 shares of Raritan common stock, representing 19.9% of the outstanding Raritan shares on the date the option was granted. The option is exercisable only if certain specific triggering events occur and the merger does not occur. United has no right to vote the shares covered by the option prior to its exercise.

         United could recognize a gain if it exercises the option and resells the shares it acquires for more than the exercise price. The option may deter other potential acquirors of Raritan, since it would probably increase the cost of acquiring all the shares of Raritan common stock. United's exercise of the option could also make pooling-of-interests accounting treatment unavailable to another potential acquiror. The agreement granting the option is set forth as Appendix B to this document.

Representations, Warranties and Covenants
-----------------------------------------

         The merger agreement contains customary mutual representations and warranties, as well as covenants, relating to, among other things:

         *  corporate organization and similar corporate matters;

         *  authorization, execution and enforceability of the merger agreement;

         * the accuracy of information contained in each party's filings with the SEC;

         * the accuracy of information supplied by each party in creating this document;

         *  compliance with applicable laws;

         *  the absence of material litigation;

         *  certain bank regulatory matters;

         * the absence of certain material changes or events since June 30, 1998;

         *  the adequacy of loan loss reserves; and

         * each party's preparations to have its data processing systems be Year 2000 compliant.

Regulatory Approvals
--------------------

         Consummation of the United-Raritan merger and the merger of The Raritan Savings Bank into United National Bank requires the approval of the Office of the Comptroller of the Currency. OCC approval was granted on January 8, 1999. OCC approval does not constitute an endorsement of the merger or a determination by the OCC that the terms of the merger are fair to the shareholders of Raritan or United. United received a letter from the Federal Reserve Bank of New York dated December 9, 1998 confirming that the merger does not require the filing of a formal application with the Federal Reserve Board.

Management and Operations After the Merger
------------------------------------------

         As a result of the merger, Raritan will be merged with and into United, with United as the surviving entity. Immediately following the merger, The Raritan Savings Bank will be merged with and into United National Bank, with United National Bank as the surviving entity. United National Bank will continue to operate as a wholly-owned subsidiary of United.

         At the time the merger becomes effective, each of Arlyn D. Rus, currently age 58, and William T. Kelleher, Jr., currently age 47, will become a director of both United and United National Bank. Mr. Rus is currently Chairman, President and Chief Executive Officer of both Raritan and The Raritan Savings Bank. Mr. Rus also presently serves as a member of the Board of Directors of the New Jersey League Savings and Community Bankers, and as a Director of Somerset Health Care Corporation. Mr. Kelleher is currently a director of Raritan. Mr. Kelleher has served as a Director of Raritan since 1987 and of The Raritan Savings Bank since 1983. Mr. Kelleher is a partner in the law firm of Kelleher and Moore, and has served as a municipal court judge in the Borough of Somerville, New Jersey since 1983 and in the Township of Branchburg since 1990.

Exchange of Certificates
------------------------

         When the merger takes effect, no one will any longer have any rights as a Raritan stockholder. Certificates that represented shares of Raritan common stock automatically will represent the shares of United common stock into which the merger converts those shares of Raritan common stock.

         Promptly after the merger takes effect, United will have its exchange agent send written instructions and a letter of transmittal to each holder of Raritan common stock, indicating how to exchange Raritan stock certificates for the United stock certificates. RARITAN STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE INSTRUCTIONS FROM THE EXCHANGE AGENT.

         Each share of United common stock issued in exchange for Raritan common stock will be deemed to have been issued at the time the merger becomes effective. Thus, Raritan stockholders who receive United common stock in the merger will be entitled to receive any dividend or other distribution which may be payable to holders of record of United common stock as of any date on or after the time the merger becomes effective. However, no dividend or other distribution will actually be paid with respect to any shares of United common stock until the certificates formerly representing shares of Raritan common stock have been surrendered, at which time any accrued dividends and other distributions on such shares of United common stock will be paid without interest. See "Consideration; Exchange Ratio; Cash instead of Fractional Shares" on page 26.

         Raritan stockholders, promptly after they surrender their Raritan stock certificates to the exchange agent, will receive a certificate representing the full number of shares of United common stock into which their shares of Raritan common stock have been converted. At the time the new stock certificate is issued, a check for the amount of the fractional share interest, if any, will also be issued to each former Raritan stockholder.

Amendments
----------

         United and Raritan may amend the merger agreement by mutual written consent at any time prior to the time of the merger. However, Delaware law would require Raritan to get approval from its stockholders of certain types of amendments, such as an amendment that would decrease the exchange ratio.

Termination
-----------

         Raritan and United may terminate the merger agreement at any time by mutual consent.

         Either Raritan or United may terminate the merger agreement for certain reasons, including the following:

         *  the merger has not been completed by June 30, 1999;

         * the Raritan or United shareholders fail to approve the merger agreement at their meetings; or

         * a regulatory approval needed to complete the merger has been denied or withdrawn.

         United may terminate the merger agreement if:

         * there has been a material adverse change in Raritan's business, operations, assets or financial condition since the date of the merger agreement;

         *  Raritan materially breaches the merger agreement; or

         * a regulatory approval needed to complete the merger is given with conditions which materially impair the value of Raritan to United.

         Raritan may terminate the merger agreement if:

         * there has been a material adverse change in United's business, operations, assets or financial condition since the date of the merger agreement; or

         *  United materially breaches the merger agreement.

         Upon a termination of the merger agreement, the merger and other transactions contemplated by the merger agreement will be abandoned without further action by any party and each party will bear its own expenses.

Special Termination Provisions
------------------------------

         The merger agreement also contains provisions designed to let the Raritan Board terminate the agreement upon a "Termination Event," which is when both of the following occurs

* the price of United common stock falls by more than 15% from its level on September 21, 1998, which was $23.807 after adjusting for United's 10% stock dividend paid on November 2, 1998,

                                       and

* the percentage drop in the price of United common stock is at least 10% more than the percentage drop in an index of 20 comparable bank stocks. For example, if the bank stock index falls by 8%, United common stock would have to fall by more than 18% for the second test to be met.

         These particular termination provisions are also designed to let United override the termination by increasing the exchange ratio to a level that would give Raritan stockholders consideration with the minimum value they could have received without triggering the termination provisions.

         It is not possible to know whether a Termination Event will occur before the Raritan stockholders vote at the Raritan meeting. WE CANNOT ASSURE YOU EITHER THAT THE RARITAN BOARD WOULD EXERCISE ITS RIGHT TO TERMINATE THE MERGER AGREEMENT IF A TERMINATION EVENT OCCURS, OR THAT UNITED WOULD INCREASE THE EXCHANGE RATIO TO OVERRIDE ANY SUCH TERMINATION BY RARITAN.

         The Raritan Board has not determined if it would exercise its right to terminate the merger agreement upon a Termination Event. Similarly, the United Board has not determined if it would increase the exchange ratio to override any termination by Raritan upon a Termination Event. In making these determinations, each board would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at the time and would consult with its financial advisors and legal counsel. By approving the merger agreement, the stockholders of Raritan will give the Raritan Board the power, consistent with its fiduciary duties, to complete the merger following a Termination Event without any further action by, or resolicitation of, the Raritan stockholders. By approving the merger agreement, the stockholders of United will give the United Board the power, consistent with its fiduciary duties, to increase the exchange ratio and complete the merger following a Termination Event and a Raritan termination without any further action by, or resolicitation of, the United stockholders.

         The working of these special termination provisions can be explained using the following definitions:

         "Determination Date"-- the first day that all material conditions to closing the merger have been met.

         "Determination Price" -- the average of the closing prices for United common stock for the ten trading days ending with the Determination Date.

         "United Average Starting Date Price" -- the average of high and low sale price of United common stock on September 21, 1998 (i.e., $26.188), adjusted to reflect any stock split, stock dividend or similar event affecting United common stock through the closing of the merger. Following United's 10% stock dividend in November 1998, the United Average Starting Date Price was adjusted to $23.807.

         "United Floor Price" -- 85% of the United Average Starting Date Price.

         "United Ratio" -- the number obtained by dividing the Determination Price by the United Average Starting Date Price.

         "Index Price" -- the number obtained using the index of 20 financial institutions set forth on Exhibit B to the merger agreement.

         "Index Ratio" -- the number obtained by dividing the Index Price on the Determination Date by the Index Price on September 21, 1998, and then subtracting 0.10.

         Using these definitions, there is a "Termination Event" only if both of the following are true:

         *  The Determination Price is less than the United Floor Price

                                       and

         *  The United Ratio is less than the Index Ratio.


         Under the merger agreement, Raritan has three business days following the Determination Date to exercise its termination rights based on a Termination Event. United then has two business days to override the termination, if it so chooses, by increasing the exchange ratio so that it equals the lesser of the following two amounts:

         (1) a number (rounded to four decimals) equal to a fraction in which the numerator is the United Floor Price multiplied by the exchange ratio then in effect and the denominator is the Determination Price, and

         (2) a number (rounded to four decimals) equal to a fraction in which the numerator is the Index Ratio multiplied by the exchange ratio then in effect and the denominator is the United Ratio.

Accounting Treatment of the Merger
----------------------------------

         United expects to account for the merger under the pooling of interests method of accounting in accordance with generally accepted accounting principles. Each party's obligation to consummate the merger is conditioned upon United's receiving a letter from its independent public accountants that the merger qualifies for such accounting treatment. Under pooling of interests accounting treatment, as of the time the merger becomes effective the assets and liabilities of Raritan would be added to those of United at their recorded book values and the stockholders' equity accounts of United and Raritan would be combined on United's consolidated balance sheet. On a pooling of interests accounting basis, income and other financial statements of United issued after the merger is completed would be restated retroactively to reflect the consolidated combined financial position and results of operations of United and Raritan as if the merger had taken place prior to the periods covered by such financial statements. The pro forma financial information contained in this joint proxy statement has been prepared using the pooling of interests accounting method to account for the merger. See "Pro Forma Financial Information" beginning on page 52.

                  Both the pooling-of-interests and purchase methods of accounting are acceptable methods of recording business combinations. However, they are not alternative choices in accounting for the same transaction. If all the criteria for recording a transaction as a pooling are met, the transaction must be so recorded. The method of accounting for a business combination can have a significant effect on the reported earnings and financial condition of a company. Typically, pooling accounting will result in higher reported earnings for the acquiring company both in the year the merger closes and in future years, when compared with purchase accounting. Typically, pooling accounting will result in lower net worth being reported by the acquiring company following the merger. United anticipates that the higher reported earnings likely to result from the use of pooling-of-interest accounting in this acquisition may have a positive effect on the market valuation for United common stock.

Federal Income Tax Consequences
-------------------------------

         THE FOLLOWING IS A DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THE DISCUSSION MAY NOT APPLY TO SPECIAL SITUATIONS, SUCH AS THOSE OF ANY RARITAN STOCKHOLDERS

       * WHO RECEIVED UNITED COMMON STOCK UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION,

       * THAT HOLD RARITAN COMMON STOCK AS PART OF A "STRADDLE" OR "CONVERSION TRANSACTION", OR

       *  THAT  ARE   INSURANCE   COMPANIES,   SECURITIES   DEALERS,   FINANCIAL
          INSTITUTIONS OR FOREIGN PERSONS.

THIS DISCUSSION DOES NOT ADDRESS ANY ASPECTS OF STATE, LOCAL OR FOREIGN TAXATION. IT IS BASED UPON LAWS, REGULATIONS, RULINGS AND DECISIONS NOW IN EFFECT AND ON PROPOSED REGULATIONS. ALL OF THESE ARE SUBJECT TO CHANGE BY LEGISLATION, ADMINISTRATIVE ACTION OR JUDICIAL DECISION, AND THE CHANGES COULD HAVE RETROACTIVE EFFECTS. NO RULING HAS BEEN OR WILL BE REQUESTED FROM THE INTERNAL REVENUE SERVICE ON ANY TAX MATTER RELATING TO THE TAX CONSEQUENCES OF THE MERGER.

         As an exhibit to the Registration Statement of which this joint proxy statement is a part, Pitney, Hardin, Kipp & Szuch, counsel to United, have advised United and Raritan in an opinion dated the date of this joint proxy statement that:

         * the merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended.

         *  Raritan will not recognize any gain or loss.

         * Raritan stockholders will not recognize any gain or loss for federal income tax purposes upon the exchange in the merger of shares of Raritan common stock solely for United common stock (except with respect to cash received instead of a fractional share interest in United common stock).

         * The basis of United common stock received in the merger by Raritan stockholders (including the basis of any fractional share interest in United common stock) will be the same as the basis of the shares of Raritan common stock that they surrendered in exchange therefor.

         * The holding period of United common stock will include the holding period during which the shares of Raritan common stock surrendered in exchange therefor were held by the Raritan stockholder, provided those shares of Raritan common stock were held as capital assets.

         * Cash received by a holder of Raritan common stock instead of a fractional share interest in United common stock will be treated as received in exchange for such fractional share interest. If the fractional share would have constituted a capital asset in hands of that holder, the holder generally should recognize a capital gain or loss equal to the amount of cash received, less the portion of the adjusted tax basis in Raritan common stock allocable to the fractional share interest.

     Consummation of the merger is conditioned, among other things, on receipt by each of United and Raritan of an opinion of Pitney, Hardin, Kipp & Szuch, dated the closing date of the merger, to the same effect. If this condition is waived, i.e. if the merger is not necessarily tax-free but United and Raritan wish to consummate it anyway, Raritan will resolicit its stockholders' vote on the merger.

         The opinions of Pitney, Hardin, Kipp & Szuch summarized above are or will be based, among other things, on representations contained in certificates of officers of Raritan and United.

         BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER OF RARITAN COMMON STOCK, AND OTHER FACTORS, EACH RARITAN STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THE STOCKHOLDER OF THE MERGER INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS.

No Dissenters' Rights
---------------------

         Under applicable New Jersey and Delaware law, neither United nor Raritan stockholders have dissenters' rights of appraisal in connection with the merger.


                         PRO FORMA FINANCIAL INFORMATION

         The following unaudited pro forma combined financial information takes into account United's recently completed acquisition of State Bank of South Orange in addition to the pending acquisition of Raritan. The State Bank of South Orange merger was consummated on September 30, 1998 and was accounted for as a pooling of interests. Accordingly, the following unaudited pro forma combined financial information presents Pro Forma Combined Condensed Statements of Condition of United and Raritan at September 30, 1998, giving effect to the merger as if it had been consummated at such date. Also presented are the Pro Forma Combined Condensed Statements of Income for the nine months ended September 30, 1998 and the years ended December 31, 1997, 1996 and 1995 giving effect to State Bank of South Orange merger and the merger as if each were consummated on January 1 of each year. The unaudited pro forma financial information is based on the historical financial statements of United, State Bank of South Orange and Raritan after giving effect to State Bank of South Orange merger and the merger under the pooling-of-interests method of accounting and based upon the assumptions and adjustments contained in the accompanying Notes to Pro Forma Combined Condensed Financial Statements.

         United management has prepared the unaudited pro forma financial information based upon

         * the historical financial statements and related notes thereto of United and Raritan incorporated herein by reference, and

         * the historical financial statements and related notes thereto of State Bank of South Orange.


The unaudited pro forma financial information should be read in conjunction with those historical financial statements and notes. The Pro Forma Combined
Condensed Statements of Income are not necessarily indicative of operating results that would have been achieved had either the State Bank of South Orange merger or the Raritan merger been consummated as of the beginning of the periods for which such data are presented and should not be construed as being representative of future periods.

         The pro forma financial information does not give effect to anticipated cost savings of the merger. In addition one-time merger related charges which either have been or will be incurred in connection with the merger have not been reflected in the Pro Forma Statements of Income but have been reflected as of September 30, 1998 in the Pro Forma Statements of Condition.


                                                     PRO FORMA COMBINED CONDENSED STATEMENTS OF CONDITION
                                                        September 30, 1998
                                                            (Unaudited)
                                                                                                                     United and
                                                                                                Pro Forma             Raritan
                                                        United (4)           Raritan           Adjustments            Combined
                                                     -----------------    --------------   ---------------------     ------------
                                                                         (Dollar Amounts in Thousands, except per share data)
                                                                          -----------------------------------------------------
ASSETS
Cash and Due from Banks                               $         44,697      $     9,454     $        --            $      54,151
Federal Funds Sold                                              55,725           44,500              --                  100,225
Securities Available for Sale, at Market Value                 591,170           33,403          (2,777)(1)              621,796
Securities Held to Maturity                                     45,348           23,645              --                   68,993
Trading Account Securities, at Market Value                      1,043               --              --                    1,043
Loans (Net of Unearned Income)                                 709,067          306,153              --                1,015,220
Less:  Allowance for Possible Loan Losses                       (7,359)          (3,774)             --                  (11,133)
Other Assets                                                    77,019           20,174             500 (3)               97,693
                                                      ================     ============     ===========          ================
      Total Assets                                    $      1,516,710      $   433,555     $    (2,277)           $   1,947,988
                                                      ================     ============     ===========          ================

LIABILITIES
Deposits                                              $      1,124,530      $   359,491     $        --            $   1,484,021
Other Borrowed Funds                                           224,011           35,000              --                  259,011
Other Liabilities                                               21,771            5,481           7,966 (1)(3)            35,218
                                                      ----------------
                                                                           ------------     -----------          ----------------
      Total Liabilities                                      1,370,312          399,972           7,966                1,778,250
                                                      ----------------     ------------     -----------          ----------------

Company-Obligated Mandatorily Redeemable Preferred
      Series B Capital Securities of a Subsidiary
      Trust Holding Junior Subordinated Debentures of the Company

                                                                20,000               --              --                   20,000

STOCKHOLDERS' EQUITY
Common Stock                                                    13,989               26           4,703 (2)               18,718
Additional Paid-In Capital                                     104,263           11,280          (8,149)(1)(2)           107,394
Retained Earnings                                                   --           23,762          (8,028)(3)(2)            15,734
Treasury Stock                                                  (1,352)          (1,748)          1,748 (2)               (1,352)
Restricted Stock                                                   (64)            (195)            195 (3)                  (64)
Accumulated Other Comprehensive
      Income (Loss)                                              9,562              458            (712)(1)                9,308
                                                      ----------------     ------------     -----------          ----------------
      Total Stockholders' Equity                               126,398           33,583         (10,243)                 149,738
                                                      ----------------     ------------     -----------          ----------------

Total Liabilities and Stockholders' Equity            $      1,516,710      $   433,555     $    (2,277)           $   1,947,988
                                                      ================      ===========     ===========           ===============




(1) Reflects the elimination of 84,150 shares of Raritan common stock owned by United at September 30, 1998.

(2) The Pro Forma Combined Condensed Statements of Condition gives effect to the merger by combining the respective balance sheets of United and Raritan at September 30, 1998 on a pooling-of interests basis. The capital accounts have been adjusted to reflect the issuance of 3,782,991 shares of United in exchange for all the outstanding shares of Raritan and the retirement of Raritan treasury stock.

(3) Reflects charges of approximately $10,005,000, $7,833,000 net of taxes, which primarily includes estimated severance and outplacement costs of $6,705,000, investment banker and other professional fees of $2,270,000, expenses related to facilities closures and fixed asset disposals of $670,000 and consolidation costs directly attributable to the merger of $360,000.

(4) Includes the Statement of Condition of State Bank of South Orange, which merger was consummated as of September 30, 1998.


                                          PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                                             For the Nine Months Ended September 30, 1998
                                                             (Unaudited)
                                                                                                                    United and
                                                                                              Pro Forma              Raritan
                                                   United (2)               Raritan          Adjustments            Combined
                                             -----------------------  ----------------    ---------------     ----------------------
                                                                    (Dollar amounts in thousands, except per share data)

 Total Interest Income                         $          76,856     $          22,323    $       --       $           99,179
 Total Interest Expense                                   33,989                12,366            --                   46,355
                                               ------------------    ------------------   -----------      -------------------
 Net Interest Income                                      42,867                 9,957            --                   52,824
 Provision for Possible Loan Losses                        2,169                   225            --                    2,394
                                               ------------------    ------------------   -----------      -------------------
 Net Interest Income After Provision
       For Possible Loan Losses                           40,698                 9,732            --                   50,430
 Total Non-Interest Income                                15,500                 1,140            --                   16,640
 Total Non-Interest Expense                               41,414                 6,304            --                   47,718
                                               ------------------    ------------------   -----------      -------------------
 Income Before Income Taxes                               14,784                 4,568            --                   19,352
 Provision for Income Taxes                                4,339                 1,358            --                    5,697
                                               ==================    ==================   ===========      ===================
 NET INCOME                                    $          10,445     $           3,210    $       --       $           13,655
                                               ==================    ==================   ===========      ===================

 EARNINGS PER COMMON
       SHARE:  (1)
       Basic                                   $            0.94     $            1.35                     $             0.92
                                               ==================    ==================                    ===================
       Diluted                                 $            0.93     $            1.27                     $             0.89
                                               ==================    ==================                    ===================

 Weighted Average Number of
       Shares Outstanding:
       Basic                                          11,083,000             2,369,608                             14,862,525
                                               ==================    ==================                    ===================
       Diluted                                        11,255,000             2,537,417                             15,302,180
                                               ==================    ==================                    ===================



(1) The historical earnings per share of United and Raritan have been restated to give retroactive effect to stock dividends and splits.

(2) Includes the financial results of State Bank of South Orange, which merger was consummated as of September 30, 1998.




                                             PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                                                   For the Year Ended December 31, 1997
                                                                (Unaudited)



                                                                                United and
                                                       State                    State Bank
                                                       Bank of                   of South                                 United and
                                                       South       Pro Forma      Orange                     Pro Forma     Raritan
                                          United        Orange     Adjustments   Combined        Raritan     Adjustments   Combined
                                        ------------   ----------  -----------  ------------   -----------   -----------  ----------
                                                               (Dollar amounts in thousands, except per share data)
Total Interest Income                   $   88,577     $  5,182    $     --      $   93,759    $   27,647    $    --    $  121,406
Total Interest Expense                      36,700        2,241          --          38,941        14,525         --        53,466
                                        -----------    ---------   ---------     -----------   -----------   --------   -----------
Net Interest Income                         51,877        2,941          --          54,818        13,122         --        67,940
Provision for Possible Loan Losses           3,600          232          --           3,832           600                    4,432
                                        -----------    ---------   ---------     -----------   -----------   --------   -----------
Net Interest Income After Provision for
     Possible Loan Losses                   48,277        2,709          --          50,986        12,522         --        63,508
Total Non-Interest Income                   19,388          589          --          19,977         1,049         --        21,026
Total Non-Interest Expense                  47,420        2,168          --          49,588         7,464         --        57,052
                                        -----------    ---------   ---------     -----------   -----------   --------   -----------
Income Before Income Taxes                  20,245        1,130          --          21,375         6,107         --        27,482
Provision for Income Taxes                   6,365          471          --           6,836         2,199         --         9,035
                                                       ---------   ---------     -----------
                                        ===========                                            ===========   ========   ===========
NET INCOME                                  13,880     $    659          --          14,539         3,908    $    --    $   18,447
                                        ===========    =========   =========     ===========   ===========   ========   ===========

EARNINGS PER COMMON SHARE: (1)
     Basic                                    1.36     $   1.03                        1.31          1.66               $     1.25
                                        ===========    =========                 ===========   ===========              ===========
     Diluted                                  1.35     $   1.03                        1.30          1.54               $     1.21
                                        ===========    =========                 ===========   ===========              ===========

Weighted Average Number of Shares
Outstanding:
     Basic                               10,193,075      639,575                  11,068,973    2,349,191                14,815,933
                                        ===========    =========                 ===========   ===========              ===========
     Diluted                             10,301,158      639,575                  11,177,056    2,531,981                15,215,566
                                        ===========    =========                 ===========   ===========              ===========


(1) The historical earnings per share of United and Raritan have been restated to give retroactive effect to stock dividends and splits.


                                             PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                                                   For the Year Ended December 31, 1996
                                                                 (Unaudited)


                                                                                  United and
                                                      State                       State Bank                                United
                                                      Bank of                      of South                                 Bank and
                                                      South        Pro Forma        Orange                     Pro Forma    Raritan
                                         United         Orange     Adjustments     Combined       Raritan      Adjustments  Combined
                                       ------------   -----------  -----------   -------------  ------------   -----------  --------
                                                            (Dollar amounts in thousands, except per share data)
Total Interest Income                  $   79,360    $    4,691    $    --     $    84,051   $    24,931       $    --    $  108,982
Total Interest Expense                     30,130         2,051         --          32,181        12,857            --        45,038
                                       -----------   -----------   --------    ------------  ------------      --------   ----------
Net Interest Income                        49,230         2,640         --          51,870        12,074            --        63,944
Provision for Possible Loan Losses          3,049           192         --           3,241           450            --         3,691
                                       -----------   -----------   --------    ------------  ------------      --------   ----------
Net Interest Income After Provision
for                                        46,181         2,448         --          48,629        11,624            --        60,253
     Possible Loan Losses
Total Non-Interest Income                  15,546           540         --          16,086           720            --        16,806
Total Non-Interest Expense                 43,102         1,949         --          45,051         7,423            --        52,474
                                       -----------   -----------   --------    ------------  ------------      --------   ----------
Income Before Income Taxes                 18,625         1,039         --          19,664         4,921            --        24,585
Provision for Income Taxes                  6,345           251        205 (2)       6,801         1,813            --         8,614
                                       ===========   ===========   ========    ============  ============      ========   ==========
NET INCOME                             $   12,280    $      788    $  (205)         12,863   $     3,108       $    --    $   15,971
                                       ===========   ===========   ========    ============  ============      ========   ==========

EARNINGS PER COMMON SHARE: (1)
     Basic                             $     1.21    $     1.23                       1.17   $      1.39                  $     1.09
                                       ===========   ===========               ============  ============                 ==========
     Diluted                           $     1.21    $     1.23                       1.16   $      1.27                  $     1.07
                                       ===========   ===========               ============  ============                 ==========

Weighted Average Number of Shares
Outstanding:
     Basic                              10,140,781      639,575                 11,016,679     2,242,258                  14,593,081
                                       ===========   ===========               ============  ============                 ==========
     Diluted                            10,190,091      639,575                 11,065,989     2,437,694                  14,954,111
                                       ===========   ===========               ============  ============                 ==========


(1) The historical earnings per share of United and Raritan have been restated to give retroactive effect to stock dividends and splits.

(2) The pro forma adjustment to the provision for income taxes relates to the reversal of tax benefits previously recognized by State Bank of South Orange in 1996 and 1995 as a result of State Bank of South Orange's reversal of its valuation allowance on deferred tax assets. State Bank of South Orange established a valuation allowance on its deferred tax assets upon adoption of Statement of Financial Accounting Standards ("SFAS") No. 109 in 1994 due to uncertainties regarding State Bank of South Orange's ability to realize its deferred tax assets. Subsequently, as a result of improved profitability in 1995 and 1996, the valuation allowance was reversed, resulting in significant income tax benefits in both years.

      The valuation allowance that existed as of December 31, 1994 is not needed on a pro forma basis. The evaluation of the need for a valuation allowance is based on the combined results of United and State Bank of South Orange. United files consolidated tax returns with its subsidiaries, and therefore any losses sustained by State Bank of South Orange would be offset by profits of United and its other subsidiaries. No valuation allowance would have been required as of December 31, 1994 had the companies always been combined. Accordingly, the pro forma financial statements include a pro forma adjustment to reflect what the changes to the valuation allowance would have been had the companies always been combined.


                                          PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                                                For the Year Ended December 31, 1995
                                                             (Unaudited)


                                                                                  United
                                                                                  and
                                                      State                       State
                                                      State                       Bank of                                  United
                                                      Bank of                     South                                    and
                                                      South        Pro Forma      Orange                    Pro Forma      Raritan
                                           United     Orange      Adjustments     Combined     Raritan     Adjustments     Combined
                                         -----------  ---------- ---------------  ---------- ------------- -----------     ---------
                                                               (Dollars in thousands, except per share data)
Total Interest Income                  $   77,552    $    4,427   $     --    $   81,979    $   23,456          --      $   105,435
Total Interest Expense                     30,104         2,012         --        32,116        13,007          --           45,123
                                       -----------   -----------  ---------   -----------   -----------   ---------     ------------
Net Interest Income                        47,448         2,415         --        49,863        10,449          --           60,312
Provision for Possible Loan Losses            871           227         --         1,098           300          --            1,398
                                       -----------   -----------  ---------   -----------   -----------   ---------     ------------
Net Interest Income After Provision
for                                        46,577         2,188         --        48,765        10,149          --           58,914
     Possible Loan Losses
Total Non-Interest Income                  14,653           505         --        15,158           658          --           15,816
Total Non-Interest Expense                 47,429         1,942         --        49,371         6,593          --           55,964
                                       -----------   -----------  ---------   -----------   -----------   ---------     ------------
Income Before Income Taxes                 13,801           751         --        14,552         4,214          --           18,766
Provision for Income Taxes                  4,295            --        256 (2)     4,551         1,542          --            6,093
                                       ===========   ===========  =========   ===========   ===========   =========     ============
NET INCOME                             $    9,506    $      751   $   (256)   $   10,001    $    2,672          --      $    12,673
                                       ===========   ===========  =========   ===========   ===========   =========     ============

EARNINGS PER COMMON SHARE: (1)
     Basic                             $     0.94    $     1.17               $     0.91    $     1.17                  $      0.87
                                       ===========   ===========              ===========   ===========                 ============
     Diluted                           $     0.94    $     1.17               $     0.91    $     1.09                  $      0.85
                                       ===========   ===========              ===========   ===========                 ============

Weighted Average Number of Shares
Outstanding:
     Basic                              10,085,368      639,575                 10,961,266   2,277,781                    14,594,327
                                       ===========   ===========              ===========   ===========                 ============
     Diluted                            10,122,829      639,575                 10,998,727   2,453,221                    14,911,614
                                       ===========   ===========              ===========   ===========                 ============


(1) The historical earnings per share of United and Raritan have been restated to give retroactive effect to stock dividends and splits.

(2) The pro forma adjustment to the provision for income taxes relates to the reversal of tax benefits previously recognized by State Bank of South Orange in 1996 and 1995 as a result of State Bank of South Orange's reversal of its valuation allowance on deferred tax assets. State Bank of South Orange established a valuation allowance on its deferred tax assets upon adoption of Statement of Financial Accounting Standards ("SFAS") No. 109 in 1994 due to uncertainties regarding State Bank of South Orange's ability to realize its deferred tax assets. Subsequently, as a result of improved profitability in 1995 and 1996, the valuation allowance was reversed, resulting in significant income tax benefits in both years.

      The valuation allowance that existed as of December 31, 1994 is not needed on a pro forma basis. The evaluation of the need for a valuation allowance is based on the combined results of United and State Bank of South Orange. United files consolidated tax returns with its subsidiaries, and therefore any losses sustained by State Bank of South Orange would be offset by profits of United and its other subsidiaries. No valuation allowance would have been required as of December 31, 1994 had the companies always been combined. Accordingly, the pro forma financial statements include a pro forma adjustment to reflect what the changes to the valuation allowance would have been had the companies always been combined.

                       DESCRIPTION OF UNITED CAPITAL STOCK

         The authorized capital stock of United consists of 16,000,000 shares of United common stock and 1,000,000 shares of preferred stock. As of September 30, 1998, there were 11,191,116 shares of United common stock issued and outstanding, including 103,734 treasury shares, adjusted for the 10% stock dividend declared on September 15, 1998. There were no shares of United Preferred Stock outstanding.

Common Stock
------------

         United is a New Jersey general business corporation governed by the New Jersey Business Corporation Act and a registered bank holding company under the Bank Holding Company Act. The following description of United common stock sets forth certain general terms of United common stock. See "Comparison of the Rights of Shareholders of United and Raritan" for additional information relevant to an understanding of the capital stock of United, including a description of the New Jersey Stockholders Protection Act, which restricts certain transactions involving an "interested shareholder" and a "resident domestic corporation".

         Dividend Rights

         Holders of United common stock are entitled to dividends when, as and if declared by the Board of Directors of United out of funds legally available for the payment of dividends. The only statutory limitation is that such dividends may not be paid when United is insolvent. Funds for the payment of dividends by United must come primarily from the earnings of United's bank subsidiary. Thus, as a practical matter, any restrictions on the ability of United National Bank to pay dividends will act as restrictions on the amount of funds available for payment of dividends by United.

         As a national banking association, United National Bank is subject to limitations on the amount of dividends it may pay to United, United National Bank's only shareholder. Prior OCC approval is required to the extent the total of all dividends to be declared by United National Bank in any calendar year exceeds net profits, as defined, for that year combined with United National Bank's retained net profits from the preceding two calendar years, less any transfers to capital surplus. Under this limitation, United National Bank could declare dividends in 1998 without prior approval of the OCC of up to $15 million plus an amount equal to United National Bank's net profits for 1998 to the date of such dividend declaration.

         United is also subject to certain Federal Reserve Board policies which may, in certain circumstances, limit its ability to pay dividends. These policies require, among other things, that a bank holding company maintain a minimum capital base. The Federal Reserve Board would most likely seek to prohibit any dividend payment which would reduce a holding company's capital below these minimum amounts.

         Voting Rights

         At meetings of shareholders, holders of United common stock are entitled to one vote per share. The quorum for a shareholders' meeting is a majority of the outstanding shares. Except as indicated below, actions and authorizations to be taken or given by shareholders generally require the approval of a majority of the votes cast by holders of United common stock at a meeting at which a quorum is present.

         The Board of Directors is divided into three classes of directors, each class being as nearly equal in number of directors as possible. Approximately one-third of the entire Board of Directors is elected each year and the directors serve for terms of up to three years and, in all cases, until their respective successors are duly elected and qualified. The exact number of directors and the number constituting each class are fixed from time to time by resolution adopted by a majority of the entire Board of Directors.

          Minimum Price Provision

         United's Certificate of Incorporation contains a "minimum price" provision. It prohibits certain types of transactions between United and an Interested Person. An "Interested Person" is defined to include persons who, together with their affiliates, own 3% or more of the voting power of United's capital stock. Transactions with an Interested Person are permitted if one of the following is true:

         * The transaction is approved by a majority of Disinterested Directors. "Disinterested Directors" are defined in the Certificate of Incorporation as persons, other than the Interested Person, who became directors before the Interested Person became an Interested Person, or who were subsequently nominated for director by a majority of other Disinterested Directors.

         * The proposed Transaction is approved by two-thirds of the votes cast by "Disinterested Shareholders," a term defined in the Certificate of Incorporation.

         * The Disinterested Shareholders are offered consideration equal to or greater than an amount determined by a formula contained in the Certificate of Incorporation.


         Liquidation Rights

         In the event of liquidation, dissolution or winding up of United, holders of United common stock are entitled to share equally and ratably in assets available for distribution after payment of debts and liabilities. However, if shares of United Preferred Stock are outstanding at the time of liquidation, those shares may have prior rights upon liquidation.

         Assessment and Redemption

         All outstanding shares of United common stock are fully paid and nonassessable. The United common stock is not redeemable at the option of the issuer or the holders thereof.

Preferred Stock
---------------

         The United Board of Directors may issue from time to time shares of one or more classes or series of preferred stock. The preferred stock provisions in United's Certificate of Incorporation authorize what is commonly referred to as "blank check" preferred stock. That is, subject to certain provisions in the Certificate of Incorporation and certain limitations prescribed by law, the United Board has full authority to adopt resolutions to issue the shares, fix the number of shares and change the number of shares constituting any series or class. The United Board also has authority, without a further shareholder vote, to provide for or change the voting powers, designations, preferences and relative, rights, qualifications, limitations or restrictions of the preferred stock, including dividend rights, redemption terms, conversion rights and liquidation preferences.

         One of the effects of these provisions may be to enable the United Board to deter or discourage an attempt to obtain control of United by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of United's management. The issuance of shares of preferred stock may adversely affect the rights of the holders of United common stock. For example, preferred stock may rank prior to United common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of United common stock.

         COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF UNITED AND RARITAN


         United is a business corporation incorporated in New Jersey under the New Jersey Business Corporation Act and Raritan is a business corporation incorporated in Delaware under the Delaware General Corporation Law. Delaware corporate law currently governs the rights of Raritan stockholders. At the time the merger becomes effective, each Raritan stockholder will become a shareholder of United and New Jersey corporate law governs the rights of shareholders of United. The following is a comparison of certain provisions of New Jersey corporate law and Delaware corporate law and the respective certificates of incorporation and by-laws of each of Raritan and United. This summary does not purport to be complete and is qualified in its entirety by reference the Delaware General Corporation Law and the New Jersey Business Corporation Act, which statutes may change from time to time, and the respective certificates of incorporation and by-laws of United and Raritan, which also may be changed.


Voting Requirements
-------------------

         Under New Jersey corporate law, unless a greater vote is specified in the certificate of incorporation, the affirmative vote of a majority of the votes cast by shareholders entitled to vote on the matter is required to approve:

         *  any  amendment  to  a  New  Jersey   corporation's   certificate  of
            incorporation,

         *  the voluntary dissolution of the corporation,

         * the sale or other disposition of all or substantially all of a corporation's assets otherwise than in the ordinary course of business, or

         *  the  merger  or   consolidation  of  the  corporation  with  another
            corporation.

United's Certificate of Incorporation does not presently contain provisions specifying a greater vote in certain circumstances.

         The New Jersey Shareholders Protection Act limits certain transactions involving an "interested shareholder" and a "resident domestic corporation." An "interested shareholder" is one that is directly or indirectly a beneficial owner of 10% or more of the voting power of the outstanding voting stock of a resident domestic corporation. The New Jersey Shareholders Protection Act prohibits certain business combinations between an interested shareholder and a resident domestic corporation for a period of five years after the date the interested shareholder acquired its stock, unless the business combination was approved by the resident domestic corporation's board of directors prior to the interested shareholder's stock acquisition date. After the five-year period expires, the prohibition on certain business combinations continues unless (1) the combination is approved by the affirmative vote of two-thirds of the voting stock not beneficially owned by the interested shareholder, (2) the combination is approved by the board prior to the interested shareholder's stock acquisition date, or (3) certain fair price provisions are satisfied.

         Set forth below is a summary of provisions in Raritan's Certificate of Incorporation and Delaware corporate law that, under certain circumstances require greater than a majority of the votes eligible to be cast or limit certain voting rights.

         Under Delaware Law, unless otherwise specified in the Certificate of Incorporation of a Delaware corporation, the affirmative vote of a majority of the outstanding stock entitled to vote thereon is required to approve:

         *  an amendment to the certificate of incorporation,

         * the sale or other disposition of all or substantially all of the assets of a corporation, or

         * the merger or consolidation of a stock corporation with another stock corporation.

         With respect to the amendment of the Certificate of Incorporation, the affirmative vote of a majority of the outstanding shares of stock of each class entitled to vote thereon is also required.

         In accordance with Raritan's certificate of incorporation, record holders of common stock who beneficially own in excess of 10% of the outstanding shares of common stock are not entitled to any vote with respect to the shares held in excess of the 10%. The 10% cap is referred to as the "Limit" in this document.

         Under Raritan's certificate of incorporation, record holders of common stock who beneficially own in excess of 10% of the outstanding shares of common stock are not entitled to any vote with respect to the shares held in excess of the 10% limit. No Raritan stockholder exceeded the 10% limit on the record date for the Raritan meeting to vote on the merger. The certificate of incorporation authorizes Raritan's Board of Directors:

         * to make all determinations necessary to implement and apply the 10% limit, including determining whether persons or entities are acting in concert, and

         * to demand that any person who is reasonably believed to beneficially own stock in excess of the 10% limit supply information to the Board to enable it to implement and apply the limit.

         Under Raritan's Certificate of Incorporation the affirmative vote of the holders of at least 80% of the outstanding voting stock entitled to vote in the election of directors, after giving effect to the Limit, is required for certain business combinations, certain liquidations or dissolutions, and certain reclassifications of securities.

Cumulative Voting
-----------------

         Under New Jersey corporate law, shareholders of a New Jersey corporation do not have cumulative voting rights in the election of directors unless the certificate of incorporation so provides. United's Certificate of Incorporation does not presently provide for cumulative voting.

         Under Delaware corporate law, shareholders of a Delaware corporation do not have cumulative voting rights in the election of directors unless the certificate of incorporation so provides. Raritan's Certificate of Incorporation does not presently provide for cumulative voting.

Classified Board of Directors
-----------------------------

         New Jersey corporate law permits a New Jersey corporation to provide for a classified board in its certificate of incorporation and United currently has a classified Board of Directors. The United Board is divided into three classes, with one class of directors generally elected for three-year terms at each annual meeting. A vacancy on the United Board of Directors may be filled by the affirmative vote of two-thirds of the directors remaining in office. All appointees will assume the class in which the vacancy occurs.

         Delaware corporate law permits a Delaware corporation to provide for a classified board in its certificate of incorporation or bylaws. Raritan's Certificate of Incorporation provides that the board is divided into three classes, each of which contains approximately one-third of the whole number of members of the board. Each class serves a staggered term, with approximately one-third of the total number of directors being elected each year.

Rights of Dissenting Shareholders
---------------------------------

         Shareholders of a New Jersey corporation who dissent from a merger, consolidation, sale of all or substantially all of the corporation's assets or certain other corporate transactions are generally entitled to appraisal rights. No statutory right of appraisal exists, however, if:

         * the stock of the New Jersey corporation is listed on a national securities exchange,

         * the stock of the New Jersey corporation is held of record by not less than 1,000 holders, or

         * the consideration to be received pursuant to the merger, consolidation or sale consists of cash or securities or other obligations which, after the transaction, will be listed on a national securities exchange or held of record by not less than 1,000 holders.

         Shareholders of a surviving corporation generally do not have the right to dissent from a plan of merger unless the merger requires approval as set forth in certain sections of New Jersey corporate law. Shareholders of United do not have dissenters' rights because United will be the surviving corporation, and the merger does not require approval as set forth in applicable sections of New Jersey corporate law.

         Stockholders of a Delaware corporation who dissent from a merger or consolidation of the corporation may be entitled to appraisal rights. There are no statutory rights of appraisal with respect to stockholders of a corporation who meet the following conditions:

         (1) The shares held by the stockholders must either be:

               * listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or;

               *  held of record by more than 2,000 stockholders, and;

         (2) Such stockholders must receive either:

               * shares of stock or depository receipts of the corporation surviving or resulting from the merger or consolidation, or

               *  shares  of  stock  or   depository   receipts   of  any  other
                  corporation, and;

         (3) At the effective date of the merger or consolidation the stock or depository receipts received by the stockholders must be either:

               * listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or


               * held of record by more than 2,000 stockholders (or cash in lieu of fractional share interests therein).

The exceptions from the Delaware statutory right of appraisal apply to the Raritan common stock because the Raritan common stock is presently listed on Nasdaq and the United common stock to be received pursuant to the merger is presently listed on Nasdaq.

Shareholder Consent to Corporate Action
---------------------------------------

         Unless the certificate of incorporation provides otherwise, New Jersey corporate law permits any action that can be taken at a shareholders' meeting, other than the annual election of directors, to be taken without a meeting upon the written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize the action at a shareholders' meeting at which all shareholders entitled to vote were present and voting. United's Certificate of Incorporation presently is silent on this issue. The annual election of directors, if not conducted at a shareholders' meeting, may only be effected by unanimous written consent. Under New Jersey corporate law, a shareholder vote on a plan of merger or consolidation may be effected only:

         *  at a shareholders' meeting,

         * by unanimous written consent of all shareholders entitled to vote on the issue with advance notice to any other shareholders, or

         * by written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting, together with advance notice to all other shareholders.


         Raritan's   Certificate  of  Incorporation  of  Raritan  provides  that stockholders' action cannot be effected by written consent.

Dividends
---------

         New Jersey corporate law generally permits a corporation to declare and pay dividends on its outstanding stock if the corporation is not insolvent and would not become insolvent because of the dividend payment, and if the dividend is not prohibited by restrictions in the company's certificate of incorporation. United's Certificate of Incorporation does not presently contain any such restriction. Funds for the payment of dividends by United must come primarily from the earnings of United's bank subsidiary. Thus, as a practical matter, any restrictions on the ability of United National Bank to pay dividends act as restrictions on the amount of funds available for the payment of dividends by United.

         Delaware corporate law generally limits dividends by Raritan to an amount equal to the excess of the net assets of Raritan (the amount by which total assets exceed total liabilities) over its statutory capital, or if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year. Because Raritan does not conduct any material activities at the holding company level, its ability to pay dividends depends on capital distributions from its subsidiaries.

By-laws
-------

         Under New Jersey corporate law, the board of directors of a New Jersey corporation has the power to adopt, amend, or repeal the corporation's by-laws, unless such powers are reserved in the certificate of incorporation to the shareholders. United's Certificate of Incorporation does not presently reserve such powers to shareholders.

         Under Delaware corporate law, the stockholders of a Delaware corporation have the power to adopt, amend, or repeal the corporation's by-laws, unless such powers also are reserved in the certificate of incorporation to the board of directors. The Board of Directors may amend Raritan's Bylaws.

Limitations of Liability of Directors and Officers
--------------------------------------------------

         Under New Jersey corporate law, a New Jersey corporation may include in its certificate of incorporation a provision which would, subject to the limitations described below, eliminate or limit directors' or officers'
liability to the corporation or bank, as the case may be, or to its shareholders, for monetary damage for breaches of their fiduciary duty of care. A director or officer cannot be relieved from liability or otherwise indemnified for any breach of duty based upon an act or omission

         * in breach of such person's duty of loyalty to the entity or its shareholders,

         *  not in good faith or involving a knowing violation of law, or

         *  resulting in receipt by such person of an improper personal benefit.

United's Certificate of Incorporation contains provisions which limit a director's or officer's liability to the full extent permitted by New Jersey law.

         Under Delaware corporate law, a Delaware corporation may include in its certificate of incorporation a provision which would, subject to the limitations described below, eliminate or limit directors' or officers' liability to the corporation or its shareholders, for monetary damage for breaches of their fiduciary duty of care. A director cannot be relieved from liability or otherwise indemnified

         *  for breach of the director's duty of loyalty,

         * for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law,

         * for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds, or

         * for any transaction from which the director derives an improper personal benefit.

Raritan's Certificate of Incorporation contains provisions that limit a director or officer's liability to the full extent permitted by Delaware law.


Minimum Price Provision
-----------------------

         Raritan's certificate of incorporation contains a provision similar to United's "minimum price" provision discussed on page 64. under the caption "-- Minimum Price Provision," except that it applies to transactions with owners of more than 10% of Raritan's common stock.

Consideration of Acquisition Proposals
--------------------------------------

         New Jersey corporate law provides that in determining whether a proposal or offer to acquire a corporation is in the best interest of the corporation, the board may, in addition to considering the effects of any action on shareholders, consider any of the following:

         * the effects of the proposed action on the corporation's employees, suppliers, creditors and customers;

         *  the effects on the community in which the corporation operates; and

         * the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that those interests may be served best by the continued independence of the corporation.

         The statute further provides that if, based on those factors, the board determines that any such offer is not in the best interest of the corporation, it may reject the offer. These provisions may make it more difficult for a shareholder to challenge the United Board's rejection of, and may facilitate the Board's rejection of, an offer to acquire United.

         There are no comparable provisions in Delaware corporate law. However, Raritan's certificate of incorporation provides that, when evaluating any offer by another person to acquire Raritan, the board may consider all relevant factors, including, without limitation, the social and economic effect of acceptance of such offer:

         * on the present and future customers and employees of Raritan and The Raritan Savings Bank;

         * on the communities in which Raritan and The Raritan Savings Bank operate or are located;

         * on the ability of Raritan to fulfill its corporate objective as a bank holding company under applicable laws and regulations; and

         *  on the ability of The Raritan Savings Bank to fulfill the objectives
            of  a  stock  form  savings  bank  under  applicable   statutes  and
            regulations.

Preferred Stock
---------------

         United can issue new shares of authorized but unissued common stock or preferred stock without shareholder approval, except in connection with certain transactions with "Interested Persons." See "Description of United Capital Stock."


                              SHAREHOLDER PROPOSALS

United
------

         New Jersey corporate law requires that the notice of a regular or special shareholders' meeting specify the purpose or purposes of such meeting. Thus, a shareholder proposal must be referred to in United's notice of shareholders' meeting for the proposal to be validly considered at a United annual meeting.

         Any United shareholder that wishes to have a proposal included in United's notice of shareholders' meeting, proxy statement and proxy card for its 1999 annual meeting must submit the proposal to United by the applicable deadline. The deadline was November 23, 1998 subject to change as noted below.

         If United changes its 1999 annual meeting date to a date more than 30 days from the date of its 1998 annual meeting, then the deadline referred to in the preceding paragraph will be changed to a reasonable time before United begins to print and mail its proxy materials. If United changes the date of its 1999 annual meeting in a manner which alters the deadline, United will so state under Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change.

Raritan
-------

         Raritan will hold its 1999 annual meeting only if the merger is not completed. Any Raritan stockholder who wishes to have a proposal included in Raritan's proxy statement and proxy card for its 1999 annual meeting must submit the proposal to Raritan by the applicable deadline. The deadline was November 25, 1998 subject to change as noted below.

         Any Raritan stockholder who wishes to have a proposal considered at Raritan's 1999 annual meeting (but not included in Raritan's proxy materials) must submit the proposal to Raritan by the applicable deadline. The deadline was January 28, 1999, subject to change as noted below.

         If Raritan changes its 1999 annual meeting date to a date more than 30 days from the date of its 1998 annual meeting, then each of the deadlines referred to in the preceding two paragraphs will be changed to a reasonable time before Raritan begins to print and mail its proxy materials. If Raritan changes the date of the 1999 annual meeting in a manner which alters the deadlines, Raritan will so state under Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change.


                      INFORMATION INCORPORATED BY REFERENCE

         The following documents filed by United (Company File No. 000-16931) with the SEC are hereby incorporated in this joint proxy statement-prospectus:

         *  Annual Report on Form 10-K for the year ended December 31, 1997

         * Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, 1998, and September 30, 1998

         * Current Reports on Form 8-K filed with the SEC on July 1, August 28, September 22, September 23, September 28, October 1, 1998, November 18, 1998 and February 4, 1999.

         * The description of United common stock set forth in United's Registration Statement on Form 8-A filed by United pursuant to
            Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description

         The following documents filed by Raritan (Company File No. 0-15830) with the SEC are hereby incorporated in this joint proxy statement-prospectus:

         *  Annual Report on Form 10-K for the year ended December 31, 1997

         * Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, 1998 and September 30, 1998

         *  Current Reports on Form 8-K filed with the SEC on October 6, 1998

         * The description of Raritan common stock set forth in Raritan's Registration Statement on Form 8-A filed by Raritan pursuant to
            Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description

         Accompanying this Joint Proxy Statement are Raritan's 1997 Annual Report to Stockholders and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

         All documents filed by United or Raritan pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this document but before the earlier of

         *  the date of the Raritan meeting,

         *  the date of the United meeting, or

         * the termination of the merger agreement, are hereby incorporated by reference into this document and shall be deemed a part this document from the date they are filed.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this joint proxy statement prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement prospectus.

         The public may read and copy any documents United or Raritan files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information about United and Raritan at http://www.sec.gov.


                                  OTHER MATTERS

         As of the date of this joint proxy statement, the Raritan Board of Directors knows of no other matters to be presented for action by the stockholders at the Raritan meeting. If any other matters are properly presented, however, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters.

         As of the date of this joint proxy statement, the United Board of Directors knows of no other matters to be presented for action by the stockholders at the United meeting. If any other matters are properly presented, however, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters.


                                  LEGAL OPINION

         Certain legal matters relating to the issuance of the shares of United common stock offered hereby and certain tax consequences of the merger will be passed upon by Pitney, Hardin, Kipp & Szuch, counsel to United.


                                     EXPERTS

         The consolidated financial statements of Raritan as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of United as of December 31, 1997 and 1996 and for the years then ended have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of United for the year ended December 31, 1995, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein, in reliance upon the authority of said firm as experts in giving said reports.

         Representatives of KPMG LLP will be present at the meetings. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meetings.

                                                                    APPENDIX A

                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                  THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of September 22, 1998 ("Agreement"), is among United National Bancorp, a New Jersey corporation and registered bank holding company ("United"), United National Bank, a national banking association ("UNB"), Raritan Bancorp Inc., a Delaware corporation and registered bank holding company ("Raritan") and The Raritan Savings Bank, a New Jersey-chartered stock savings bank (the "Bank").

                                    RECITALS

                  United desires to acquire Raritan and Raritan's Board of Directors has determined, based upon the terms and conditions hereinafter set forth, that the acquisition is in the best interests of Raritan and its stockholders. The acquisition will be accomplished by merging Raritan into United with United as the surviving corporation and, at the same time, merging the Bank into UNB with UNB as the surviving bank, and Raritan stockholders receiving the consideration hereinafter set forth. The Boards of Directors of Raritan, United, the Bank and UNB have duly adopted and approved this Agreement and the Board of Directors of Raritan has directed that it be submitted to its stockholders for approval.

                  As a condition precedent to entering into this Agreement, United has required that Raritan grant it an option to purchase authorized but unissued shares of Raritan common stock and, as a consequence, United and Raritan have entered into a Stock Option Agreement, dated the date hereof (the "United Stock Option").

                  NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

                  1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereafter defined), Raritan shall be merged with and into United (the "Merger") in accordance with the New Jersey Business Corporation Act ("NJBCA") and the Delaware General Corporation Law ("DGCL") and United shall be the surviving corporation (the "Surviving Corporation"). Immediately following the Effective Time, the Bank shall be merged with and into UNB as provided in Section 1.7 hereof.

                  1.2. Effect of the Merger. At the Effective Time (as hereafter defined), the Surviving Corporation shall be considered the same business and corporate entity as each of Raritan and United and thereafter all the property, rights, powers and franchises of each of Raritan and United shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Raritan and United and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation.

                  1.3. Certificate of Incorporation. The certificate of incorporation of United as it exists immediately prior to the Effective Time shall not be amended by the Merger, but shall continue as the certificate of incorporation of the Surviving Corporation until otherwise amended as provided by law.

                  1.4. Bylaws. The bylaws of United as they exist immediately prior to the Effective Date shall continue as the by-laws of the Surviving Corporation until otherwise amended as provided by law.

                  1.5. Directors and Officers. The directors and officers of United as of the Effective Time shall continue as the directors and officers of the Surviving Corporation, with the additions provided for in Section 5.15 hereof.

                  1.6 Closing Date, Closing and Effective Time; Determination Date. Unless a different date, time and/or place are agreed to by the parties hereto, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., at the office of Pitney, Hardin, Kipp & Szuch, Florham Park, New Jersey, on a date (the "Closing Date") which shall be the fifth business day following the first date (the "Determination Date") on which all necessary regulatory and governmental approvals and consents have been received, all statutory waiting periods in respect thereof have expired, and all other conditions to the consummation of the Merger specified in Article VI hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing) have been satisfied or waived, or at such other place, time or date as United and Raritan may mutually agree upon. The Merger shall become effective (and be consummated) upon the effective time (the "Effective Time") specified by United and Raritan in the certificates of merger (the "Certificates of Merger"), which shall be prepared by United, shall be in form and substance satisfactory to United and Raritan, and shall be filed with the Secretary of State of the State of New Jersey and with the Secretary of State of the State of Delaware. The parties currently anticipate that the Certificates of Merger shall specify as the effective time the close of business on the Closing Date. If no effective time is specified in the Certificates of Merger, the Merger shall become effective (and be consummated) upon the later to be filed of the two Certificates of Merger.


                  1.7. The Bank Merger. Immediately following the Effective Time, the Bank shall be merged with and into UNB (the "Bank Merger") in accordance with the provisions of the National Bank Act and the New Jersey Banking Act of 1948, as amended, and UNB shall be the surviving bank (the "Surviving Bank"). Upon the consummation of the Bank Merger, the separate existence of the Bank shall cease and the Surviving Bank shall be considered the same business and corporate entity as each of the Bank and UNB and all of the property, rights, powers and franchises of each of the Bank and UNB shall vest in the Surviving Bank and the Surviving Bank shall be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Bank and UNB and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. Upon the consummation of the Bank Merger, the articles of association and bylaws of UNB shall become the articles of association and bylaws of the Surviving Bank, the officers and employees of UNB and the officers and employees of the Bank shall be the officers and employees of the Surviving Bank with such additions as the Board of Directors of UNB shall determine, and the directors of UNB shall be the directors of the Surviving Bank with the additions from the directors of Raritan as specified herein. In connection with the execution of this Agreement, the Bank and UNB shall execute and deliver a separate merger agreement (the "Bank Merger Agreement") in substantially the form of Exhibit A, annexed hereto, for delivery to the appropriate regulatory authorities for approval of the Bank Merger.

                                   ARTICLE II
                 CONVERSION OF RARITAN COMMON STOCK AND OPTIONS

                  Each share of common stock, $.01 par value, of Raritan ("Raritan Common Stock"), issued and outstanding immediately prior to the Effective Time, and each option to purchase shares of Raritan Common Stock validly issued pursuant to the 1993 Stock Option Plan for Outside Directors, the 1993 Incentive Stock Option Plan or the 1997 Long-Term Incentive Stock Benefit Plan (together, the "Raritan Option Plans") and outstanding immediately prior to the Effective Time and listed on Section 3.2 of the Raritan Disclosure Schedule (each a "Raritan Option") shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted or canceled at the Effective Time in accordance with this Article II.

                  2.1 Conversion of Raritan Common Stock;  Exchange Ratio;  Cash
in Lieu of Fractional Shares. Each share of Raritan Common Stock issued and outstanding immediately prior to the Effective Time, other than shares to be canceled pursuant to Section 2.4 hereof, shall be converted into the right to receive 1.45 (the "Exchange Ratio") shares of Common Stock, $1.25 par value, of United ("United Common Stock"), subject to adjustment as set forth in Section
2.6 below. No fractional shares of United Common Stock shall be issued pursuant to the Merger, and, in lieu thereof, each holder of Raritan Common Stock who would otherwise be entitled to a fractional interest will receive an amount in cash determined by multiplying such fractional interest by the Average Pre-Closing Price of United Common Stock. The "Average Pre-Closing Price of United Common Stock" means the average of the "Closing Prices" (as hereinafter defined) of United Common Stock for the ten consecutive full trading days ending on (and including) the Determination Date. "Closing Price" on any trading day shall mean the closing price of United Common Stock on such day as supplied by the Nasdaq Stock Market, National Market System ("NASDAQ/NMS") (and reported in The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by United). A "trading day" shall mean any business day on which United Common Stock is actually traded on NASDAQ/NMS.

                  2.2.     Exchange of Shares.

                  (a) Raritan and United hereby appoint The Bank of New York, or such other bank as United (with the consent of Raritan, which consent shall not be unreasonably withheld) shall designate, as the exchange agent (the "Exchange Agent") for purposes of effecting the conversion of Raritan Common Stock and Raritan Options. As soon as practicable after the Effective Time, but no later than five business days after the Effective Time, the Exchange Agent shall mail to each holder of record (a "Record Holder") of a Certificates or Certificates which, immediately prior to the Effective Time represented outstanding shares of Raritan Common Stock (the "Certificates"), a mutually agreed upon letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), and instructions for use in effecting the surrender of the Certificates in exchange for United Common Stock (and cash in lieu of fractional shares) as provided in Section 2.1 hereof.

                  (b) Upon surrender of Certificates for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the Record Holder shall be entitled to promptly receive in exchange for such Certificates the consideration as provided in Section 2.1 hereof and the Certificates so surrendered shall be canceled. The Exchange Agent shall not be obligated to deliver or cause to be delivered to any Record Holder the consideration to which such Record Holder would otherwise be entitled until such Record Holder surrenders the Certificates for exchange or, in default thereof, an appropriate Affidavit of Loss and Indemnity Agreement and/or a bond as may be reasonably required in each case by United. Notwithstanding the time of surrender of the Certificates, Record Holders shall be deemed stockholders of United for all purposes from the Effective Time, except that United shall withhold the payment of dividends from any Record Holder until such Record Holder effects the exchange of Certificates for United Common Stock. (Such Record Holder shall receive such withheld dividends, without interest, upon effecting the share exchange.)

                  (c) After the Effective Time, there shall be no transfers on the stock transfer books of Raritan of the shares of Raritan Common Stock which were outstanding immediately prior to the Effective Time and, if any Certificates representing such shares are presented for transfer, they shall be canceled and exchanged for the consideration as provided in Section 2.1 hereof.

                  (d) If payment of the consideration pursuant to Section 2.1 hereof is to be made in a name other than that in which the Certificates surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than that of the registered holder of the Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                  (e) With respect to each outstanding Raritan Option the Exchange Agent shall, after the Effective Time, distribute to the Optionee an amendment to the option grant evidencing the conversion of the grant to an option to purchase United Common Stock in accordance with Section 2.7 hereof.

                  2.3. No Dissenters' Rights. Consistent with the provisions of the DGCL, no stockholder of Raritan shall have appraisal rights with respect to the Merger.

                  2.4. Canceled Shares. Each share of Raritan Common Stock (i) which is held by Raritan as treasury stock or (ii) which is held by Bank or any other direct or indirect subsidiary of Bank (except as trustee or in a fiduciary capacity) or (iii) which is held by United, shall be canceled and retired at the Effective Time.

                  2.5. United Shares. The shares of United Common Stock outstanding at the Effective Time shall not be affected by the Merger, but along with the additional shares of United Common Stock to be issued as provided in
Section 2.1 hereof, shall become the outstanding common stock of the Surviving Corporation.

                  2.6 Anti-Dilution Adjustments. The Exchange Ratio and the Average Pre-Closing Price of United Common Stock shall be appropriately adjusted for any stock split, stock dividend, stock combination, reclassification or similar transaction ("Capital Change") effected by United with respect to United Common Stock between the date hereof and the Effective Time. By way of illustration, the Exchange Ratio determined pursuant to Section 2.1 hereof shall be adjusted upward by 10% (to 1.595) upon the payment of the 10% stock dividend which United declared on September 15, 1998 and which is payable on November 2, 1998 to United shareholders of record as of October 15, 1998. In addition, if United enters into an agreement pursuant to which shares of United Common Stock would be converted, prior to the Effective Time, into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each Raritan stockholder shall be entitled to receive at the Effective Time such number of shares or other securities or amount of obligations of such other corporation as such stockholder would be entitled to receive if the Effective Time had occurred immediately prior to the consummation of such conversion.

                  2.7. Raritan Stock Options. At the Effective Time, each outstanding Raritan Option held by any person (an "Optionee") under the Raritan Option Plans shall be converted into a option to purchase United Common Stock (a "Stock Option"), wherein (x) the right to purchase shares of Raritan Common Stock pursuant to the Raritan Option shall be converted into the right to purchase that same number of shares of United Common Stock multiplied by the Exchange Ratio, (y) the option exercise price per share of United Common Stock shall be the previous option exercise price per share of Raritan Common Stock divided by the Exchange Ratio and (z) in all other material respects the option shall be subject to the same terms and conditions as governed the Raritan Option on which it was based, including the length of time within which the option may be exercised and for any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")), the adjustments shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code. Shares of United Common Stock issuable upon exercise of Stock Options shall be covered by an effective registration statement on Form S-8, and United shall file a registration statement on Form S-8 covering such shares as soon as practicable after the Effective Time, but in no event later than 45 days after the Effective Time.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF RARITAN

                  References herein to "Raritan Disclosure Schedule" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered on the date hereof by Raritan to United. Raritan hereby represents and warrants to United as follows:

                  3.1.     Corporate Organization.

                  (a) Raritan is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Raritan has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of Raritan on a consolidated basis. Raritan is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA").

                  (b) Each of the Subsidiaries of Raritan are listed in the Raritan Disclosure Schedule. The term "Subsidiary", when used in this Agreement with respect to Raritan, means any corporation, joint venture, association, partnership, trust or other entity in which Raritan has, directly or indirectly at least a 50% interest or acts as a general partner. Each Subsidiary of Raritan is duly organized, validly existing and in good standing under the laws of its state of incorporation. The Bank is a New Jersey-chartered stock savings bank whose deposits are insured to the fullest extent permitted by law by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation ("SAIF") for certain deposits, and by the Bank Insurance Fund of the FDIC (the "BIF") for the remaining deposits, in each case to the fullest extent permitted by law. Each Subsidiary of Raritan has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of Raritan and its Subsidiaries on a consolidated basis. The Raritan Disclosure Schedule sets forth true and complete copies of the Certificates of Incorporation or Charter, as the case may be, and Bylaws of Raritan and each Raritan Subsidiary as in effect on the date hereof. Except as set forth in the Raritan Disclosure Schedule, Raritan does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity and owns no real estate, except (i) residential real estate acquired through foreclosure or deed in lieu of foreclosure in each individual instance with a fair market value less than $500,000 and (ii) real estate used for its banking premises.

                  3.2.     Capitalization.

                  The authorized capital stock of Raritan consists of 3,500,000 shares of Raritan Common Stock and 2,00,000 shares of preferred stock, $.01 par value per share ("Raritan Preferred Stock"). As of the date hereof, there were 2,373,569 shares of Raritan Common Stock issued and outstanding, and 214,405 shares issued and held in the treasury, and no shares of Raritan Preferred Stock outstanding. As of the date hereof, there were 264,812 shares of Raritan Common Stock issuable upon exercise of outstanding Raritan Options (the "Option Shares") granted to, directors and officers of Raritan or the Bank pursuant to the Raritan Option Plans. The Raritan Disclosure Schedule sets forth (i) all options which may be exercised for issuance of Raritan Common Stock and the terms upon which the options may be exercised, and (ii) true and complete copies of each of the Raritan Option Plans and a specimen of each form of agreement pursuant to which any outstanding stock option was granted, including a list of each outstanding stock option issued pursuant thereto. All issued and outstanding shares of Raritan Common Stock, and all issued and outstanding shares of capital stock of each Raritan Subsidiary, have been duly authorized and validly issued, are fully paid, and nonassessable. The authorized capital stock of the Bank consists of 10,000,000 shares of common stock, $2.00 par value and no shares of preferred stock. All of the outstanding shares of capital stock of each Raritan Subsidiary are owned by Raritan and are free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except for the Raritan Options and the United Stock Option, neither Raritan nor any Raritan Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Raritan or any Raritan Subsidiary or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares.

                  3.3.     Authority; No Violation.

                  (a) Subject to the approval of this Agreement and the transactions contemplated hereby by the stockholders of Raritan, and subject to the parties obtaining all necessary regulatory approvals, Raritan and the Bank have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of Raritan and the Bank. The execution and delivery of the Bank Merger Agreement has been duly and validly approved by the Board of Directors of the Bank. Except for the approvals described in paragraph
(b) below, no other corporate proceedings on the part of Raritan or the Bank are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Raritan and the Bank, and constitutes valid and binding obligations of Raritan and the Bank, enforceable against Raritan and the Bank in accordance with its terms, except to the extent that enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of New Jersey-chartered savings banks, (ii) general equitable principles, and (iii) laws relating to the safety and soundness of insured depository institutions and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief.

                  (b) Neither the execution and delivery of this Agreement by Raritan and the Bank, nor the consummation by Raritan and the Bank of the transactions contemplated hereby in accordance with the terms hereof, or compliance by Raritan and the Bank with any of the terms or provisions hereof, will (i) violate any provision of Raritan's or the Bank's Certificates of Incorporation or Charter, as the case may be, or Bylaws, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Raritan or the Bank or any of their respective properties or assets, or (iii) except as set forth in the Raritan Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Raritan or the Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Raritan or the Bank is a party, or by which either or both of them or any of their respective properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually and in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of Raritan and its Subsidiaries on a consolidated basis, and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the OCC, the Commissioner of Banking and Insurance of the State of New Jersey (together with the Department of Banking and Insurance, the "Commissioner"), the Board of Governors of the Federal Reserve System ("FRB"), the Securities and Exchange Commission ("SEC"), applicable state securities bureaus or commissions, the New Jersey Secretary of State, the Delaware Secretary of State, and the stockholders of Raritan, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of Raritan or the Bank in connection with (x) the execution and delivery by Raritan and the Bank of this Agreement and (y) the consummation by Raritan and the Bank of the transactions contemplated hereby and (z) the execution and delivery by the Bank of the Bank Merger Agreement and the consummation by the Bank of the transactions contemplated thereby.

                  3.4.     Financial Statements.

                  (a) The Raritan Disclosure Schedule sets forth copies of the consolidated statements of condition of Raritan as of December 31, 1995, 1996 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the periods ended December 31 in each of the three years 1995 through 1997, in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to Raritan, and the unaudited consolidated statements of condition of Raritan as of June 30, 1998 and related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the six months then ended as reported in Raritan's Quarterly Report on Form 10-Q, filed with the SEC under the Securities and Exchange Act of 1934, as amended (the "1934 Act") (collectively, the "Raritan Financial Statements"). The Raritan Financial Statements (including the related notes) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, and fairly present the consolidated financial condition of Raritan as of the respective dates set forth therein, and the related consolidated statements of income, stockholders' equity and cash flows fairly present the results of the consolidated operations, stockholders' equity and cash flows of Raritan for the respective periods set forth therein.

                  (b) The books and records of Raritan and its Subsidiaries have been and are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

                  (c) Except as and to the extent reflected, disclosed or reserved against in the Raritan Financial Statements (including the notes thereto), as of June 30, 1998 neither Raritan nor any of its Subsidiaries had any material liabilities, whether absolute, accrued, contingent or otherwise material to the business, operations, assets or financial condition of Raritan or any of its Subsidiaries. Since June 30, 1998 and to the date hereof, neither Raritan nor any of its Subsidiaries have incurred any material liabilities except in the ordinary course of business and consistent with prudent banking practice, except as specifically contemplated by this Agreement.

                  3.5. Brokerage Fees; Financial Advisor. Other than The Endicott Financial Advisors, L.L.C. ("Endicott"), neither Raritan nor any of its Subsidiaries nor any of their respective directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement. Copies of Raritan's agreements with Endicott are set forth in the Raritan Disclosure Schedule. Endicott has delivered to Raritan its written opinion with respect to the fairness, from a financial point of view, of the Exchange Ratio to the shareholders of Raritan in the Merger. There are no fees (other than time charges billed at usual and customary rates) payable to any consultants, including lawyers and accountants, in connection with this transaction or which would be triggered by consummation of this transaction or the termination of the services of such consultants by Raritan or any of its Subsidiaries other than fees which will be payable by Raritan to Endicott.

                  3.6.     Absence of Certain Changes or Events.
                  (a) There has not been any material adverse change in the business, operations, assets or financial condition of Raritan and its Subsidiaries on a consolidated basis since June 30, 1998 and, to Raritan's knowledge, no facts or conditions exist (other than regional or national economic conditions which affect financial institutions generally) which Raritan believes will cause or is likely to cause such a material adverse change in the future.

                  (b) Except as set forth in the Raritan Disclosure Schedule, neither Raritan nor any of its Subsidiaries has taken or permitted any of the actions set forth in Section 5.2 hereof between June 30, 1998 and the date hereof and Raritan and the Raritan Subsidiaries have conducted their business only in the ordinary course, consistent with past practice.
                  3.7. Legal Proceedings. Except as disclosed in the Raritan Disclosure Schedule, neither Raritan nor any of its Subsidiaries is a party to any, and there are no pending or, to Raritan's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature ("Legal Proceedings") against Raritan or any of its Subsidiaries. Except as disclosed in the Raritan Disclosure Schedule, neither Raritan nor any of its Subsidiaries is a party to any order, judgment or decree entered against Raritan or any Raritan Subsidiary in any Legal Proceeding.

                  3.8.     Taxes and Tax Returns.

                  (a) Raritan and each Raritan Subsidiary have duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("Returns") required to be filed by them in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and each has duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith (and disclosed to United in writing). Raritan and each Raritan Subsidiary have established (and until the Effective Time will establish) on their books and records reserves for the payment of all federal, state and local taxes not yet due and payable, but incurred in respect of Raritan or any Raritan Subsidiary through such date, which reserves are, to the knowledge of Raritan, adequate for such purposes. Except as set forth in the Raritan Disclosure Schedule, the federal income tax returns of Raritan and its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. Except as set forth in the Raritan Disclosure Schedule, the applicable state income tax returns of Raritan and its Subsidiaries have been examined by the applicable authorities (or are closed to examination due to the expiration of the statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To the knowledge of Raritan, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, taxes or assessments upon Raritan or any of its Subsidiaries, nor has Raritan or any of its Subsidiaries given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or Returns.

                  (b) Except as set forth in the Raritan Disclosure Schedule, neither Raritan nor any of its Subsidiaries (i) has requested any extension of time within which to file any tax Return which Return has not since been filed,
(ii) is a party to any agreement providing for the allocation or sharing of taxes, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by Raritan or any Raritan Subsidiary (nor does Raritan have any knowledge that the IRS has proposed any such adjustment or change of accounting method) or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

                  3.9.     Employee Benefit Plans.

                  (a) Except as disclosed in the Raritan Disclosure Schedule, neither Raritan nor any of its Subsidiaries maintains or contributes to any "employee pension benefit plan", within the meaning of Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (the "Raritan Pension Plans"), "employee welfare benefit plan", within the meaning of
Section 3(1) of ERISA (the "Raritan Welfare Plans"), stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement. Neither Raritan nor any of its Subsidiaries has, since September 2, 1974, contributed to any "Multiemployer Plan", within the meaning of Sections 3(37) and 4001(a)(3) of ERISA.

                  (b) Raritan has delivered to United in the Raritan Disclosure Schedule a complete and accurate copy of each of the following with respect to each of the Raritan Pension Plans and Raritan Welfare Plans: (i) plan document, summary plan description, and summary of material modifications (if not available, a detailed description of the foregoing); (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter, if any;
(iv) most recent actuarial report, if any; and (v) most recent annual report on Form 5500.

                  (c) The present value of all accrued benefits both vested and non-vested under each of the Raritan Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for purposes of the most recent actuarial valuation prepared by such Raritan Pension Plan's actuary, did not exceed the then current value of the assets of such plans allocable to such accrued benefits. To the best of Raritan's knowledge, the actuarial assumptions then utilized for such plans were reasonable and appropriate as of the last valuation date and reflect then current market conditions.

                  (d) During the last six years, the Pension Benefit Guaranty Corporation (the "PBGC") has not asserted any claim for liability against Raritan or any of its Subsidiaries which has not been paid in full.

                  (e) All premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each Raritan Pension Plan have been paid. All contributions required to be made to each Raritan Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of Raritan and its Subsidiaries which have not been paid have been properly recorded on the books of Raritan and its Subsidiaries.

                  (f) Except as disclosed on the Raritan Disclosure Schedule, each of the Raritan Pension Plans, the Raritan Welfare Plans and each other plan and arrangement identified on the Raritan Disclosure Schedule has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination letter, which takes into account the Tax Reform Act of 1986 and subsequent legislation through the date of such determination letter, with respect to each of the Raritan Pension Plans and Raritan is not aware of any fact or circumstance which would disqualify any such plan, that could not be retroactively corrected (in accordance with the procedures of the IRS).

                  (g) To the knowledge of Raritan, within the past two plan years no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any of the Raritan Welfare Plans or Raritan Pension Plans.

                  (h) No Raritan Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events", within the meaning of Section 4034(b) of ERISA, with respect to any of the Raritan Pension Plans.

                  (i) To the knowledge of Raritan, no "accumulated funding deficiency", within the meaning of Section 412 of the Code, has been incurred with respect to any of the Raritan Pension Plans.

                  (j) There are no pending, or, to the knowledge of Raritan, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Raritan Pension Plans or the Raritan Welfare Plans, any trusts related thereto or any other plan or arrangement identified in the Raritan Disclosure Schedule.

                  (k) Except as disclosed in the Raritan Disclosure Schedule, no Raritan Pension or Welfare Plan provides medical or death benefits (whether or not insured) beyond an employee's retirement or other termination of service, other than (i) coverage mandated by law, or (ii) death benefits under any Raritan Pension Plan.

                  (l) Except with respect to customary health, life and disability benefits or as disclosed in the Raritan Disclosure Schedule, there are no unfunded benefits obligations which are not accounted for by reserves shown on the Raritan Financial Statements and established under GAAP, or otherwise noted on such financial statements.

                  (m) Except as disclosed in the Raritan Disclosure Schedule, with respect to each Raritan Pension and Welfare Plan that is funded wholly or partially through an insurance policy, there will be no liability of Raritan or any Raritan Subsidiary as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

                  (n) Except as hereafter agreed to by United in writing or as disclosed on the Raritan Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Raritan or any Raritan Subsidiary to severance pay, unemployment compensation or any similar payment, or (ii) accelerate the time of payment, accelerate the vesting, or increase the amount, of any compensation or benefits due to any current employee or former employee under any Raritan Pension Plan or Raritan Welfare Plan.

                  3.10.    Reports.

                  (a) The Raritan Disclosure Schedule lists, and as to item (i) below Raritan has previously delivered or made available to United a complete copy of, each (i) final registration statement, prospectus, annual, quarterly or special report and definitive proxy statement filed by Raritan since January 1, 1995 pursuant to the Securities Act of 1933, as amended ("1933 Act"), or the 1934 Act and (ii) communication (other than general advertising materials, press releases and dividend checks) mailed by Raritan to its shareholders as a class since January 1, 1995.

                  (b) Since January 1, 1995, (i) Raritan has filed all reports that it was required to file with the SEC under the 1934 Act, and (ii) Raritan and the Bank each has duly filed all material forms, reports and documents which they were required to file with each agency charged with regulating any aspect of their business, in each case in form which was correct in all material respects, and, subject to permission from such regulatory authorities, Raritan promptly will deliver or make available to United accurate and complete copies of such reports. As of their respective dates, each such form, report, or document referred to in either of clauses (i) or (ii) above, and each final registration statement, prospectus, annual, quarterly or special report, definitive proxy statement or communication referred to in either of clauses (i) or (ii) of paragraph (b) above, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information contained in any such document as of a later date shall be deemed to modify information as of an earlier date. The Raritan Disclosure Schedule lists the dates of all examinations of Raritan or the Bank conducted by either the Commissioner or the FDIC since January 1, 1995 and the dates of any responses thereto submitted by Raritan or the Bank.

                  3.11. Raritan and Bank Information. The information relating to Raritan and the Bank to be contained in the Joint Proxy Statement/Prospectus (as defined in Section 5.6(a) hereof) to be delivered to stockholders of Raritan and United in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby, as of the dates the Joint Proxy Statement/Prospectus is mailed to stockholders of Raritan and United, respectively, and up to and including the dates of each of the meetings to which such Joint Proxy Statement/Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  3.12.    Compliance with Applicable Law.

                  (a) General. Except as set forth in the Raritan Disclosure Schedule, each of Raritan and the Raritan Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to each, and has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to Raritan or any of its Subsidiaries (other than where such defaults or non-compliances will not, alone or in the aggregate, result in a material adverse effect on the business, operations, assets or financial condition of Raritan and its Subsidiaries on a consolidated basis) and Raritan has not received notice of violation of, and does not know of any violations of, any of the above.

                  (b) CRA. Without limiting the foregoing, to its knowledge the Bank has complied in all material respects with the Community Reinvestment Act ("CRA") and Raritan has received no written notice that any person or group would object to the consummation of a merger involving the Bank due to the CRA performance of or rating of the Bank. Except as listed on the Raritan Disclosure Schedule to the knowledge of the Bank, no person or group has adversely commented upon the Bank's CRA performance. The most recent CRA rating received by the Bank was "Satisfactory."

                  3.13.    Certain Contracts.

                  (a) Except as disclosed in the Raritan Disclosure Schedule under this Section or Section 3.5, (i) neither Raritan nor any Raritan Subsidiary is a party to or bound by any contract or understanding (whether written or oral) with respect to the employment or termination of any present or former officers, employees, directors or consultants and (ii) the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Raritan or any Raritan Subsidiary to any officer, employee, director or consultant thereof. The Raritan Disclosure Schedule sets forth true and correct copies of all employment agreements or termination agreements with officers, employees, directors, or consultants to which Raritan or any Raritan Subsidiary is a party.

                  (b) Except as  disclosed in the Raritan  Disclosure  Schedule,
(i) as of the date of this Agreement, neither Raritan nor any Raritan Subsidiary is a party to or bound by any commitment, agreement or other instrument which contemplates the payment by Raritan or any Raritan Subsidiary of amounts in excess of $100,000, or which has a term extending beyond November 1, 1998 and cannot be terminated by Raritan or its subsidiary without consent of the other party thereto, (ii) no commitment, agreement or other instrument to which Raritan or any Raritan Subsidiary is a party or by which any of them is bound limits the freedom of Raritan or any Raritan Subsidiary to compete in any line of business or with any person, and (iii) neither Raritan nor any Raritan Subsidiary is a party to any collective bargaining agreement.

                  (c) Except as disclosed in the Raritan Disclosure Schedule, neither Raritan nor any Raritan Subsidiary nor, to the knowledge of Raritan, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment or arrangement.

                  3.14.    Properties and Insurance.

                  (a) Raritan and its Subsidiaries have good, and as to owned real property marketable, title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Raritan's consolidated balance sheet as of June 30, 1998, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since June 30, 1998), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in such balance sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of Raritan and its Subsidiaries taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports delivered to United prior to the date hereof. Raritan and its Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by them.

                  (b) The Raritan Disclosure Schedule lists all policies of insurance and bonds covering business operations and all insurable properties and assets of Raritan and its Subsidiaries showing all risks insured against, in each case under valid, binding and enforceable policies or bonds, with such amounts and such deductibles as are specified. As of the date hereof, neither Raritan nor any of its Subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

                  3.15. Minute Books. The minute books of Raritan and its Subsidiaries contain records that are accurate in all material respects of all meetings and other corporate action held of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

                  3.16. Environmental Matters. Except as set forth in the Raritan Disclosure Schedule:

                  (a) Neither Raritan nor any Raritan Subsidiary has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Raritan or such Raritan Subsidiary (either directly or as a trustee or fiduciary, or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters, which correction or cleanup would be material to the business, operations, assets or financial condition of Raritan and the Raritan Subsidiaries taken as a whole. Raritan has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any real property owned or leased by Raritan or any Raritan Subsidiary, as OREO or otherwise, or owned or controlled by Raritan or any Raritan Subsidiary as a trustee or fiduciary (collectively, "Properties"), in any manner that violates or, after the lapse of time may violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials.

                  (b) Raritan has no knowledge that any of the Properties has been operated in any manner in the three years prior to the date of this Agreement that violated any applicable federal, state or local law or regulation governing or pertaining to toxic or hazardous substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of Raritan and the Raritan Subsidiaries taken as a whole.

                  (c) To the knowledge of Raritan, there are no underground storage tanks on, in or under any of the Properties and no underground storage tanks have been closed or removed from any of the Properties while the property was owned, operated or controlled by Raritan or any Raritan Subsidiary.

                  3.17. Reserves. The reserve for loan and lease losses in the June 30, 1998 Raritan Financial Statements was, to Raritan's knowledge, adequate based upon past loan loss experiences and potential losses in the current portfolio to cover all then known or anticipated loan losses.

                  3.18. No Excess Parachute Payments. Except as disclosed in the Raritan Disclosure Schedule, no officer, director, employee or agent (or former officer, director, employee or agent) of Raritan or any Raritan Subsidiary is entitled now, or will or may be entitled to as a consequence of this Agreement, the Merger or the Bank Merger, to any payment or benefit from Raritan, a Raritan Subsidiary, United or UNB which if paid or provided would constitute an "excess parachute payment", as defined in Section 280G of the Code or regulations promulgated thereunder.

                  3.19. Year 2000 Compliance. Raritan and the Raritan Subsidiaries have taken all reasonable steps necessary to address the software, accounting and record keeping issues raised in order for the data processing systems used in the business conducted by Raritan and the Raritan Subsidiaries to be substantially Year 2000 compliant on or before the end of 1999 and, except as set forth in the Raritan Disclosure Schedule, Raritan does not expect the future cost of addressing such issues to be material. Neither Raritan nor any Raritan Subsidiary has received a rating of less than satisfactory from any bank regulatory agency with respect to Year 2000 compliance.

                  3.20. Agreements with Bank Regulators. Except as disclosed in the Raritan Disclosure Schedule, neither Raritan nor any Raritan Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity") which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in writing to United by Raritan prior to the date of this Agreement, nor has Raritan been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed in writing to United by Raritan prior to the date of this Agreement. Neither Raritan nor any Raritan Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to United by Raritan prior to the date of this Agreement.

                  3.21.  Disclosure.  No representation or warranty contained in
Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF UNITED

                  References herein to the "United Disclosure Schedule" shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of
Article IV of this Agreement, which have been delivered on the date hereof by United to Raritan. United hereby represents and warrants to Raritan as follows:

                  4.1.     Corporate Organization.

                  (a) United is a corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey. United has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of United or its Subsidiaries (defined below). United is registered as a bank holding company under the BHCA.

                  (b) Each of the  Subsidiaries  of  United  are  listed  in the
United Disclosure Schedule. The term "Subsidiary" when used in this Agreement with reference to United, means any corporation, joint venture, association, partnership, trust or other entity in which United has, directly or indirectly, at least a 50% interest or acts as a general partner. Each Subsidiary of United is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation. UNB is a national bank whose deposits are insured by the SAIF for certain deposits, and by the BIF for the remaining deposits, in each case to the fullest extent permitted by law. Each Subsidiary of United has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of United and its Subsidiaries.

                  4.2. Capitalization. The authorized capital stock of United consists of 16,000,000 shares of United Common Stock and 1,000,000 shares of preferred stock ("United Preferred Stock"). As of June 30, 1998, there were 9,375,345 shares of United Common Stock issued and outstanding, including 94,303 treasury shares and 2,700 shares of restricted stock granted under the United National Bancorp Long Term Stock Based Incentive Plan (the "United Option Plan"), and there were no shares of United Preferred Stock outstanding. Since June 30, 1998, to and including the date of this Agreement, no additional shares of United Common Stock have been issued except in connection with exercises of options granted under the United Option Plan or grants of restricted stock under the United Option Plan. As of June 30, 1998, except for 399,772 shares of United Common Stock issuable upon exercise of outstanding stock options granted pursuant to the United Option Plan and the Non-Employee Director Stock Option Plan (the "United Director Option Plan"), there were no shares of United Common Stock issuable upon the exercise of outstanding stock options or otherwise. All issued and outstanding shares of United Common Stock, and all issued and outstanding shares of capital stock of United's Subsidiaries, have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights, and are free and clear of all liens, encumbrances, charges, restrictions or rights of third parties. All of the outstanding shares of capital stock of United's Subsidiaries are owned by United free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except for the options referred to above under the United Option Plan and the United Director Option Plan, neither United nor any of United's Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of United or United's Subsidiaries or any securities representing the right to otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares. No additional grants of awards, or exercises of outstanding awards, under the United Option Plan or United Director Option Plan, or repurchases of United Common Stock, prior to the Effective Time shall be required to be disclosed or reported to Raritan to keep the representations in this section true or correct.

                  4.3.     Authority; No Violation.

                  (a) United and UNB have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. United has a sufficient number of authorized but unissued shares of United Common Stock to pay the consideration for the Merger set forth in Article II of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of United and UNB. The execution and delivery of the Bank Merger Agreement has been duly and validly approved by the Board of Directors of UNB. No other corporate proceedings on the part of United and UNB are necessary to consummate the transactions contemplated hereby (except for the approval by United of the Bank Merger Agreement and except for any shareholder approval that may be required by the NASDAQ/NMS listing rules). This Agreement has been duly and validly executed and delivered by United and UNB and constitutes a valid and binding obligation of United and UNB, enforceable against United and UNB in accordance with its terms, except to the extent that enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of federally-chartered banks, (ii) general equitable principles, and (iii) laws relating to the safety and soundness of insured depository institutions and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief.

                  (b) Neither the execution or delivery of this Agreement nor the consummation by United and UNB of the transactions contemplated hereby in accordance with the terms hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of United or the Articles of Association or Bylaws of UNB, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to United or UNB or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of United or UNB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which United or UNB is a party, or by which United or UNB or any of their properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of United and United's Subsidiaries on a consolidated basis, or the ability of United and UNB to consummate the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the OCC, the OTS, the FRB, the New Jersey Secretary of State, the Delaware Secretary of State, the SEC, or applicable state securities bureaus or commissions, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of United or UNB in connection with
(a) the execution and delivery by United or UNB of this Agreement, (b) the consummation by United of the Merger and the other transactions contemplated hereby and (c) the execution and delivery by UNB of the Bank Merger Agreement and the consummation by UNB of the Bank Merger and other transactions contemplated thereby. To United's knowledge, no fact or condition exists which United has reason to believe will prevent it or UNB from obtaining the aforementioned consents and approvals.

                  4.4.     Financial Statements.

                  (a) United has previously delivered to Raritan copies of the consolidated statements of financial condition of United as of December 31, 1995, 1996 and 1997, the related consolidated statements of income, changes in stockholders' equity and of cash flows for the periods ended December 31 in each of the three fiscal years 1995 through 1997, in each case accompanied by the audit report of KPMG Peat Marwick LLP, the current independent public accountants with respect to United, or Arthur Andersen, LLP, previously the independent public accountants with respect to United, and the unaudited consolidated statements of condition of United as of June 30, 1998 and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the six months then ended as reported in United's Quarterly Report on Form 10-Q, filed with the SEC under the 1934 Act (collectively, the "United Financial Statements"). The United Financial Statements (including the related notes), have been prepared in accordance with GAAP consistently applied during the periods involved (except as approved by such independent public accountants and disclosed therein), and fairly present the consolidated financial position of United as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and of cash flows (including the related notes, where applicable) fairly present the results of the consolidated operations and changes in stockholders' equity and of cash flows of United for the respective fiscal periods set forth therein.

                  (b) The books and records of United and its subsidiaries have been and are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

                  (c) Except as and to the extent reflected, disclosed or reserved against in the United Financial Statements (including the notes thereto), as of June 30, 1998 neither United nor any of its Subsidiaries had or has, as the case may be, any material obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of United or any of its Subsidiaries and which are required by GAAP to be disclosed in the United Financial Statements. Since June 30, 1998, neither United nor any of its Subsidiaries have incurred any material liabilities, except in the ordinary course of business and consistent with prudent banking practice.

                  4.5. Brokerage Fees. Except as set forth in the United Disclosure Schedule, neither United nor UNB nor any of their respective directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

                  4.6. Absence of Certain Changes or Events. There has not been any material adverse change in the business, operations, assets or financial condition of United and United's Subsidiaries on a consolidated basis since June 30, 1998 and to United's knowledge, no fact or condition exists (other than regional or national economic conditions which affect financial institutions generally) which United believes will cause or is likely to cause such a material adverse change in the future.

                  4.7. United Information. The information relating to United and its subsidiaries, this Agreement and the transactions contemplated hereby in the Registration Statement and Joint Proxy Statement/Prospectus (as defined in
Section 5.6(a) hereof), as of the dates of the mailing of the Joint Proxy Statement/Prospectus to shareholders of United and Raritan, respectively, and up to and including the dates of each meeting to which such Joint Proxy Statement/Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  4.8. Capital Adequacy. As of the date of this Agreement each of United and UNB has, and at the Effective Time, after taking into effect the Merger and the transactions contemplated hereunder, each of United and UNB will have, sufficient capital to satisfy all applicable regulatory capital requirements.

                  4.9. United Common Stock. At the Effective Time, the United Common Stock to be issued pursuant to the terms of Section 2.1, when so issued, shall be duly authorized, validly issued, fully paid, and non-assessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by or through United, with no personal liability attaching to the ownership thereof.

                  4.10. Legal Proceedings. Except as disclosed in the United Disclosure Schedule, neither United nor its Subsidiaries is a party to any, and there are no pending or, to United's knowledge, threatened, Legal Proceedings against United or any of its Subsidiaries which, if decided adversely to United, or any of its Subsidiaries, would have a material adverse effect on the business, operations, assets or financial condition of United and its Subsidiaries on a consolidated basis. Except as disclosed in the United Disclosure Schedule, neither United nor any of United's Subsidiaries is a party to any order, judgment or decree entered against United or any such Subsidiary in any Legal Proceeding which would have a material adverse effect on the business, operations, assets or financial condition of United and its Subsidiaries on a consolidated basis.

                  4.11. Taxes and Tax Returns. United and its Subsidiaries have duly filed (and until the Effective Time will so file) all Returns required to be filed by them in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and have duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith. United and its Subsidiaries have established (and until the Effective Time will establish) on their books and records reserves for the payment of all federal, state and local taxes not yet due and payable, but incurred in respect of United and its Subsidiaries through such date, which reserves are, to the knowledge of United, adequate for such purposes. No deficiencies exist or have been asserted based upon the federal income tax returns of United and UNB.

                  4.12.    Employee Benefit Plans.

                  (a) United and its Subsidiaries maintain or contribute to certain "employee pension benefit plans" (the "United Pension Plans"), as such term is defined in Section 3 of ERISA, and "employee welfare benefit plans" (the "United Welfare Plans"), as such term is defined in Section 3 of ERISA. Since September 2, 1974, neither United nor its Subsidiaries have contributed to any "Multiemployer Plan", as such term is defined in Section 3(37) of ERISA.

                  (b) Each of the United Pension Plans and each of the United Welfare Plans has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations.

                  (c) The present value of all accrued benefits both vested and non-vested under each of the United Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for purposes of the most recent actuarial valuation prepared by such United Pension Plan's actuary, did not exceed the then current value of the assets of such plans allocable to such accrued benefits. To the best of United's knowledge, the actuarial assumptions then utilized for such plans were reasonable and appropriate as of the last valuation date and reflect then current market conditions.

                  (d) During the last six years, the PBGC has not asserted any claim for liability against United or any of its Subsidiaries which has not been paid in full.

                  (e) All premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each United Pension Plan have been paid. All contributions required to be made to each United Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of United and its Subsidiaries which have not been paid have been properly recorded on the books of United and its Subsidiaries.

                  (f) Except as disclosed on the United Disclosure Schedule, each of the United Pension Plans, the United Welfare Plans and each other plan and arrangement identified on the United Disclosure Schedule has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination letter, which takes into account the Tax Reform Act of 1986 and subsequent legislation through the date of such determination letter, with respect to each of the United Pension Plans and United is not aware of any fact or circumstance which would disqualify any such plan, that could not be retroactively corrected (in accordance with the procedures of the IRS).

                  (g) To the knowledge of United, within the past two plan years no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any of the United Welfare Plans or United Pension Plans.

                  (h) No United Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events", within the meaning of Section 4034(b) of ERISA, with respect to any of the United Pension Plans.

                  (i) To the knowledge of United, no "accumulated funding deficiency", within the meaning of Section 412 of the Code, has been incurred with respect to any of the United Pension Plans.

                  4.13.    Reports.

                  (a) Each communication mailed by United to its stockholders since January 1, 1995, and each annual, quarterly or special report, proxy statement or communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations enforced or promulgated by the applicable regulatory agency and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that disclosures as of a later date shall be deemed to modify disclosures as of an earlier date.

                  (b) Since January 1, 1995, (i) United has filed all reports that it was required to file with the SEC under the 1934 Act, and (ii) United and UNB each has duly filed all material forms, reports and documents which they were required to file with each agency charged with regulating any aspect of their business, in each case in form which was correct in all material respects, and, subject to permission from such regulatory authorities, United promptly will deliver or make available to Raritan accurate and complete copies of such reports. As of their respective dates, each such form, report, or document referred to in either of clauses (i) or (ii) above, and each final registration statement, prospectus, annual, quarterly or special report, definitive proxy statement or communication referred to in either of clauses (i) or (ii) of paragraph (b) above, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information contained in any such document as of a later date shall be deemed to modify information as of an earlier date. The United Disclosure Schedule lists the dates of all examinations of United or UNB conducted by either the OCC or the FDIC since January 1, 1995 and the dates of any responses thereto submitted by United or UNB.

                  4.14. Compliance with Applicable Law. United and its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority or the NASDAQ/NMS relating to United and its Subsidiaries (other than where such default or non-compliance will not result in a material adverse effect on the business, operations, assets or financial condition of United and its Subsidiaries on a consolidated basis) and United has not received notice of violations of, and does not know of any violations (other than violations which will not, alone or in the aggregate, result in a material adverse effect on the business operations, assets or financial condition of United and its Subsidiaries on a consolidated basis) of, any of the above. Without limiting the foregoing, to its knowledge UNB has complied in all material respects with the CRA and United has received no written notice that any person or group would object to the consummation of a merger involving UNB due to the CRA performance or rating of UNB. To the knowledge of United, except as listed on the United Disclosure Schedule, no person or group has adversely commented upon UNB's CRA performance. The most recent CRA rating received by UNB was "Satisfactory."

                  4.15.    Properties and Insurance.

                  (a) United and its Subsidiaries have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in United's consolidated balance sheet as of June 30, 1998, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since June 30, 1998). United and its Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all real property leased by them in all material respects as presently occupied, used, possessed and controlled by them.

                  (b) The business operations and all insurable properties and assets of United and its Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of United should be insured against, in each case under valid, binding and enforceable policies or bonds, with such deductibles and against such risks and losses as are in the opinion of the management of United adequate for the business engaged in by United and its Subsidiaries. As of the date hereof, neither United nor any of its Subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

                  4.16. Minute Books. The minute books of United and its Subsidiaries contain records that are accurate in all material respects of all meetings and other corporate action held of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

                  4.17. Environmental Matters. Except as disclosed in the United Disclosure Schedule, neither United nor any of its Subsidiaries has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that United or any of its Subsidiaries (either directly or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or clean-up of any condition material to the business, operations, assets or financial condition of United or its Subsidiaries. Except as disclosed in the United Disclosure Schedule, United has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any property owned or leased by United or any of its Subsidiaries, as OREO or otherwise, or owned or controlled by United or any of its Subsidiaries as a trustee or fiduciary in any manner, that violates or, after the lapse of time may violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of United and its Subsidiaries on a consolidated basis.

                  4.18. Reserves. The allowance for possible loan and lease losses in the June 30, 1998 United Financial Statements was, to United's knowledge, adequate at the time based upon past loan loss experiences and potential losses in the portfolio at the time to cover all then known or anticipated loan losses.

                  4.19. Year 2000 Compliance. United and the United Subsidiaries have taken all reasonable steps necessary to address the software, accounting and record keeping issues raised in order for the data processing systems used in the business conducted by United and the United Subsidiaries to be substantially Year 2000 compliant on or before the end of 1999 and United does not expect the future cost of addressing such issues to be material. Neither United nor any United Subsidiary has received a rating of less than satisfactory from any bank regulatory agency with respect to Year 2000 compliance.

                  4.20. Agreements with Bank Regulators. Except as disclosed in the United Disclosure Schedule, neither United nor any United Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in writing to Raritan by United prior to the date of this Agreement, nor has United been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed in writing to Raritan by United prior to the date of this Agreement. Neither United nor any United Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to Raritan by United prior to the date of this Agreement.

                  4.21. Disclosures.  No representation or warranty contained in
Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

                                    ARTICLE V

                            COVENANTS OF THE PARTIES

                  5.1. Conduct of the Business of Raritan. During the period from the date of this Agreement to the Effective Time, Raritan shall, and shall cause each of its Subsidiaries to, conduct its respective business and engage in transactions permitted hereunder only in the ordinary course and consistent with prudent banking practice, except with the prior written consent of United, which consent will not be unreasonably withheld. Raritan also shall use all reasonable efforts to (i) preserve its business organization and that of each Raritan Subsidiary intact, (ii) keep available to itself the present services of its employees and those of its Subsidiaries, provided that neither Raritan nor any of its Subsidiaries shall be required to take any unreasonable or extraordinary act or any action which would conflict with any other term of this Agreement,
(iii) preserve for itself and United the goodwill of its customers and those of its Subsidiaries and others with whom business relationships exist, and (iv) take any action which United may reasonably request in order to cause the Merger to qualify as a pooling of interests for accounting purposes including, without limitation, reissuing "tainted" shares of Raritan Common Stock if United so requests.

                  5.2.     Negative Covenants and Dividend Covenants.

                  (a) Raritan agrees that from the date hereof to the Effective Time, except as set forth in Section 5.2 of the Raritan Disclosure Schedule or as otherwise approved by United in writing or as permitted or required by this Agreement, it will not, nor will it permit any of its Subsidiaries to:

                  (i) change any provision of its Certificate of Incorporation or Charter, as the case may be, or Bylaws or any similar governing documents;

                  (ii) except for the issuance of Raritan Common Stock pursuant to the present terms of the outstanding Raritan Options and the United Stock Option and as disclosed in the Raritan Disclosure Schedule, change the number of shares of its authorized or issued common or preferred stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Raritan or any Raritan Subsidiary or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any shares of such capital stock, other than Raritan's regular quarterly cash dividends in amounts not to exceed $0.15 per calendar quarter, with the dividend payment dates to be coordinated with United, it being the intention of the parties that the shareholders of Raritan receive dividends for any particular calendar quarter on either the Raritan Common Stock or the United Common Stock acquired in exchange therefor pursuant to the terms of this Agreement but not both; provided further, that nothing contained herein shall be deemed to affect the ability of the Bank to pay dividends on its capital stock to Raritan;

                  (iii) grant any severance or termination pay (other than pursuant to agreements or policies of Raritan in effect on the date hereof and disclosed in the Raritan Disclosure Schedule or as agreed to by United in writing) to, or enter into or amend any employment agreement with, any of its directors, officers or employees, adopt any new employee benefit plan or arrangement of any type or amend any such existing benefit plan or arrangement; or award any increase in compensation or benefits to its directors, officers or employees;

                  (iv) sell or dispose of any substantial amount of assets or incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies;

                  (v) make any capital expenditures other than pursuant to binding commitments existing on the date hereof and expenditures necessary to maintain existing assets in good repair and expenditures described in business plans or budgets previously furnished to United;

                  (vi) file any applications or make any contract with respect to branching or site location or relocation.

                  (vii) agree to acquire in any manner whatsoever (other than to foreclose on collateral for a defaulted loan) any business or entity;

                  (viii) make any material change in its accounting methods or practices, other than changes required in accordance with GAAP;

                  (ix) take any action that would result in any of the representations and warranties contained in Article III of this Agreement not being true and correct in any material respect at the Effective Time; or

                  (x) agree to do any of the foregoing.

                  (b) United agrees that from the date hereof to the Effective Time, except as otherwise approved by Raritan in writing or as permitted or required by this Agreement, it will not, nor will it permit any of its Subsidiaries to:

                  (i) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or that may result in any condition, agreement or covenant set forth in this Agreement not being satisfied;

                  (ii) take or cause to be taken any action which would disqualify the Merger as a tax free reorganization under Section 368 of the Code or as a pooling of interests for accounting purposes;

                  (iii) consolidate with or merge with any other person or entity in which United is not the surviving entity, or convey, transfer or lease its properties and assets substantially as an entirety to any person or entity unless such person or entity shall expressly assume the obligations of United under this Agreement; or

                  (iv) authorize or enter into any agreement or commitment to do any of the foregoing.

                  5.3. No Solicitation. So long as this Agreement remains in effect, Raritan and the Bank shall not, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than United) concerning any merger or sale of shares of capital stock or sale of substantial assets or liabilities not in the ordinary course of business, or similar transactions involving Raritan or the Bank (an "Acquisition Transaction"). Notwithstanding the foregoing, Raritan may enter into discussions or negotiations or provide information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of Raritan, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that such discussions or negotiations should be commenced or such information should be furnished. Raritan shall promptly communicate to United the terms of any proposal, whether written or oral, which it may receive in respect of any such Acquisition Transaction and the fact that it is having discussions or negotiations with a third party about an Acquisition Transaction.

                  5.4. Current Information. During the period from the date of this Agreement to the Effective Time, Raritan will cause one or more of its designated representatives to confer on a monthly basis, or on such other schedule as the parties may mutually agree upon, with representatives of United regarding Raritan's business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. Without limiting the foregoing, promptly, but in any event within 30 days, after granting any new loan or extension of credit, or any renewal of an existing loan or extension of credit, in excess of $250,000, Raritan and the Bank will send United a description thereof, and thereafter Raritan will promptly send to United copies of such documents relating thereto as United shall reasonably request. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year) ending after the date of this Agreement, Raritan will deliver to United the Bank's call reports filed with the FDIC and Raritan's quarterly reports on Form 10-Q as filed with the SEC under the 1934 Act, and United will deliver to Raritan United's quarterly reports on Form 10-Q, as filed with the SEC under the 1934 Act, and UNB's call reports filed with the OCC and the FDIC. As soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, Raritan will deliver to United and United will deliver to Raritan their respective year end financial statements and related reports to shareholders and regulatory agencies.

                  5.5.     Access to Properties and Records; Confidentiality.

                  (a) Raritan and the Bank shall permit United and its agents and representatives, including, without limitation, officers, directors, employees, attorneys, accountants and financial advisors (collectively, "Representatives"), and United and UNB shall permit Raritan and its Representatives, reasonable access to their respective properties, and shall disclose and make available to United and its Representatives or Raritan and its Representatives as the case may be, all books, papers and records relating to their respective assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, independent auditors' work papers (subject to the receipt by such auditors of a standard access representation letter), litigation files, plans affecting employees, and any other business activities or prospects in which United and its Representatives or Raritan and its Representatives may have a reasonable interest. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any law, rule, regulation, order or judgment or, in the case of a document which is subject to an attorney client privilege, would compromise the right of the disclosing party to claim that privilege. The parties will use all reasonable efforts to obtain waivers of any such restriction (other than the attorney client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Raritan acknowledges that United may be involved in discussions concerning other potential acquisitions and United shall not be obligated to disclose such information to Raritan except as such information is publicly disclosed by United.

                  (b) All information furnished by the parties hereto previously in connection with transactions contemplated by this Agreement or pursuant hereto shall be used solely for the purpose of evaluating the Merger contemplated hereby, shall be kept confidential and shall be treated as the sole property of the party delivering the information until consummation of the Merger contemplated hereby and, if such Merger shall not occur, each party and each party's Representatives shall return to the other party all documents or other materials containing, reflecting or referring to such information, will not retain any copies of such information, shall keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes or any other purposes not expressly permitted hereby. Each party shall inform its Representatives of the terms of this Section 5.5. Any breach of this Section 5.5 by a Representative of a party hereto shall conclusively be deemed to be a breach thereof by such party. In the event that the Merger contemplated hereby is abandoned, all documents, notes and other writings prepared by a party hereto or its Representatives based on information furnished by the other party shall be promptly destroyed. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the other party; (B) was then generally known to the public;
(C) became known to the public through no fault of the party receiving such information; or (D) was disclosed to the party receiving such information by a third party not bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal, regulatory or examination requirement or in accordance with an order of a court of competent jurisdiction.

                  (c) In addition to all other remedies that may be available to any party hereto in connection with a breach by any other party hereto of its or its Representative's obligations under this Section 5.5, each party hereto shall be entitled to specific performance and injunctive and other equitable relief with respect to this Section 5.5. Each party hereto waives, and agrees to use all reasonable efforts to cause its Representatives to waive, any requirement to secure or post a bond in connection with any such relief.

                  5.6.     Regulatory Matters.

                  (a) For the purposes of holding the meetings of Raritan stockholders and United shareholders referred to in Section 5.7 hereof and registering or otherwise qualifying under applicable federal and state securities laws United Common Stock to be issued to Record Holders and Optionees in connection with the Merger, the parties hereto shall cooperate in the preparation and filing by United of a Registration Statement with the SEC which shall include an appropriate joint proxy statement and prospectus satisfying all applicable requirements of applicable state and federal laws, including the 1933 Act, the 1934 Act and applicable state securities laws and the rules and regulations thereunder. (Such joint proxy statement and prospectus in the form mailed by Raritan to the Raritan stockholders and Optionees together with any and all amendments or supplements thereto, and in the form mailed by United to the United shareholders together with any and all amendments or supplements thereto, is collectively herein referred to as the "Joint Proxy Statement/Prospectus" and the various documents to be filed by United under the 1933 Act with the SEC to register for sale the United Common Stock to be issued to Record Holders and Optionees, including the Proxy Statement/Prospectus, are referred to herein as the "Registration Statement").

                  (b) United shall furnish information concerning United and the Merger as is necessary in order to cause the Joint Proxy Statement/Prospectus, insofar as it relates to United and the Merger, to comply with Section 5.6(a) hereof. United agrees promptly to advise Raritan if at any time prior to the Raritan stockholder meeting referred to in Section 5.7 hereof, any information provided by United in the Joint Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide Raritan with the information needed to correct such inaccuracy or omission. United shall furnish Raritan with such supplemental information as may be necessary in order to cause the Joint Proxy Statement/Prospectus, insofar as it relates to United and the Merger, to comply with Section 5.6(a) after the mailing thereof to Raritan stockholders and United shareholders.

                  (c) Raritan shall furnish United with such information concerning Raritan and the Bank as is necessary in order to cause the Joint Proxy Statement/Prospectus, insofar as it relates to such corporations, to comply with Section 5.6(a) hereof. Raritan agrees promptly to advise United if, at any time prior to either of the meetings referred to in Section 5.6(a) hereof, information provided by Raritan in the Joint Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide United with the information needed to correct such inaccuracy or omission. Raritan shall furnish United with such supplemental information as may be necessary in order to cause the Joint Proxy Statement/Prospectus, insofar as it relates to Raritan and the Bank, to comply with Section 5.6(a) after the mailing thereof to Raritan stockholders and United shareholders.

                  (d) United shall promptly make such filings as are necessary in connection with the offering of the United Common Stock pursuant to the Merger with applicable state securities agencies and shall use all reasonable efforts to qualify the offering of the United Common Stock under applicable state securities laws at the earliest practicable date. Raritan shall promptly furnish United with such information regarding the Raritan stockholders as United requires to enable it to determine what filings are required hereunder. Raritan authorizes United to utilize in such filings the information concerning Raritan and the Bank provided to United in connection with, or contained in, the Joint Proxy Statement/Prospectus. United shall furnish Raritan with drafts of all such filings, as well as filings with the SEC and all regulatory filings in connection with the Merger, shall provide Raritan with the opportunity to comment thereon, and shall keep Raritan advised of the status thereof. United shall as promptly as practicable file the Registration Statement containing the Joint Proxy Statement/Prospectus with the SEC, and each of United and Raritan shall promptly notify the other of all communications, oral or written, with the SEC concerning the Registration Statement and the Joint Proxy Statement/Prospectus.

                  (e) United shall cause the United Common Stock to be issued in connection with the Merger to be listed on the NASDAQ/NMS.

                  (f) The parties hereto will cooperate with each other and use all reasonable efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as possible, including, without limitation, those required by the OCC, the Commissioner, the State of New Jersey, the FDIC and the FRB. The parties shall each have the right to review in advance (and shall do so promptly) all information relating to the other, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement. The parties hereto shall use reasonable business efforts to file for approval or waiver by the appropriate bank regulatory agencies within 60 days of the date hereof.

                  (g) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

                  (h) Raritan acknowledges that United is in or may be in the process of acquiring other banks and financial institutions and that in connection with such acquisitions, information concerning Raritan may be required to be included in the registration statements, if any, for the sale of securities of United or in SEC reports in connection with such acquisitions. Raritan agrees to provide United with any information, certificates, documents or other materials about Raritan as are reasonably necessary to be included in such other SEC reports or registration statements, including registration statements which may be filed by United prior to the Effective Time. Raritan shall use its reasonable efforts to cause its attorneys and accountants to provide United and any underwriters for United with any consents, comfort letters, opinion letters, reports or information which are necessary to complete the registration statements and applications for any such acquisition or issuance of securities. United shall reimburse Raritan for reasonable expenses thus incurred by Raritan should this Agreement be terminated for any reason. United shall not file with the SEC any registration statement or amendment thereto or supplement thereof containing information regarding Raritan unless Raritan shall have consented in writing to such filing, which consent shall not be unreasonably delayed or withheld.

                  (i) Between the date of this Agreement and the Effective Time, Raritan shall cooperate with United to be in a position as of the Effective Time to reasonably conform Raritan's policies and procedures regarding applicable regulatory matters to those of United as United may reasonably identify to Raritan from time to time.

                  5.7.     Approval of Stockholders.

                  (a) Raritan will (i) take all steps reasonably necessary duly to call, give notice of, convene and hold a meeting of the stockholders of Raritan as soon as reasonably practicable for the purpose of securing the approval by such stockholders of this Agreement, (ii subject to the fiduciary responsibilities of the Board of Directors of Raritan to the stockholders of Raritan, recommend to the stockholders of Raritan the approval of this Agreement and the transactions contemplated hereby and use all reasonable efforts to obtain, as promptly as practicable, such approvals, and (iii) cooperate and consult with United with respect to each of the foregoing matters. In connection therewith, Raritan will use reasonable efforts to cause each director of Raritan to agree, (x) to vote in favor of the Merger, and (y) take such action as is necessary or is reasonably required by United to consummate the Merger.

                  (b) United will (i) take all steps reasonably necessary duly to call, give notice of, convene and hold a meeting of the stockholders of United as soon as reasonably practicable for the purpose of securing the approval by such stockholders of this Agreement, (ii subject to the fiduciary responsibilities of the Board of Directors of United to the stockholders of United, recommend to the stockholders of United the approval of this Agreement and the transactions contemplated hereby and use all reasonable efforts to obtain, as promptly as practicable, such approvals, and (iii) cooperate and consult with Raritan with respect to each of the foregoing matters. In connection therewith, United will use reasonable efforts to cause each director of United to agree, (x) to vote in favor of the Merger, and (y) take such action as is necessary or is reasonably required by Raritan to consummate the Merger.

                  5.8. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using all reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. Nothing in this section shall be construed to require any party to participate in any threatened or actual Legal Proceedings (other than Legal Proceedings to which it is otherwise a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

                  5.9. Public Announcements. The parties hereto shall cooperate with each other, and obtain each other's prior approval, in the development and distribution of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law or regulation or as to which the party releasing such information has used all reasonable efforts to discuss with the other party in advance.

                  5.10. Failure to Fulfill Conditions.  In the event that United or Raritan determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to June 30, 1999 (the "Cutoff Date") and that it will not waive that condition, it will promptly notify the other party. Except for any acquisition or merger discussions United may enter into with other parties, Raritan and United will promptly inform the other of any facts applicable to Raritan or United, respectively, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any governmental authority or which would otherwise prevent or materially delay completion of the Merger.

                  5.11. Disclosure Supplements. From time to time prior to the Effective Time, each party hereto will promptly supplement or amend (by written notice to the other) its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered materially inaccurate thereby. For the purpose of determining satisfaction of the conditions set forth in Article VI, no supplement or amendment to such Schedules shall correct or cure any warranty which was untrue when made, but supplements or amendments may be used to disclose subsequent facts or events to maintain the truthfulness of any warranty.

                  5.12     Transaction Expenses of Raritan.

                  (a) To the extent not already done, Raritan shall promptly, but in any event within 30 days, after the execution of this Agreement ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements, and request that its professionals render monthly invoices within 30 days after the end of each month. Raritan shall accrue and/or pay all of such amounts as soon as possible.

                  (b) United and Raritan  shall  jointly  make all  arrangements
with    respect   to   the   printing   and   mailing   of   the   Joint   Proxy
Statement/Prospectus.

                  5.13. Closing. The parties hereto shall cooperate and use reasonable efforts to try to cause the Effective Time to occur during January, 1999.

                  5.14.    Indemnification.

                  (a) For a period of six years after the Effective Time, United shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of Raritan or the Bank (collectively, the "Indemnitees") against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, without limitation, reasonable costs of investigation, and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee by reason of the fact that he or she is or was a director or officer of Raritan or the Bank or acted as a director or officer of a third party at the written request of Raritan or the Bank, in connection with, arising out of or relating to any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including, without limitation, any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against Raritan or the Bank or any of their respective affiliates, or by any former or present shareholder of Raritan or the Bank (each a "Claim" and collectively, "Claims"), including, without limitation, any Claim which is based upon, arises out of or in any way relates to the Merger, the Joint Proxy Statement/Prospectus, this Agreement, any of the transactions contemplated by this Agreement, the Indemnitee's service as a member of the Board of Directors of Raritan or the Bank or any committee of such board, the events leading up to the execution of this Agreement, any statement, announcement, recommendation or solicitation made in connection therewith or related thereto (or the absence of any of the foregoing) and any breach of any duty in connection with any of the foregoing, in each case to the fullest extent which Raritan or the Bank, as the case may be, would have been permitted under any applicable law and its Certificate of Incorporation and By-Laws had the Merger not occurred (and United shall also advance expenses as incurred to the fullest extent so permitted).

                  (b) From and after the Effective Time, United shall assume and honor any obligation of Raritan or the Bank immediately prior to the Effective Time with respect to the indemnification of the Indemnitees arising out of the Certificate of Incorporation or By-Laws of Raritan or the Bank or arising out of any written indemnification agreements between Raritan or the Bank and such persons disclosed in the Raritan Disclosure Schedule, as if such obligations were pursuant to a contract or arrangement between United and such Indemnitees, including the obligation to advance expenses pursuant to Raritan's Certificate of Incorporation and Bylaws.

                  (c) In the event  United or any of its  successors  or assigns
(i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of United assume the obligations set forth in this Section 5.14.

                  (d) United shall cause Raritan's and the Bank's officers and directors to be covered, for a period of six years after the Effective Time, under (i) United's then current officers' and directors' liability insurance policy or (ii) an extension of Raritan's or the Bank's existing officers' and directors' liability insurance policy. However, United shall only be required to insure such persons upon terms and for coverages substantially similar to Raritan's or the Bank's existing officers' and directors' liability insurance, as the case may be.

                  (e) Any Indemnitee wishing to claim indemnification under this
Section 5.14 shall promptly notify United upon learning of any Claim, but the failure to so notify shall not relieve United of any liability it may have to such Indemnitee if such failure does not materially prejudice United. In the event of any Claim (whether arising before or after the Effective Time) as to which indemnification under this Section 5.14 is applicable, (x) United shall have the right to assume the defense thereof and United shall not be liable to such Indemnitees for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof, except that if United elects not to assume such defense, or counsel for the Indemnitees advises that there are issues which raise conflicts of interest between United and the Indemnitees, the Indemnitees may retain counsel satisfactory to them, and United shall pay the reasonable fees and expenses of such counsel for the Indemnitees as statements therefor are received; provided, however, that United shall be obligated pursuant to this Section 5.14(e) to pay for only one firm of counsel for all Indemnitees in any jurisdiction with respect to a matter unless the use of one counsel for multiple Indemnitees would present such counsel with a conflict of interest that is not waivable by the Indemnitees, and (y) the Indemnitees will cooperate in the defense of any such matter. United shall not be liable for settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent. Notwithstanding anything to the contrary in this Section 5.14, United shall not have any obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable law or public policy.

                  5.15. New United and UNB Directors. As of the Effective Time, United shall cause its Board of Directors and the UNB Board of Directors to take action to appoint to the Boards of Directors of United and UNB, respectively, at the Effective Time, Arlyn D. Rus and one other current Raritan director who shall be proposed by Raritan and approved by United. Such persons will serve on separate classes of the Board of Directors of United and Mr. Rus shall serve as Vice Chairman of the Board of United. As of the Effective Time, United shall cause the UNB Board of Directors to take action to create an advisory Board of Directors and to invite all then directors of Raritan to serve on such advisory board.

                  5.16. Employment Matters. In connection with the Merger, United and Raritan will deal with employment and severance contracts and arrangements with officers and employees of Raritan and the Bank in the manner set forth in Section 5.16 of the

Raritan Disclosure Schedule.


                  5.17. Pooling and Tax-Free Reorganization Treatment. Neither United nor Raritan shall intentionally take, fail to take or cause to be taken or not be taken, any action within its control, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

                  5.18. Raritan Option Plans. From and after the Effective Time, each Raritan Option which is converted to an option to purchase United Common Stock under Section 2.1(b) shall be administered, operated and interpreted by a committee comprised of members of the Board of Directors of United appointed by the Board of Directors of United (including one or more former directors of Raritan). United shall reserve for issuance the number of shares of United Common Stock necessary to satisfy United's obligations.
United shall also register, if not previously registered pursuant to the 1933 Act, the shares authorized for issuance under the Raritan Options so converted.

                  5.19.    Affiliates.

                  (a) Promptly, but in any event within 30 days, after the execution and delivery of this Agreement, (i) Raritan shall deliver to United
(x) a letter identifying all persons who, to the knowledge of Raritan, may be deemed to be affiliates of Raritan under Rule 145 of the 1933 Act, including without limitation all directors and executive officers of Raritan and (y) a letter identifying all persons who, to the knowledge of Raritan, may be deemed to be affiliates of Raritan as that term (affiliate) is used for purposes of qualifying for pooling-of-interests accounting treatment; and (ii) United shall identify to Raritan all persons who, to the knowledge of United, may be deemed affiliates of United as that term (affiliates) is used for purposes of qualifying for pooling-of-interests accounting treatment.

                  (b) Raritan shall cause each director of Raritan to, and Raritan shall use all reasonable efforts to cause each executive officer of Raritan and each other person who may be deemed an affiliate of Raritan (under either Rule 145 of the 1933 Act or the accounting treatment rules) to, execute and deliver to United within 30 days after the execution and delivery of this Agreement, a letter substantially in the form of Exhibit 5.19 hereto agreeing to be bound by the restrictions of Rule 145 and agreeing to be bound by the rules which permit the Merger to be treated as a pooling of interests for accounting purposes. In addition, United shall cause each director and executive officer of United to, and United shall use all reasonable efforts to cause each other person who may be deemed an affiliate of United (as that term is used for purposes of qualifying for pooling of interests) to, execute and deliver to United within 30 days after the execution and delivery of this Agreement, a letter substantially in the form of Exhibit 5.19.1 hereto in which such persons agree to be bound by the rules which permit the Merger to be treated as a pooling of interests for accounting treatment.

                  (c) United shall use reasonable business efforts to publish as soon as possible, but no later than 20 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations, combined revenues and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

                  5.20. Compliance with the Industrial Site Recovery Act. Raritan, at its sole cost and expense, shall use all reasonable efforts to obtain prior to the Effective Time, with respect to each facility located in New Jersey owned or operated by Raritan or any Raritan Subsidiary (each, a "Facility"), either: (a) a Letter of Non-Applicability ("LNA") from the New Jersey Department of Environmental Protection ("NJDEP") stating that the Facility is not an "industrial establishment," as such term is defined under the Industrial Site Recovery Act ("ISRA"); (b) a Remediation Agreement issued by the NJDEP pursuant to ISRA authorizing the consummation of the transactions contemplated by this Agreement; (c) a Negative Declaration approval, Remedial Action Workplan approval, No Further Action letter or other document or documents issued by the NJDEP advising that the requirements of ISRA have been satisfied with respect to the Facility; or (d) an opinion addressed to United from New Jersey legal counsel reasonably acceptable to United to the effect that ISRA has been complied with, or is inapplicable, with respect to the Facility. In the event Raritan obtains a Remediation Agreement, Raritan will post or have posted an appropriate Remediation Funding Source or will have obtained the NJDEP's approval to self-guaranty any Remediation Funding Source required under any such Remediation Agreement.

                                   ARTICLE VI

                               CLOSING CONDITIONS

                  6.1. Conditions of Each Party's Obligations Under this Agreement. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:

                  (a) Approval of Raritan Stockholders; SEC Registration. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of Raritan and the shareholders of United. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the United Common Stock shall have been qualified in every state where such qualification is required under the applicable state securities laws. The United Common Stock to be issued in connection with the Merger, including United Common Stock to be issued for the Raritan Options, shall have been approved for listing on the NASDAQ/NMS.

                  (b) Regulatory Filings. All necessary regulatory or governmental approvals and consents (including without limitation any required approval of the Commissioner, the FDIC, the OCC and any approval or waiver required by the FRB) required to consummate the transactions contemplated hereby shall have been obtained without any term or condition which would materially impair the value of Raritan and the Bank, taken as a whole, to United. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof shall have expired.

                  (c) Suits and Proceedings. No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no Legal Proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger or the Bank Merger.

                  (d) Tax Free Exchange. United and Raritan shall have received an opinion, satisfactory to United and Raritan, of Pitney, Hardin, Kipp & Szuch, counsel for United, issued in reliance on tax representation letters from United and Raritan that are customary and reasonable under the circumstances, to the effect that the transactions contemplated hereby will result in a reorganization (as defined in Section 368(a) of the Code), and accordingly no gain or loss will be recognized for federal income tax purposes to United, Raritan, UNB or the Bank or to the stockholders of Raritan who exchange their shares of Raritan for United Common Stock (except to the extent that cash is received in lieu of fractional shares of United Common Stock).

                  (e) Pooling of Interests. The Merger shall be qualified to be treated by United as a pooling-of-interests for accounting purposes and United shall have received a letter from KPMG Peat Marwick LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with this Agreement.

                  6.2. Conditions to the Obligations of United Under this Agreement. The obligations of United under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                  (a) Representations and Warranties; Performance of Obligations of Raritan and Bank. The representations and warranties of Raritan contained in this Agreement, other than representations and warranties which are expressly stated to be made as of the date hereof or as of any other particular date, shall be true and correct on the Closing Date as though made on and as of the Closing Date. Raritan shall have performed in all material respects the agreements, covenants and obligations necessary to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the Raritan Disclosure Schedule to render such representation or warranty true and correct as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the Raritan Disclosure Schedule, materially adversely effect the representation as to which the supplement or amendment relates. In interpreting this Section 6.2(a) and Section 7.1(d) hereof, no representation or warranty of Raritan shall be deemed untrue or incorrect, and Raritan shall not be deemed to have breached a representation or warranty, as a consequence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Raritan contained in this Agreement has had or is reasonably likely to have a material adverse effect on Raritan and the Bank, taken as a whole, from that disclosed by Raritan on the date of this Agreement.

                  (b) Consents. United shall have received the written consents of any person whose consent to the transactions contemplated hereby is required under the applicable instrument.

                  (c) Opinion of Counsel. United shall have received an opinion of counsel to Raritan, dated the date of the Closing, in form and substance reasonably satisfactory to United, covering the matters set forth on Schedule
6.2 hereto and any other matters reasonably requested by United.

                  (d) Bank Action. The Bank shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time.

                  (e) Certificates. Raritan shall have furnished United with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 6.2 as United may reasonably request.

                  (f) Environmental Law Compliance. Raritan shall have obtained, with respect to each Facility, an LNA, a Remediation Agreement, a Negative Declaration approval, a Remedial Action Workplan approval (in which event Raritan will post or have posted an appropriate Remediation Funding Source or will have obtained the NJDEP's approval to self-guaranty any Remediation Funding Source required under any such Remediation Agreement), a No Further Action letter or other document or documents issued by the NJDEP advising that the requirements of ISRA have been satisfied with respect to the Facility or an opinion of the type referred to in Section 5.20(d) hereof.

                  6.3. Conditions to the Obligations of Raritan Under this Agreement. The obligations of Raritan under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                  (a) Representations and Warranties; Performance of Obligations of United. The representations and warranties of United contained in this Agreement, other than representations and warranties which are expressly stated to be made as of the date hereof or as of any other particular date, shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. United shall have performed in all material respects, the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the United Disclosure Schedule to render such representation or warranty true and correct as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the United Disclosure Schedule, materially adversely effect the representation as to which the supplement or amendment relates. In interpreting this Section 6.3(a) and Section 7.1(e) hereof, no representation or warranty of United shall be deemed untrue or incorrect, and United shall not be deemed to have breached a representation or warranty, as a consequence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of United contained in this Agreement has had or is reasonably likely to have a material adverse effect on United and UNB, taken as a whole, from that disclosed by United on the date of this Agreement.

                  (b) Opinion of Counsel to United. Raritan shall have received an opinion of counsel to United, dated the date of the Closing, in form and substance reasonably satisfactory to Raritan, covering the matters set forth on
Schedule 6.3 hereto and any other matter reasonably requested by Raritan.

                  (c) Fairness Opinion. Raritan shall have received an opinion from Endicott as of the date of this Agreement and the date the Joint Proxy Statement/Prospectus is mailed to Raritan's stockholders, with respect to the fairness, from a financial point of view, of the Exchange Ratio to the shareholders of Raritan in the Merger.

                  (d) Raritan Directors. Each of United and UNB shall have taken all action necessary to appoint two current Raritan directors to its Board of Directors as specified in Section 5.15.

                  (e) Certificates. United shall have furnished Raritan with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.3 as Raritan may reasonably request.

                  (f) UNB Action. UNB shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

                  7.1. Termination. This Agreement may be terminated prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of Raritan:

                  (a)      By mutual written consent of the parties hereto.

                  (b) By United or Raritan (i) if the Effective Time shall not have occurred on or prior to the Cutoff Date or (ii) if a vote of the stockholders of Raritan is taken and such stockholders fail to approve this Agreement at the meeting (or any adjournment thereof) held for such purpose, or
(iii) if a vote of the shareholders of United is taken and such shareholders fail to approve this Agreement at the meeting (or any adjournment thereof) held for such purpose, unless in each case the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party (or, in the case of Raritan, to be performed or observed by the directors of Raritan) at or before the Effective Time.

                  (c) By United or Raritan upon written notice to the other if any application for regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority or by United upon written notice to Raritan if any such application is approved with conditions which materially impair the value of Raritan and the Bank, taken as a whole, to United.

                  (d) By United if (i) there  shall  have  occurred  a  material adverse change in the business, operations, assets, or financial condition of Raritan or the Bank, taken as a whole, from that disclosed by Raritan on the date of this Agreement; or (ii) there was a material breach in any
representation,   warranty,   covenant,   agreement  or  obligation  of  Raritan
hereunder.

                  (e) By Raritan, if (i) there shall have occurred a material adverse change in the business, operations, assets or financial condition of United or UNB from that disclosed by United on the date of this Agreement; or
(ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of United hereunder.

                  (f) By United or Raritan if any condition to Closing specified under Article VI hereof applicable to such party cannot reasonably be met on or before the Cutoff Date after giving the other party a reasonable opportunity to cure any such condition.

                  (g) by Raritan, if (either before or after the approval of this Agreement by the stockholders of Raritan) its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the three business day period commencing with (and including) the Determination Date, if both of the following conditions are satisfied:

                           (x) the Average  Pre-Closing  Price of United  Common
Stock on the Determination Date (the "Determination Price"), is less than the United Floor Price. The "United Floor Price" is 85% of the United Average Starting Date Price. The "United Average Starting Date Price" is the average of the high and low sale price of United Common Stock (i.e., $26.188) on September 21, 1998 (the "Starting Date"), as the same shall be adjusted to reflect any Capital Change; and

                           (y)  (i)  the  quotient   obtained  by  dividing  the
Determination  Price by the United  Average  Starting  Date  Price (the  "United
Ratio") is less than (ii) the quotient obtained by dividing the number calculated using the index of financial institutions set forth on Exhibit B hereto (the "Index Price") as of the close of business on the Determination Date by the Index Price as of the close of business on the Starting Date and subtracting 0.10 from the quotient in this clause (y)(ii) (such number being referred to herein as the "Index Ratio").

                  Notwithstanding the foregoing, if Raritan elects to exercise its termination right pursuant to this subsection (g), it shall give prompt written notice to United (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three business day period)). During the two business day period commencing with its receipt of such notice, United shall have the option of increasing the consideration to be received by the holders of Raritan Common Stock hereunder by increasing the Exchange Ratio to equal the lesser of (i) a number (rounded to four decimals) equal to a quotient, the numerator of which is the United Floor Price multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Determination Price, and (ii) a number (rounded to four decimals) equal to a quotient, the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the United Ratio. If United makes an election contemplated by the preceding sentence, within such two business day period, it shall give prompt written notice to Raritan of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this subsection (g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this subsection (g).

                  7.2. Effect of Termination. In the event of the termination and abandonment of this Agreement by either United or Raritan pursuant to
Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its officers, directors or stockholders, except that Sections 5.5(b) and 8.1 hereof shall have continuing effect as set forth therein. Nothing contained herein, however, shall relieve any party from any liability for any breach of this Agreement.

                  7.3. Amendment. This Agreement may be amended by mutual action taken by the parties hereto at any time before or after adoption of this Agreement by the stockholders of Raritan and, if required, by the shareholders of United, but, after any such adoption, no amendment shall be made which, under applicable New Jersey or Delaware law, cannot be made without the approval of the stockholders of Raritan or the shareholders of United, as the case may be, without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of United and Raritan.

                  7.4. Extension; Waiver. The parties may, at any time prior to the Effective Time of the Merger, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party against which the waiver is sought to be enforced.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                  8.1. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting and investment banking fees and expenses) shall be borne by the party incurring such costs and expenses, except that the cost of printing and mailing the Joint Proxy Statement/Prospectus shall be borne equally by the parties hereto if the transaction is terminated.

                  8.2. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by telecopier with confirming copy sent the same day by registered or certified mail, postage prepaid, as follows:

                  (a)      If to United, to:

                           United National Bancorp
                           1130 Route 22 East, P.O. Box 6000
                           Bridgewater, New Jersey 08807-0010
                           Attn.:  Thomas C. Gregor, Chairman,
                                    President and Chief Executive Officer

                  With a copy to:

                           Pitney, Hardin, Kipp & Szuch
                           Attn.:  Michael W. Zelenty, Esq.
                           By Hand: 200 Campus Drive
                                            Florham Park, New Jersey 07932-0950
                           By Mail: P.O. Box 1945
                                            Morristown, New Jersey 07962-1945

                  (b)      If to Raritan, to:

                           Raritan Bancorp Inc.
                           454 Route 28
                           Bridgewater, New Jersey 08807
                           Attn.:  Arlyn D. Rus, Chairman,
                                    President and Chief Executive Officer

                  With a copy to:

                           Luse Lehman Gorman Pomerenk & Schick PC
                           5335 Wisconsin Avenue N.W.
                           Washington, D.C. 20015
                           Attn.:  John J. Gorman

                  or such other addresses as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of the date so delivered or telecopied and mailed.

                  8.3. Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement, except for the indemnitees covered by Section 5.14 hereof. No assignment of this Agreement may be made except upon the written consent of the other parties hereto.

                  8.4. Entire Agreement. This Agreement, the Disclosure Schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto; provided, however, that if this Agreement is terminated, the terms of Section 5.5(b) and
(c) and the terms of the Confidentiality Agreement between United and Raritan dated August 19, 1998 shall remain in effect. If any provision of this Agreement is found invalid, it shall be considered deleted and shall not invalidate the remaining provisions.

                  8.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                  8.6. Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws thereof.

                  8.7. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

                  8.8. Survival. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those agreements and covenants set forth in Section 5.14 which shall survive the Merger, shall terminate as of the Effective Time.

                  8.9. Knowledge. Representations made herein which are qualified by the phrase to the best of Raritan's knowledge or similar phrases refer as of the date hereof to the best knowledge of the Chief Executive Officer and the Chief Lending Officer of Raritan and thereafter refer to the best knowledge of any senior officer of Raritan or any Raritan subsidiary. Representations made herein which are qualified by the phrase to the best of United's knowledge or similar phrases refer as of the date hereof to the best knowledge of the Chief Executive Officer, the Executive Vice President/Legal and the Chief Financial Officer of United and thereafter refer to the best knowledge of any senior officer of United or any United subsidiary.

                  IN WITNESS WHEREOF, United, UNB, the Bank and Raritan have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:                             UNITED NATIONAL BANCORP


RALPH L. STRAW, JR.                 By: THOMAS C. GREGOR
-------------------------------        -----------------------------------------
Ralph L. Straw, Jr., Secretary          Thomas C. Gregor, Chairman, President
                                         and Chief Executive Officer


ATTEST:                             RARITAN BANCORP INC.


HELEN J. FRANGELLI                  By:  ARLYN D. RUS
-------------------------------        -----------------------------------------
Helen J. Frangelli, Secretary            Arlyn D. Rus, Chairman, President
                                          and Chief Executive Officer


ATTEST:                             UNITED NATIONAL BANK


RALPH L. STRAW, JR                  By: THOMAS C. GREGOR
-------------------------------        -----------------------------------------
Ralph L. Straw, Jr., Cashier            Thomas C. Gregor, Chairman, President
                                         and Chief Executive Officer


ATTEST:                             THE RARITAN SAVINGS BANK


HELEN J. FRANGELLI                  By: ARLYN D. RUS
-------------------------------        -----------------------------------------
Helen J. Frangelli, Secretary           Arlyn D. Rus, Chairman, President
                                        and Chief Executive Officer

                         CERTIFICATE OF THE DIRECTORS OF
                            RARITAN BANCORP INC. AND
                            THE RARITAN SAVINGS BANK

                  Reference is made to the Agreement and Plan of Merger, dated as of September 22, 1998 (the "Agreement"), among United National Bancorp, United National Bank, Raritan Bancorp Inc., and The Raritan Savings Bank. Capitalized terms used herein have the meanings given to them in the Agreement.

                  Each of the following persons, being all of the directors of Raritan and the Bank, agrees to vote or cause to be voted all shares of Raritan Common Stock which are held by such person, or over which such person exercises full voting control (other than shares with respect to which such person exercises control in a fiduciary capacity, as to which no agreement is made hereby), in favor of the Merger

ARLYN D. RUS
------------------------

THOMAS F. TANSEY
------------------------

PETER S. JOHNSON
------------------------

WILLIAM T. KELLENER, JR.
------------------------

WILLIAM T. ANDERSON
------------------------

WILLIAM W. CROUSE
------------------------


------------------------


------------------------


------------------------


------------------------

                                                   Exhibit A to Merger Agreement


                           AGREEMENT TO MERGE BETWEEN
                              UNITED NATIONAL BANK
                                       AND
                            THE RARITAN SAVINGS BANK
                   UNDER THE CHARTER OF UNITED NATIONAL BANK,
                     UNDER THE TITLE OF UNITED NATIONAL BANK


                  THIS AGREEMENT made between United National Bank (hereinafter referred to as "UNB"), a national banking association organized under the laws of the United States, being located at 1130 Route 22 East, Bridgewater, County of Somerset in the State of New Jersey, with a capital of $__________ divided into __________ shares of common stock, each of $_____ par value, $__________ of surplus, and undivided profits of $__________ as of June 30, 1998, and The Raritan Savings Bank (hereinafter referred to as "Bank"), a federally-chartered savings bank organized under the laws of the United States, being located at ____________________, with a capital of $__________, divided into _____ shares of common stock, each of $_____ par value, surplus of $__________, and undivided profits of $__________ as of June 30, 1998, each acting pursuant to a resolution of its board of directors, adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of the Act of November 7, 1918, as amended (12 U.S.C. Section 215(a)), and the New Jersey Banking Act of 1948, as amended, witnesseth as follows:

                  Section 1. Bank shall be merged into UNB under the charter of UNB.

                  Section 2. The name of the receiving association (hereinafter referred to as the "Surviving Bank") shall be United National Bank.

                  Section 3. The business of the Surviving Bank shall be that of a national banking association. This business shall be conducted by the Surviving Bank at its main office which shall be located at 1130 Route 22 East, Bridgewater, Somerset County, New Jersey, and at its legally established branches.

                  Section 4. The amount of capital stock of the Surviving Bank shall be $__________, divided into __________ shares of common stock, each of $_____ par value, and at the time the merger shall become effective, the Surviving Bank shall have a surplus of $__________, and undivided profits, including capital reserves, which when combined with the capital and surplus will be equal to the combined capital structures of the merging banks as stated in the preamble of this Agreement, adjusted however, for normal earnings and expenses between June 30, 1998, and the effective time of the merger.

                  Section 5. All assets of each of the merging banks, as they exist at the effective time of the merger, shall pass to and vest in the Surviving Bank without any conveyance or other transfer. The Surviving Bank shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of their respective trust departments, of each of the merging banks existing as of the effective time of the merger. After the effective time of the merger, UNB will continue to maintain the Bank liquidation account established by Bank upon its conversion to the stock form of organization for the benefit of eligible account holders. In addition, UNB will also continue to maintain the Bank liquidation account established in conjunction with the merger and acquisition of Manville Savings with, and into the Bank. UNB will maintain both of the aforementioned liquidation accounts on the same basis as immediately prior to the effective time of the merger, and Bank's liquidation accounts for the benefit of eligible account holders shall automatically be deemed assumed by UNB, as of the effective time of the merger, on the same basis as they existed immediately prior to the effective time of the merger.

                  Section 6. Bank shall contribute to the Surviving Bank its capital set forth in the preamble, adjusted, however, for normal earnings, expenses and dividends between June 30, 1998, and the effective time of the merger.

                  UNB shall have on hand at the effective time of the merger its capital as set forth in the preamble, adjusted, however, for normal earnings, expenses and dividends between June 30, 1998 and the effective date of the merger.

                  Section 7. The stockholders of UNB shall retain their rights in the capital stock presently outstanding, which shall immediately and automatically become __________ shares of common stock of the Surviving Bank, each with $_____ par value, and the stockholders of Bank in exchange for the excess acceptable assets contributed by their bank to the Surviving Bank shall be entitled to receive _____ shares of common stock of the Surviving Bank, each with $_____ par value.

                  Section 8. Neither of the banks shall declare nor pay any dividend to its stockholders between the date of this Agreement and the time at which the merger shall become effective, nor dispose of any of its assets in any other manner except in the ordinary course of business consistent with prudent banking practice; provided, however, that UNB shall be entitled to pay dividends to its parent without restriction and Bank may pay dividends to it parent consistent with past practice, so long as the payment of such dividends shall thereby not cause a breach of any representation, covenant, agreement or condition to which the Bank is subject under the Amended and Restated Agreement and Plan of Merger, dated as of September 22, 1998 among United National Bancorp, Raritan Bancorp Inc., UNB and Bank (the "Merger Agreement").

                  Section 9. The present board of directors of UNB shall serve as the board of directors of the Surviving Bank until the next annual meeting or until such time as their successors have been elected and have qualified. [add two Raritan directors]

                  Section 10. Effective as of the time this merger shall become effective as specified in the merger approval to be issued by the Office of the Comptroller of the Currency (the "OCC"), the articles of association of the resulting bank shall read in their entirety as set forth in Schedule 1 annexed hereto.

                  Section 11. This Agreement shall be terminated automatically if the Merger Agreement is terminated as provided in the Merger Agreement.

                  Section 12. This Agreement shall be ratified and confirmed by the affirmative vote of the stockholders of each of the merging banks owning at least two-thirds of its capital stock outstanding, at a meeting to be held on the call of the directors; and the merger shall become effective at the time specified in the merger approval to be issued by the OCC.

                  Section 13. Each of the representations, warranties and covenants of the parties hereto shall terminate as of the effective time of the merger, other than Section 5 hereof which shall survive the effective time of the merger.

                  Section 14. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.

                  Section 15. Except as governed by federal law, the validity, construction and enforceability of this Agreement shall be governed in all respects by the laws of the State of New Jersey without regard to its conflicts of laws or rules.

                  WITNESS, the signatures and seals of the merging banks as of this __________, each set by its president or a vice president and attested to by its cashier or secretary, pursuant to a resolution of its board of directors, acting by a majority.



ATTEST:                                         UNITED NATIONAL BANK

_______________________                By:______________________________________


ATTEST:                                         THE RARITAN SAVINGS BANK


________________________               By:______________________________________

STATE OF NEW JERSEY  )
                      :  ss.
COUNTY OF __________ )


                  On this ____ day of __________, before me, a Notary Public for this state and county, personally came ____________________, of UNITED NATIONAL BANK, and each of his/her capacity acknowledged this instrument to the act and deed of the association and the seal affixed to it to be its seal. WITNESS my official seal and signature this day and year.

                                                        --------------------
                                                        (Seal of Notary)



STATE OF NEW JERSEY  )
                      :ss.
COUNTY OF ___________)



                  On this _____ day of __________, before me, a Notary Public for this state and county, personally came ____________________, of THE RARITAN SAVINGS BANK, and each of his/her capacity acknowledged this instrument to the act and deed of the association and the seal affixed to it to be its seal.

                  WITNESS my official seal and signature this day and year.

                                                   ----------------------------
                                                        (Seal of Notary)

                                             Schedule 1 to Bank Merger Agreement

                             ARTICLES OF ASSOCIATION
                                       OF
                              UNITED NATIONAL BANK1


                                      NAME

                  FIRST. The title of the Association shall be "United National Bank".

                                   MAIN OFFICE

                  SECOND. The main office of the Association shall be at 1130 Route 22 East, Bridgewater, Somerset County, New Jersey. The general business of the Association shall be conducted at its legally established branches.

                                    DIRECTORS

                  THIRD. The Board of Directors of this Association shall consist of not less than five nor more than twenty-five shareholders. At any meeting of the shareholders held for the purpose of electing Directors, or changing the number thereof, the number of Directors may be determined by a majority of the votes cast by the shareholders in person or by proxy. A majority of the Board of Directors shall be necessary to constitute a quorum for the transaction of business at any Directors' meeting.

                  The Board of Directors of the Association may be increased by two between annual meetings of shareholders and vacancies on the Board may be filled between annual meetings of the shareholders by a majority vote of the full Board, but in no event shall the number of Directors exceed the total number of twenty-five or such greater amount as may from time to time be permitted by the laws of the United States. Any Director so elected by the Board must comply with the provisions of law with respect to the ownership of shares of the Association.

                           ANNUAL MEETING OF DIRECTORS

                  FOURTH. The regular annual meeting of the shareholders of this Association shall be held at its main office or other convenient place duly authorized by the Board of Directors on such day of the year as is specified therefor in the By-Laws.

                                     CAPITAL

                  FIFTH. The amount of authorized capital stock of this Association shall be $__________ divided into __________ shares of common stock of the par value per share of $_____ but said capital stock may be increased or decreased from time to time in accordance with the provisions of the laws of the United States.

                  If the capital stock is increased by the sale of additional shares thereof, each shareholder shall be entitled to subscribe for such additional shares in proportion to the number of shares of said capital stock owned by him at the time the increase is authorized by the shareholders, unless another time subsequent to the date of the shareholders' meeting is specified in a resolution adopted by the shareholders at the time the increase is authorized. The Board of Directors shall have the power to prescribe a reasonable period of time within which the preemptive rights to subscribe to the new shares of capital stock must be exercised.

                  If the capital stock is increased by a stock dividend, each shareholder shall be entitled to his proportionate amount of such increase in accordance with the number of shares of capital stock owned by him at the time the increase is authorized by the shareholders, unless another time subsequent to the date of the shareholders' meeting is specified in a resolution adopted by the shareholders at the time the increase is authorized.

                                    OFFICERS

                  SIXTH. The Board of Directors shall appoint one of its members President of this Association, who shall be Chairman of the Board, unless the Board appoints another director to be Chairman. The Board of Directors shall have the power to appoint one or more Vice Presidents, at least one of whom shall be authorized, in the absence of the President, to perform all acts and duties pertaining to the office of the President; to appoint a Cashier and such other officers and employees as may be required to transact the business of this Association; to fix the salaries to be paid to such officers or employees and appoint others to take their place.

                  The Board of Directors shall have the power to define the duties of the officers and employees of this Association and to require adequate bonds from them for the faithful performance of their duties; to make all By-Laws that may be lawful for the general regulation of the business of this Association and the management of its affairs, and generally to do and perform all acts that may be lawful for a Board of Directors to do and perform.

                         CHANGE OF MAIN OFFICE; BRANCHES

                  SEVENTH. The Board of Directors shall have the power to change the location of the main office of this Association to any other place within the limits of the State of New Jersey, without the approval of the shareholders of this Association but subject to the approval of the Comptroller of the Currency; and shall have the power to change the location of any branch or branches of this Association to any other location, without the approval of the shareholders of this Association but subject to the approval of the Comptroller of the Currency.

                                    EXISTENCE

                  EIGHTH. The corporate existence of this Association shall continue until terminated in accordance with the laws of the United States.

              SPECIAL MEETINGS OF SHAREHOLDERS; NOTICE OF MEETINGS

                  NINTH. The Board of Directors of this Association, or any three or more shareholders owning, in the aggregate, not less than 10 per centum (10%) of the stock of this Association, may call a special meeting of the shareholders at any time.

                  Unless otherwise provided by the laws of the United States, a notice of the time, place and purpose of every regular annual, and every special meeting of the shareholders shall be given by first class mail, postage prepaid, mailed at least ten days prior to the date of such meeting to each shareholder of record at his address as shown upon the books of this Association.

                                 INDEMNIFICATION

                  TENTH. Indemnification or reimbursement may be given to an officer or director, as authorized by the Board of Directors, for expenses incurred in any legal action where the officer or director is not adjudged to be guilty of gross negligence, willful misconduct or criminal acts in the performance of his duties to the Association.

                                    AMENDMENT

                  ELEVENTH. Subject to the provisions of the laws of the United States, these Articles of Association may be amended at any meeting of the shareholders for which adequate notice has been given, by the affirmative vote of the owners of a majority of the stock of this Association, voting in person or by proxy.

                                  EXHIBIT 5.19

                            RARITAN AFFILIATE LETTER

                                                              ___________, 1998

United National Bancorp
1130 Route 22 East, P.O. Box 6000
Bridgewater, New Jersey 08807-0010
Attn.:  Thomas C. Gregor, Chairman,
         President and Chief Executive Officer

Gentlemen:

                  I am delivering this letter to you in connection with the proposed merger (the "Merger") of Raritan Bancorp Inc., a Delaware corporation (the "Company") with and into United National Bancorp, a New Jersey corporation ("United"), pursuant to the Amended and Restated Agreement and Plan of Merger dated as of September 22, 1998 (the "Agreement") among the Company, United, The Raritan Savings Bank and United National Bank. I currently own shares of the Company's common stock, par value $.01 per share ("Raritan Common Stock"). As a result of the Merger, I will receive shares of United's common stock, $1.25 par value ("United Common Stock") in exchange for my Raritan Common Stock. In addition, to the extent I own options to acquire Raritan Common Stock, those options will be converted in the Merger into United Common Stock or options to acquire United Common Stock.

                  I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of the Company, as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations promulgated under the Securities Act of 1933, as amended (the "Act") by the Securities and Exchange Commission (the "Commission") and as the term "affiliate" is used for purposes of the Commission's rules and regulations applicable to the determination of whether a merger can be accounted for as a "pooling of interests" as specified in the Commission's Accounting Series Release 135, as amended by Staff Accounting Bulletins Nos. 65 and 76 ("ASR 135").

                  I represent to and covenant with United that:

                  A. Initial Transfer Restrictions Prior to Merger Consummation. During the period beginning on the date hereof and ending 30 days prior to the consummation of the Merger, I shall not sell, transfer or otherwise dispose of ("transfer") any Raritan Common Stock owned by me, and I shall not permit any relative who shares my home, or any person or entity who or which I control, from transferring any Raritan Common Stock owned by such person or entity, without notifying United in advance of the proposed transfer and giving United a reasonable opportunity to object to the transfer before it is consummated. United, upon advice of its independent public accountants, may instruct me not to make or permit the transfer because it may interfere with the "pooling of interests" treatment of the Merger. I shall abide by any such instructions.

                  B. Later Pre-Merger and Post-Consummation Transfer Restrictions. During the period beginning 30 days prior to the consummation of the Merger and ending immediately after financial results covering at least 30 days of post-Merger combined operations have been published by United by means of the filing of a Form 10-Q or Form 8-K under the Securities Exchange Act of 1934, as amended, the issuance of a quarterly earnings report, or any other public issuance which satisfies the requirements of ASR 135, I shall not transfer any Raritan Common Stock owned by me, and I shall not permit any relative who shares my home, or any person or entity who or which I control, to transfer any Raritan Common Stock owned by such person or entity. For purposes of this paragraph, "Raritan Common Stock" includes the United Common Stock into which the Raritan Common Stock or Options is converted.

                  C. Need for Registration or Exemption in Connection with Transfers. I have been advised that the issuance of United Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since I may be deemed to be an affiliate of the Company at the time the Merger is submitted for a vote of the Company's stockholders, any transfer by me of United Common Stock received by me in the Merger is restricted under Rule 145 promulgated by the Commission under the Act. I may not transfer United Common Stock received by me or by any relative who shares my home or by any person or entity who or which I control, unless (i) such transfer is registered under the Act, (ii) such transfer is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to United, such transfer is otherwise exempt from registration under the Act.

                  D. Stop Transfer Instructions; Legend on Certificates. I also understand that stop transfer instructions will be given to United's transfer agents with respect to the United Common Stock and that there will be placed on the certificates of the United Common Stock issued to me or to any relative who shares my home or to any person or entity who or which I control, or any substitutions therefor, a legend stating in substance:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED SEPTEMBER 22, 1998 BETWEEN THE REGISTERED HOLDER HEREOF AND UNITED NATIONAL BANCORP, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF UNITED NATIONAL BANCORP."

                  E. Consultation with Counsel. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to transfer United Common Stock to the extent I felt necessary with my counsel or counsel for the Company.

                  Execution of this letter is not an admission on my part that I am an "affiliate" of the Company as described in the second paragraph of this letter, or a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter. This letter shall terminate concurrently with any termination of the Agreement in accordance with its terms.

                                                  Very truly yours,


                                                  Name:
Accepted this ____ day of
_______________, 1998 by

UNITED NATIONAL BANCORP

By:
    Name:
    Title:

                                 EXHIBIT 5.19.1
                             UNITED AFFILIATE LETTER

                                                          ____________, 1998

United National Bancorp
1130 Route 22 East, P.O. Box 6000
Bridgewater, New Jersey 08807-0010
Attn.:  Thomas C. Gregor, Chairman,
         President and Chief Executive Officer

Gentlemen:

                  I am delivering this letter to you in connection with the proposed merger (the "Merger") of Raritan Bancorp Inc., a Delaware corporation ("Raritan") with and into United National Bancorp, a New Jersey corporation ("United"), pursuant to the Amended and Restated Agreement and Plan of Merger dated as of September 22, 1998 (the "Agreement") among United, Raritan, United National Bank and The Raritan Savings Bank. I currently own shares of United's common stock, $1.25 par value ("United Common Stock").

                  I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of United, as the term "affiliate" is used for purposes of the rules and regulations of the Securities and Exchange Commission (the "Commission") applicable to the determination of whether a merger can be accounted for as a "pooling of interests" as specified in the Commission's Accounting Series Release 135, as amended by Staff Accounting Bulletins Nos. 65 and 76 ("ASR 135").

                  I represent and covenant with United and Raritan that:

                  A. Initial Transfer Restrictions Prior to Merger Consummation. During the period beginning on the date hereof and ending 30 days prior to the consummation of the Merger, I shall not sell, transfer or otherwise dispose of ("transfer") any United Common Stock owned by me, and I shall not permit any relative who shares my home, or any person or entity who or which I control, from transferring any United Common Stock owned by such person or entity, without notifying United in advance of the proposed transfer and giving United a reasonable opportunity to object to the transfer before it is consummated. United, upon advice of its independent public accountants, may instruct me not to make or permit the transfer because it may interfere with the "pooling of interests" treatment of the Merger. I shall abide by any such instructions.

                  B. Later Pre-Merger and Post-Consummation Transfer Restrictions. During the period beginning 30 days prior to the consummation of the Merger and ending immediately after financial results covering at least 30 days of post-Merger combined operations have been published by United by means of filing of a Form 10-Q or Form 8-K under the Securities Exchange Act of 1934, the issuance of a quarterly earnings report, or any other public issuance which satisfies the requirements of ASR 135, I shall not transfer any United Common Stock owned by me, and I shall not permit any relative who shares my home, or any person or entity who or which I control, to transfer any United Common Stock owned by such person or entity.

                  C. Consultation with Counsel. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to transfer United Common Stock to the extent I felt necessary with my counsel or counsel for United.

                  Execution of this letter is not an admission on my part that I am an "affiliate" of United as described in the second paragraph of this letter, or a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter. This letter shall terminate concurrently with any termination of the Agreement in accordance with its terms.

                                                  Very truly yours,


                                                  Name:_________________________

Accepted this ___ day of
____________, 1998 by

UNITED NATIONAL BANCORP

By: ___________________________
     Name:
     Title:

                                  SCHEDULE 6.2

                         FORM OF OPINION OF COUNSELS TO
                           RARITAN TO BE DELIVERED TO
                          UNITED AT THE EFFECTIVE TIME

   (Capitalized terms used herein and not otherwise defined have the meanings given them in the Agreement)


                  (a) Raritan is a corporation validly existing and in good standing under the laws of the State of Delaware. Raritan has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as described in the Joint Proxy Statement/Prospectus on page __ under the caption _________________. Raritan is registered as a holding company under the BHCA.

                  (b) Each Subsidiary of Raritan listed as such in the Raritan Disclosure Schedule is validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Bank is a New Jersey-chartered stock savings bank. The Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as described in the Joint Proxy Statement/Prospectus on page __ under the caption _________________.

                  (c) The authorized capital stock of Raritan consists of __________ shares of Raritan Common Stock and _________ shares of Raritan Preferred Stock. Except for any Raritan Common Stock issuable upon exercise of outstanding Raritan Options granted pursuant to the Raritan Option Plans and the United Stock Option, we have not become aware (through our representation of Raritan in connection therewith or in the course of our representation of Raritan in connection with the Agreement, or through Raritan's representations to us in the attached certificate) of any outstanding subscription rights, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating Raritan to issue, deliver or sell, cause to be issued, delivered or sold, or restricting Raritan from selling any Raritan Preferred Stock or any additional Raritan Common Stock or obligating Raritan to grant, extend or enter into any such agreement or commitment. Based solely upon our review of the minute books of Raritan and its Subsidiaries, and without independent verification of the matters recited therein, all of the outstanding shares of capital stock of each Subsidiary of Raritan listed as such in the Raritan Disclosure Schedule have been validly authorized and issued and we are not aware of any liens, claims, equities, restrictions or encumbrances created by Raritan on Raritan's ownership thereof.

                  (d) The Agreement has been authorized, executed and delivered by Raritan and the Bank and constitutes the valid and binding obligations of Raritan and the Bank, respectively, enforceable in accordance with its terms, except that the enforceability of the obligations of Raritan and the Bank may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, or laws affecting bank holding companies or New Jersey-chartered stock savings banks or institutions the deposits of which are insured by the FDIC or other laws heretofore or hereafter enacted relating to or affecting the enforcement of creditors' rights generally and by principles of equity
(regardless of whether such enforceability is considered in a proceeding in equity or at law). In addition, certain remedial and other provisions of the Agreement may be limited by implied covenants of good faith, fair dealing, and commercially reasonable conduct, by judicial discretion, in the instance of equitable remedies, and by applicable public policies and laws.

                  (e) The execution and delivery of the Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated thereby will not (i) conflict with or violate any provision of or result in the breach of any provision of the respective certificate of incorporation or charter, as the case may be, or by-laws of Raritan or the Bank; (ii) conflict with or violate in any material respect, or result in a material breach or violation of the terms or provisions of, or constitute a default under, or result in (whether upon or after the giving of notice or lapse of time or both) any material obligation under, any indenture, mortgage, deed of trust or loan agreement or any other agreement, instrument, judgment, order, arbitration award or decree of which we are aware (through our representation of Raritan in connection therewith or in the course of our representation of Raritan in connection with the Agreement, or through Raritan's representations to us in the attached certificate) and to which Raritan or the Bank is a party or by which Raritan or the Bank is bound; or (iii) cause Raritan or the Bank to violate any law, rule or regulation applicable to Raritan or the Bank: except with respect to (ii) and
(iii) above, such as in the aggregate will not have a material adverse effect on the ability of Raritan and the Bank to consummate the transactions contemplated by the Agreement.

                  (f) All actions of the directors and stockholders of Raritan and of the Bank required by federal banking law or Delaware law, or by the respective certificate of incorporation or charter, as the case may be, or by-laws of Raritan or the Bank, to be taken by Raritan or the Bank to authorize the execution, delivery and performance of the Agreement and consummation of the Merger have been taken.

                  (g) No approvals, authorizations, consents or other actions or filings under federal banking law or Delaware law ("Approvals") are required to be obtained by Raritan or the Bank in order to permit the execution and delivery of the Agreement by Raritan and the Bank and the performance by Raritan and the Bank of the transactions contemplated thereby other than those Approvals which have been obtained or those Approvals or consents required to be obtained by United or UNB, or Approvals not required or necessary to be obtained on the date hereof.

                  (h) Except as set forth in the Raritan Disclosure Schedule and in Raritan's certificate addressed to us and attached hereto, and other than ordinary routine litigation incidental to the business of Raritan or its Subsidiaries, we are not aware of any material action, suit or proceeding or investigation pending or threatened in writing against or affecting the business, operations, property or financial condition of Raritan or any of its Subsidiaries, at law or in equity, in any court or before any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, except those which, if decided adversely to Raritan or any of its Subsidiaries, would not have a material adverse effect on Raritan and its Subsidiaries, taken as a whole; provided, however, we are not counsel to Raritan or its Subsidiaries in any litigation and with respect to litigation we are relying upon the representation and warranty of Raritan made in Section 3.7 of the Agreement with respect to material litigation and on Raritan's certificate addressed to us and attached hereto.



                                     *******


                  We are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements and information contained in the Joint Proxy Statement/Prospectus and make no representation that we have independently verified the accuracy, completeness or fairness of such statements and information, but, without in any way limiting the generality of the foregoing, based upon our review of the Joint Proxy Statement/Prospectus
(i) the Joint Proxy Statement/Prospectus (except for financial statements and other tabular financial information, and other financial and statistical data and information, as to which we express no opinion) complies as to form in all material respects with the 1934 Act and the applicable laws and regulations thereunder, (ii) no facts have come to our attention that caused us to believe that (except for financial statements and other tabular financial information, as to which we do not express any belief) the Joint Proxy Statement/Prospectus on the date of the mailing thereof and on the date of the meeting of stockholders of Raritan at which the Agreement was approved, contained any untrue statement of a material fact with respect to Raritan or omitted to state a material fact with respect to Raritan necessary in order to make the statements therein with respect to Raritan, in light of the circumstances under which they were made, not misleading.


                                     *******

                  In rendering their opinion, counsel to Raritan (A) may, to the extent they deem proper and so specify in their opinion, rely upon the opinion of other counsel as to matters involving the application of laws of any jurisdiction other than the United States, or may exclude from their opinion the substance included in the opinions of other counsel given directly to Raritan and (B) may rely, as to matters of fact, on certificates of responsible officers of Raritan, the Bank, or other Subsidiaries of Raritan and public officials; provided copies of any such opinions or certificates are delivered to Raritan together with the opinion to be rendered hereunder by counsel to Raritan. Counsel to Raritan may assume that any agreement is the valid and binding obligation of any parties to such agreement other than Raritan and the Bank. As to matters of fact, counsel to Raritan may also rely upon the representations and warranties made by Raritan to Raritan in the Agreement as though such representations and warranties were made directly to counsel. Counsel to Raritan may also rely upon the genuineness of signatures and the authenticity of copies.

                                  SCHEDULE 6.3

                          FORM OF OPINION OF COUNSEL TO
                            UNITED TO BE DELIVERED TO
                          RARITAN AT THE EFFECTIVE TIME

   (Capitalized terms used herein and not otherwise defined have the meanings given them in the Agreement)

                  (a) United is a corporation validly existing and in good standing under the laws of the State of New Jersey. United has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as described in the Joint Proxy Statement/Prospectus on page __ under the caption _________________. United is registered as a bank holding company under the BHCA.

                  (b) Each Subsidiary of United listed as such in the United Disclosure Schedule is validly existing and in good standing under the laws of the jurisdiction of its incorporation. UNB is a national banking association chartered under the laws of the United States. UNB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as described in the Joint Proxy Statement/Prospectus on page __ under the caption _________________.

                  (c) The authorized capital stock of United consists of ___________ shares of common stock, ___ par value per share ("United Common Stock"). Except for any United Common Stock issuable upon exercise of outstanding stock options and stock appreciation rights granted pursuant to the United Option Plan, we have not become aware (through our representation of United in connection therewith or in the course of our representation of United in connection with the Agreement, or through United's representations to us in the attached certificate) of any outstanding subscription rights, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating United to issue, deliver or sell, cause to be issued, delivered or sold, or restricting United from selling any additional United Common Stock or obligating United to grant, extend or enter into any such agreement or commitment except as may be provided in any acquisition agreement United may enter into after the date of execution of the Agreement. Based solely upon our review of the minute books of United and its Subsidiaries, and without independent verification of the matters recited therein, all of the outstanding shares of capital stock of each Subsidiary of United listed as such in the United Disclosure Schedule have been validly authorized and issued and we are not aware of any liens, claims, equities, restrictions or encumbrances created by United on United's ownership thereof. The United Common Stock to be issued in connection with the Merger in accordance with Article II of the Agreement, when so issued in accordance therewith, will be duly authorized, validly issued, fully paid and non-assessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by United.

                  (d) The Agreement has been authorized, executed and delivered by United and UNB and constitutes the valid and binding obligations of United and UNB, respectively, enforceable in accordance with its terms, except that the enforceability of the obligations of United and UNB may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, or laws affecting institutions the deposits of which are insured by the FDIC or other laws heretofore or hereafter enacted relating to or affecting the
enforcement  of  creditors'   rights  generally  and  by  principles  of  equity
(regardless of whether such enforceability is considered in a proceeding in equity or at law). In addition, certain remedial and other provisions of the Agreement may be limited by implied covenants of good faith, fair dealing, and commercially reasonable conduct, by judicial discretion, in the instance of equitable remedies, and by applicable public policies and laws.

                  (e) The execution and delivery of the Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated thereby will not (i) conflict with or violate any provision of or result in the breach of any provision of the respective certificates of incorporation or by-laws of United or UNB; (ii) conflict with or violate in any material respect, or result in a material breach or violation of the terms or provisions of, or constitute a default under, or result in (whether upon or after the giving of notice or lapse of time or both) any material obligation under, any indenture, mortgage, deed of trust or loan agreement or any other agreement, instrument, judgment, order, arbitration award or decree of which we are aware (through our representation of United in connection therewith or in the course of our representation of United in connection with the Agreement, or through United's representations to us in the attached certificate) and to which United or UNB is a party or by which United or UNB is bound; or (iii) cause United or UNB to violate any law, rule or regulation applicable to United or UNB: except with respect to (ii) and (iii) above, such as in the aggregate will not have a material adverse effect on the ability of United and UNB to consummate the transactions contemplated by the Agreement.

                  (f) All actions of the directors and stockholders of United and of UNB required by federal banking law or New Jersey law, or by the respective certificates of incorporation or by-laws of United or UNB, to be taken by United or UNB to authorize the execution, delivery and performance of the Agreement and consummation of the Merger have been taken.

                  (g) Assuming that there has been due authorization of the Merger by all necessary corporate and governmental proceedings on the part of Raritan and that Raritan has taken all action required to be taken by it prior to the Effective Time, upon the appropriate filing of the Certificates of Merger in respect of the Merger with the New Jersey Secretary of State and the Delaware Secretary of State in accordance with Section 1.6 of the Agreement, the Merger will become effective at the time of such filing, and upon effectiveness of the Merger each share of Raritan Common Stock will be converted as provided in
Article II of the Agreement.

                  (h) No approvals, authorizations, consents or other actions or filings under federal banking law or New Jersey law ("Approvals") are required to be obtained by United or UNB in order to permit the execution and delivery of the Agreement by United and UNB and the performance by United and UNB of the transactions contemplated thereby other than those Approvals which have been obtained or those Approvals or consents required to be obtained by Raritan or the Bank, and Approvals not required or necessary to be obtained on the date hereof.

                  (i) Except as set forth in the United Disclosure Schedule and in United's certificate addressed to us and attached hereto, and other than ordinary routine litigation incidental to the business of United or its Subsidiaries, we are not aware of any material action, suit or proceeding or investigation pending or threatened in writing against or affecting the business, operations, property or financial condition of United or any of its Subsidiaries, at law or in equity, in any court or before any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, except those which, if decided adversely to United or any of its Subsidiaries, would not have a material adverse effect on United and its Subsidiaries, taken as a whole; provided, however, we are not counsel to United or its Subsidiaries in certain litigation and with respect to any such litigation we are relying upon the representation and warranty of United made in
Section 4.10 of the Agreement with respect to material litigation and on United's certificate addressed to us and attached hereto.

                  (j) The Registration Statement has been declared effective by the SEC under the 1933 Act and we are not aware that any stop order suspending the effectiveness has been issued under the 1933 Act or proceedings therefor initiated or threatened by the SEC.

                                     *******

                  We are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements and information contained in the Joint Proxy Statement/Prospectus and make no representation that we have independently verified the accuracy, completeness or fairness of such statements and information, but, without in any way limiting the generality of the foregoing, based upon our review of the Joint Proxy Statement/Prospectus
(i) the Joint Proxy Statement/Prospectus (except for financial statements and other tabular financial information, and other financial and statistical data and information, as to which we express no opinion) complies as to form in all material respects with the 1933 Act and the applicable laws and regulations thereunder, (ii) no facts have come to our attention that caused us to believe that (except for financial statements and other tabular financial information, as to which we do not express any belief) the Joint Proxy Statement/Prospectus on the date of the mailing thereof and on the date of the meeting of stockholders of Raritan at which the Agreement was approved, contained any untrue statement of a material fact with respect to United or omitted to state a material fact with respect to United necessary in order to make the statements therein with respect to United, in light of the circumstances under which they were made, not misleading.

                                     *******

                  In rendering their opinion, counsel to United (A) may, to the extent they deem proper and so specify in their opinion, rely upon the opinion of other counsel as to matters involving the application of laws of any jurisdiction other than the United States or the State of New Jersey, or may exclude from their opinion the substance included in the opinions of other counsel given directly to Raritan and (B) may rely, as to matters of fact, on certificates of responsible officers of United, UNB, or other Subsidiaries of United and public officials; provided copies of any such opinions or certificates are delivered to Raritan together with the opinion to be rendered hereunder by counsel to United. Counsel to United may assume that any agreement is the valid and binding obligation of any parties to such agreement other than United. As to matters of fact, counsel to United may also rely upon the representations and warranties made by United to Raritan in the Agreement as though such representations and warranties were made directly to counsel. Counsel to United may also rely upon the genuineness of signatures and the authenticity of copies.


                                                                                                   Exhibit B to
                                                                                                   Merger Agreement

                                      Index

                                                                                                          Index
                                                                                                         Weighting
    Company Name                                   Ticker           City                   State           (%)
    Commerce Bancorp, Inc.                         CBH             Cherry Hill             NJ                 10.95
    S&T Bancorp, Inc.                              STBA            Indiana                 PA                  8.50
    TrustCo Bank Corp NY                           TRST            Schenectady             NY                  8.28
    Provident Bankshares  Corporation              PBKS            Baltimore               MD                  7.80
    UST Corporation                                USTB            Boston                  MA                  7.75
    F&M National Corporation                       FMN             Winchester              VA                  7.43
    First Commonwealth Financial  Corporation
                                                   FCF             Indiana                 PA                  6.97
    Trust Company of New Jersey  (The)             TCNJ            Jersey City             NJ                  5.67
    National Penn Bancshares, Inc.                 NPBC            Boyertown               PA                  4.10
    BT Financial Corporation                       BTFC            Johnstown               PA                  3.82
    USBANCORP, Inc.                                UBAN            Johnstown               PA                  3.55
    Sandy Spring Bancorp                           SASR            Olney                   MD                  3.54
    NBT Bancorp, Inc.                              NBTB            Norwich                 NY                  3.28
    First Western Bancorp, Inc.                    FWBI            New Castle              PA                  3.25
    Harleysville National Corporation              HNBC            Harleysville            PA                  3.16
    BSB Bancorp, Inc.                              BSBN            Binghamton              NY                  3.07
    F&M Bancorp                                    FMBN            Frederick               MD                  2.68
    Community Bank System, Inc.                    CBU             DeWitt                  NY                  2.51
    Arrow Financial Corporation                    AROW            Glen Falls              NY                  2.04
    Sun Bancorp, Inc.                              SNBC            Vineland                NJ                  1.66



If, at any time after September 21, 1998 and before the Determination Date, the common stock of any company on this Exhibit B ceases to be publicly traded or any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization, such company shall be removed from the Index Group effective as of the Starting Date (i.e., such Company shall not be considered part of the Index Group for any purposes in connection with this Merger Agreement) and the Index Weighting of the remaining companies in the Index Group shall be increased proportionately to their prior Index Weighting, so that the total Index Weighting is 100%. If any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Exhibit B.

                                                                      APPENDIX B
                             STOCK OPTION AGREEMENT


                         THIS STOCK OPTION  AGREEMENT (this  "Agreement")  dated
September 22, 1998, is by and between United National Bancorp, a New Jersey corporation and registered bank holding company ("United"), and Raritan Bancorp Inc., a Delaware corporation
("Raritan").

                                   BACKGROUND

                  1.  United,  United  National  Bank  ("UNB"),  Raritan and The
Raritan Savings Bank (the "Bank"), as of the date hereof, have executed a definitive agreement and plan of merger (the "Merger Agreement") pursuant to which United will acquire Raritan through a merger of Raritan with and into United (the "Merger").

                  2. During the negotiation of the Merger Agreement, United and UNB advised Raritan that they would not execute the Merger Agreement unless Raritan executed this Agreement.

                  3. As an inducement to United to enter into the Merger Agreement and in consideration for such entry, Raritan has agreed to grant to United an option to purchase authorized but unissued shares of common stock of Raritan in an amount and on the terms and conditions hereinafter set forth.

                                    AGREEMENT

                  In consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, United and Raritan, intending to be legally bound hereby, agree:

                  1. Grant of Option. Raritan hereby grants to United the option to purchase 470,000 shares of the common stock, $.01 par value (the "Common Stock"), of Raritan at a price of $26.00 per share (the "Option Price"), on the terms and conditions set forth herein (the "Option").

                  2. Exercise of Option. This Option shall not be exercisable until the occurrence of a Triggering Event (as such term is hereinafter defined). Upon or after the occurrence of a Triggering Event (as such term is hereinafter defined), United may exercise the Option, in whole or in part, at any time or from time to time, subject to the termination provisions of Section 19 of this Agreement.

                  The term "Triggering Event" means the occurrence of any of the following events:

                  A person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) other than United or an affiliate of United:

                  a. acquires beneficial ownership (as such term is defined in Rule 13d-3 as promulgated under the Exchange Act) of at least 20% of the then outstanding shares of Common Stock;

                  b. enters into a letter of intent or an agreement, whether oral or written, with Raritan pursuant to which such person or any affiliate of such person would (i) merge or consolidate, or enter into any similar transaction, with Raritan or the Bank, (ii) acquire all or a significant portion of the assets or liabilities of Raritan or the Bank, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing 20% or more of the then outstanding shares of Common Stock;

                  c. makes a filing with any bank or thrift regulatory authority or publicly announces a bona fide proposal (a "Proposal") for (i) any merger, consolidation or acquisition of all or a significant portion of all the assets or liabilities of Raritan or the Bank or any other business combination involving Raritan or the Bank, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 20% or more of the outstanding shares of Common Stock, and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 15 days prior to the meeting of stockholders of Raritan called to vote on the Merger and Raritan' stockholders fail to approve the Merger by the vote required by applicable law at the meeting of stockholders called for such purpose; or

                  d. makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, Raritan willfully takes any action in any manner which would materially interfere with its ability to consummate the Merger or materially reduce the value of the transaction to United.

                  The term "Triggering Event" also means the taking of any material direct or indirect action by Raritan or any of its directors, officers or agents, with the formal or informal approval or acquiescence of the Raritan Board of Directors, with the intention of inviting, encouraging or soliciting any proposal which has as its purpose a tender offer for the shares of Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of Raritan, or a sale of a significant number of shares of Common Stock or any significant portion of its assets or liabilities.

                  The term "significant portion" means 25% of the assets or liabilities of Raritan. The term "significant number" means 20% of the outstanding shares of Raritan.

                  "Publicly Withdrawn", for purposes of clauses (c) and (d) above, shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over Raritan or the Bank or in soliciting or inducing any other person (other than United or any affiliate) to do so.

                  Notwithstanding the foregoing, the Option may not be exercised at any time (i) in the absence of any required governmental or regulatory approval or consent necessary for Raritan to issue the shares of Common Stock covered by the Option (the "Option Shares") or United to exercise the Option or prior to the expiration or termination of any waiting period required by law, or
(ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares.

                  Raritan shall notify United promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by Raritan shall not be a condition to the right of United to exercise the Option. Raritan will not take any action which would have the effect of preventing or disabling Raritan from delivering the Option Shares to United upon exercise of the Option or otherwise performing its obligations under this Agreement.

                  In the event United wishes to exercise the Option after a Triggering Event has occurred and prior to the termination of this Agreement, United shall send a written notice to Raritan (the date of which is hereinafter referred to as the "Notice Date"), specifying the total number of Option Shares it wishes to purchase and a place and date (not less than three days after such notice is sent to Raritan) for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals and the expiration of any legally required notice or waiting period, if any.

                  3. Payment and Delivery of Certificates. At any Closing hereunder (a) United will make payment to Raritan of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by Raritan, (b) Raritan will deliver to United a stock certificate or certificates representing the number of Option Shares so purchased, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever created by or through Raritan, registered in the name of United or its designee, in such denominations as were specified by United in its notice of exercise and, if necessary, bearing a legend as set forth below and (c) United shall pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.



                  If required under applicable federal securities laws, a legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Agreement, which legend will read substantially as follows:

                         The shares of stock evidenced by this  certificate have
                  not been registered for sale under the Securities Act of 1933 (the "1933 Act"). These shares may not be sold, transferred or otherwise disposed of unless a registration statement with respect to the sale of such shares has been filed under the 1933 Act and declared effective or, in the opinion of counsel reasonably acceptable to Raritan Bancorp Inc., said transfer would be exempt from registration under the provisions of the 1933 Act and the regulations promulgated thereunder.

No such legend shall be required if a registration statement is filed and declared effective under Section 4 hereof.

                  4. Registration Rights. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from United, Raritan shall, if necessary for the resale of the Option or the Option Shares by United, prepare and file a registration statement with the Securities and Exchange Commission and any state securities bureau covering the Option and such number of Option Shares as United shall specify in its request, and Raritan shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares, provided that United shall in no event have the right to have more than one such registration statement become effective.

                  In connection with such filing, Raritan shall use its best efforts to cause to be delivered to United such certificates, opinions, accountant's letters and other documents as United shall reasonably request and as are customarily provided in connection with registrations of securities under the Securities Act of 1933, as amended. All expenses incurred by Raritan in complying with the provisions of this Section 4, including without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for Raritan and blue sky fees and expenses shall be paid by Raritan. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to United and any other expenses incurred by United in connection with such registration shall be borne by United. In connection with such filing, Raritan shall indemnify and hold harmless United against any losses, claims, damages or liabilities, joint or several, to which United may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of a material fact required to be stated therein or necessary to make the statements therein not misleading; and Raritan will reimburse United for any legal or other expense reasonably incurred by United in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Raritan will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement of omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of United specifically for use in the preparation thereof. United will indemnify and hold harmless Raritan to the same extent as set forth in the immediately preceding sentence but only with reference to written information specifically furnished by or on behalf of United for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and United will reimburse Raritan for any legal or other expense reasonably incurred by Raritan in connection with investigating or defending any such loss, claim, damage, liability or action.

                  5. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

                  In the event any capital reorganization or reclassification of the Common Stock, or any consolidation, merger or similar transaction of Raritan with another entity, or in the event any sale of all or substantially all of the assets of Raritan shall be effected in such a way that the holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions (in form reasonably satisfactory to the holder hereof) shall be made whereby the holder hereof shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified herein and in lieu of the Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option had such reorganization, reclassification, consolidation, merger or sale not taken place; provided, however, that if such transaction results in the holders of Common Stock receiving only cash, the holder hereof shall be paid the difference between the Option Price and such cash consideration without the need to exercise the Option.

                  6. Filings and Consents. Each of United and Raritan will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

                  Exercise of the Option herein provided shall be subject to compliance with all applicable laws including, in the event United is the holder hereof, approval of the Board of Governors of the Federal Reserve System and Raritan agrees to cooperate with and furnish to the holder hereof such information and documents as may be reasonably required to secure such approvals.

                  7. Representations and Warranties of Raritan. Raritan hereby represents and warrants to United as follows:

                         a. Due Authorization.  Raritan has full corporate power
and authority to execute, deliver and perform this Agreement and all corporate action necessary for the execution, delivery and performance of this Agreement has been duly taken by Raritan.

                         b. Authorized Shares. Raritan has taken and, as long as
the Option is outstanding, will take all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

                         c. No Conflicts.  Neither the execution and delivery of
this Agreement nor consummation of the transactions contemplated hereby (assuming all appropriate regulatory approvals) will violate or result in any violation or default of or be in conflict with or constitute a default under any term of the certificate of incorporation or by-laws of Raritan or any agreement, instrument, judgment, decree, statute, rule or order applicable to Raritan.

                         8. Specific Performance. The parties hereto acknowledge
that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable. Notwithstanding the foregoing, United shall have the right to seek money damages against Raritan for a breach of this Agreement.

                  9. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

                  10. Assignment or Transfer. United may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to an affiliate of United, except after the occurrence of a Triggering Event. United represents that it is acquiring the Option for United's own account and not with a view to or for sale in connection with any distribution of the Option or the Option Shares. United shall have the right to assign this Agreement to any party it selects after the occurrence of a Triggering Event.

                  11. Amendment of Agreement. By mutual consent of the parties hereto, this Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

                  12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

                  13. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by express service, cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                  (a)      If to United, to:

                           United National Bancorp
                           1130 Route 22 East, P.O. Box 6000
                           Bridgewater, New Jersey 08807-0010
                           Attn.:  Thomas C. Gregor, Chairman,
                                    President and Chief Executive Officer

                  With a copy to:

                           Pitney, Hardin, Kipp & Szuch
                           Attn.:  Michael W. Zelenty, Esq.
                           By Hand: 200 Campus Drive
                                    Florham Park, New Jersey 07932-0950
                           By Mail: P.O. Box 1945
                                    Morristown, New Jersey 07962-1945

                  (b)      If to Raritan, to:

                           Raritan Bancorp Inc.
                           454 Route 28
                           Bridgewater, New Jersey 08807
                           Attn.:  Arlyn D. Rus, Chairman,
                                    President and Chief Executive Officer

                  With a copy to:

                           Luse Lehman Gorman Pomerenk & Schick PC
                           5335 Wisconsin Avenue N.W.
                           Washington, D.C. 20015
                           Attn.:  John J. Gorman

                  or such other addresses as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of the date so delivered or telecopied and mailed.

                  14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

                  15. Captions. The captions in the Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

                  16. Waivers and Extensions. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive (i) compliance with any of the covenants of the other party contained in this Agreement and/or (ii) the other party's performance of any of its obligations set forth in this Agreement.

                  17. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except as provided in Section 10 permitting United to assign its rights and obligations hereunder.

                  18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  19. Termination. This Agreement shall terminate upon either the termination of the Merger Agreement as provided therein or the consummation of the transactions contemplated by the Merger Agreement; provided, however, that if termination of the Merger Agreement occurs after the occurrence of a Triggering Event (as defined in Section 2 hereof), this Agreement shall not terminate until the later of 18 months following the date of the termination of the Merger Agreement or the consummation of any proposed transactions which constitute the Triggering Event.

                  IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Agreement to be executed by its duly authorized officer, all as of the day and year first above written.

                                          RARITAN BANCORP INC.


                                          By:    ARLYN D. RUS
                                             -----------------------------------
                                                 Arlyn D. Rus


                                          UNITED NATIONAL BANCORP


                                          By:    THOMAS C. GREGOR
                                             -----------------------------------
                                                 Thomas C. Gregor

                                                                     APPENDIX C

___________, 1998


Board of Directors
Raritan Bancorp Inc.
454 Route 28
Bridgewater, NJ  08807

Attention:        Mr. Arlyn D. Rus
                  Chairman of the Board of Directors

Directors:

         You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.01 per share (the "Raritan Shares"), of Raritan Bancorp Inc. ("Raritan") of the exchange ratio (as described below, the "Exchange Ratio") pursuant to the Agreement and Plan of Merger, dated as of September 22, 1998 (the "Merger Agreement"), between Raritan and United National Bancorp ("United National").

         Pursuant to the Merger Agreement, Raritan will merge with and into United National (the "Merger") and each Raritan Share issued and outstanding immediately prior to the Effective Time (subject to certain exceptions) shall be converted into 1.45 shares (the "Exchange Ratio") of common stock of United National, par value $1.25 per share ("United National Common Stock"), subject to adjustment as described in the Merger Agreement. As a result of the 10% stock dividend declared September 16, 1998 and payable November 2, 1998 to shareholders of record on October 15, 1998 by United National, the Exchange ratio has been adjusted to 1.595 shares of common stock of United National, par value $1.125 per share. It is our understanding that the merger will be accounted for as a pooling-of-interests under generally accepted accounting principles.

         The investment banking business of Endicott Financial Advisors, L.L.C. ("Endicott") includes the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.



         In connection with this opinion, we have reviewed and considered, among other things: (a) the Merger Agreement; (b) audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations for each of Raritan and United National for the three fiscal years ended December 31, 1995, December 31, 1996 and December 31, 1997;
(c) unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations for each of Raritan and United National for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; (d) financial analyses and forecasts for Raritan and United National prepared by Endicott and Raritan management, the underlying assumptions of which were reviewed during due diligence with the managements of Raritan and United; (e) the views of senior management of Raritan and
United National of their respective past and current business operations, results thereof, financial condition and future prospects; (f) certain reported price and trading activity for the Raritan and United National common stock, including a comparison of certain financial and stock market information with similar information for certain other companies the securities of which are publicly traded; (g) the financial terms of recent business combinations in the banking industry; (h) the pro-forma impact of the transaction on United National; (i) the current market environment generally and the banking environment in particular; and (j) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

         In performing our review, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial information, analyses and other information reviewed by and discussed with us, and we did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of Raritan or United National or any of their subsidiaries, or the collectibility of any such assets (relying, where relevant on the analyses and estimates of Raritan and United National). With respect to the financial forecast and cost savings information reviewed with Raritan management, we have assumed that they reflect the best currently available estimates and judgments of the senior management of Raritan as to the future financial performance of Raritan, United and the combined entity. We have also assumed that there has been no material change in Raritan's or United National's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us. We have also assumed without independent verification that the aggregate consolidated allowance for loan losses for Raritan and United National were adequate to cover such losses. We have further assumed that the conditions precedent in the Agreement are not waived.



         Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof.

         We have acted as Raritan's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion.

         It is understood that this opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without Endicott's prior written consent, provided, however, that we hereby consent to the inclusion of this opinion in this Joint Proxy Statement-Prospectus and the Registration Statement on Form S-4 of which it comprises a part.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of Raritan Shares.



                                            Very Truly Yours,





                                            ENDICOTT FINANCIAL ADVISORS, L.L.C.

                                                                      APPENDIX D


                                                              September 22, 1998


The Board of Directors
United National Bancorp
1130 Route 22 East
PO Box 6000
Bridgewater, NJ  08807-0010

Members of the Board:

         You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the common stockholders of United National Bancorp ("UNBJ") of the exchange ratio in the proposed merger ("the Merger") of Raritan Bancorp, Inc. ("RARB") with and into UNBJ pursuant to the Merger Agreement ("Agreement") dated as of September 22, 1998 between UNBJ and RARB. It is our understanding that the Merger will be structured as a pooling of interests under generally accepted accounting principles and will be a tax-free reorganization under the Internal Revenue Code.

         As is more specifically set forth in the Merger Agreement, upon consummation of the Merger, each outstanding share of the common stock of RARB, par value $.01 per share ("RARB Common Stock"), will be converted into and exchanged for 1.595 (the "Exchange Ratio") shares of UNBJ ("UNBJ Common Stock"), $.01 par value per share.

         Keefe, Bruyette & Woods, Inc. ("Keefe Bruyette"), as part of its investment banking business, is continually engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, underwriting, private placements, competitive bidding processes, market making as a NASD market maker, and valuations for various other purposes. As specialists in the securities of banking companies we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, trade the securities of RARB or UNBJ, for our own account, and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. To the extent we have any such positions as of the date of this opinion it has been disclosed to UNBJ. KBW has served as financial advisor to UNBJ in the negotiation of the Merger Agreement and in rendering this fairness opinion and will receive a fee from UNBJ for those services.

         In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of RARB and UNBJ and the Merger, including among other things, the following:

i.       Reviewed the Merger Agreement;

ii. Reviewed certain historical financial and other information concerning UNBJ for the three years ending December 31, 1997, including UNBJ's Annual Report to Stockholders and Annual Reports on Forms 10-K, and interim quarterly reports on Form 10-Q;

iii. Reviewed certain historical financial and other information concerning RARB for the three years ending December 31, 1997, including RARB's Annual Report to Stockholders and Annual Reports on Forms 10-K, and interim quarterly reports on Form 10-Q;

iv. Reviewed and studied the historical stock prices and trading volumes of the common stock of both UNBJ and RARB;

v. Held discussions with senior management of UNBJ and RARB with respect to their past and current financial performance, financial condition and future prospects;

vi.      Reviewed  certain  internal  financial  data,   projections  and  other
         information of UNBJ and RARB, including financial projections prepared by management;

vii. Analyzed certain publicly available information of other financial institutions that we deemed comparable or otherwise relevant to our inquiry, and compared UNBJ and RARB from a financial point of view with certain of these institutions;

viii. Reviewed the financial terms of certain recent business combinations in the banking industry that we deemed comparable or otherwise relevant to our inquiry; and

ix. Conducted such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion.




         In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of UNBJ as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We and certain representatives of UNBJ management reviewed with members of management of RARB the budgets, forecasts and related underlying assumptions provided to us by RARB management. After those initial due diligence discussions, we prepared revised earnings estimates for RARB. Prior to finalizing these revised estimates, we and members of the management of UNBJ discussed the basis for those revisions with members of the management of RARB. We used our revised estimates and underlying assumptions in preparing our analyses and related opinion for the Board of UNBJ. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed that the current and projected aggregate reserves for loan and lease losses for UNBJ and RARB are adequate to cover such losses. We did not make or obtain any independent evaluations or appraisals of any assets or liabilities of UNBJ, RARB, or any of their respective subsidiaries nor did we verify any of UNBJ's or RARB's books or records or review any individual loan or credit files.



         We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and financial position and results of operations of UNBJ and RARB; (ii) the assets and liabilities of UNBJ and RARB; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to UNBJ and its stockholders.


                                          Very truly yours,


                                          KEEFE, BRUYETTE & WOODS, INC.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS



Item 20.  Indemnification of Directors and Officers.

                  Indemnification. The New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent against his expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful. For purposes of the Act, the term "corporate agent" includes any present or former director, officer, employee or agent of the corporation, and a person serving as a "corporate agent" at the request of the corporation for any other enterprise.

                  With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct.

                  The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors;
(ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the shareholders.

                  A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him the requested indemnification. In advance of the final disposition of a proceeding, the corporation may pay an agent's expenses if the agent agrees to repay the expenses unless it is ultimately determined he is entitled to indemnification.

                  Exculpation. Article 4 of the certificate of incorporation of United National Bancorp provides:

                           1. Elimination of Certain  Liability of Directors.  A
                  director of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except for liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended after approval by the shareholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director and/or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended.

                           2.  Elimination  of Certain  Liability  of  Officers.
                  Unless provided otherwise by law, an officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except for liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit.

                           3. Repeal or Modification of this Article. Any repeal
                  or modification of the foregoing paragraphs by the shareholders of the Corporation shall not adversely affect any right or protection of a director or an officer of the Corporation existing at the time of such repeal or modification.

The New Jersey Business Corporation Act, as it affects exculpation, has not been changed since the adoption of this provision by United National Bancorp in 1987.



Item 21.

A.  Exhibits

Exhibit No.                Description

2(a)* Amended and Restated Agreement and Plan of Merger, dated September 22, 1998, by and among United National Bancorp, United National Bank, Raritan Bancorp Inc. and The Raritan Savings Bank, included as Appendix A to the Joint Proxy Statement-Prospectus.

2(b)* Stock Option Agreement, dated September 22, 1998, by and among United National Bancorp and Raritan Bancorp Inc., included as Appendix B to the Joint Proxy Statement-Prospectus.

5** Opinion of Pitney, Hardin, Kipp & Szuch as to the legality of the securities to be registered.

8 Opinion of Pitney, Hardin, Kipp & Szuch as to certain tax consequences of the Merger.

23(a)**                    Consent of KPMG LLP with  respect to United  National
                           Bancorp.

23(b)**                    Consent  of  Arthur  Andersen,  LLP with  respect  to
                           United National Bancorp.

23(c)**                    Consent of KPMG LLP with  respect to Raritan  Bancorp
                           Inc.

23(d)                      Consent of Endicott Financial Advisors, L.L.C.

23(e)** Consent of Pitney, Hardin, Kipp & Szuch (included in Exhibits 5 and 8 hereto).

23(f)                      Consent of Keefe, Bruyette & Woods, Inc.

24                         Power of Attorney of Officers and Directors of United
                           National Bancorp.

99(a)** Form of Proxy Card to be utilized by the Board of Directors of United National Bancorp.

99(b)** Form of Proxy Card to be utilized by the Board of Directors of Raritan Bancorp Inc.

------------------------

*      Included elsewhere in this registration statement.
**     Previously filed.



B.  Report, Opinion or Appraisals

         Form of Fairness Opinion of the Endicott Financial Advisors, L.L.C. is included as Appendix C to the Joint Proxy Statement-Prospectus.

         Form of Fairness Opinion of the Keefe, Bruyette & Woods, Inc. is included as Appendix D to the Joint Proxy Statement-Prospectus.

Item 22.  Undertakings

1. The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (b) That for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph 2 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

6. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

7. Subject to appropriate interpretation, the undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it becomes effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Bridgewater, State of New Jersey, on February 23, 1999.


                                    UNITED NATIONAL BANCORP

                                    THOMAS C. GREGOR
                                 By:-------------------------------------
                                    Thomas C. Gregor, Chairman,
                                    President and Chief Executive Officer


                  Signature                                     Title                              Date


THOMAS C. GREGOR
------------------------------------------        Chairman, President and Chief       February 23, 1999
Thomas C. Gregor                                        Executive Officer

DONALD W. MALWITZ
------------------------------------------         Vice President and Treasurer       February 23, 1999
Donald W. Malwitz                                 (Principal Financial Officer)

A. RICHARD ABRAHAMIAN
------------------------------------------          Senior Vice President and         February 23, 1999
A. Richard Abrahamian                              Chief Accounting Officer of
                                                       United National Bank
                                                  (Principal Accounting Officer)
GEORGE W. BLANK*
------------------------------------------                    Director                February 23, 1999
George W. Blank


DONALD A. BUCKLEY*                                            Director                February 23, 1999
-------------------------------------------
Donald A. Buckley


C. DOUGLAS CHERRY*                                            Director                February 23, 1999
-------------------------------------------
C. Douglas Cherry


-------------------------------------------                   Director                February __, 1999
Charles E. Hance


-------------------------------------------                   Director                February __, 1999
John R. Kopicki


ANTONIA S. MAROTTA*                                           Director                February 23, 1999
--------------------------------------------
Antonia S. Marotta


JOHN W. McGOWAN III*                                          Director                February 23, 1999
--------------------------------------------
John W. McGowan III


PATRICIA A. McKIERNAN*                                        Director                February 23, 1999
--------------------------------------------
Patricia A. McKiernan


---------------------------------------------                 Director                February __, 1999
Charles N. Pond, Jr.


---------------------------------------------                 Director                February __, 1999
Paul K. Ross


DAVID R. WALKER*                                              Director                February 23, 1999
--------------------------------------------
David R. Walker


RONALD E. WEST*                                               Director                February 23, 1999
---------------------------------------------
Ronald E. West


GEORGE J. WICKARD*                                            Director                February 23, 1999
---------------------------------------------
George J. Wickard



    THOMAS C. GREGOR
----------------------------------------
*By Thomas C. Gregor as attorney-in-fact

                                INDEX TO EXHIBITS

Exhibit No.                Description

2(a)* Amended and Restated Agreement and Plan of Merger, dated September 22, 1998, by and among United National Bancorp, United National Bank, Raritan Bancorp Inc. and The Raritan Savings Bank, included as Appendix A to the Joint Proxy Statement-Prospectus.

2(b)* Stock Option Agreement, dated September 22, 1998, by and among United National Bancorp and Raritan Bancorp Inc., included as Appendix B to the Joint Proxy Statement-Prospectus.

5** Opinion of Pitney, Hardin, Kipp & Szuch as to the legality of the securities to be registered.

8 Opinion of Pitney, Hardin, Kipp & Szuch as to certain tax consequences of the Merger.

23(a)**           Consent of KPMG LLP with respect to United National Bancorp.

23(b)**           Consent  of  Arthur  Andersen,  LLP  with  respect  to  United
                  National Bancorp.

23(c)**           Consent of KPMG LLP with respect to Raritan Bancorp Inc.

23(d)             Consent of Endicott Financial Advisors, L.L.C.

23(e)** Consent of Pitney, Hardin, Kipp & Szuch (included in Exhibits 5 and 8 hereto).

23(f)             Consent of Keefe, Bruyette & Woods, Inc.

24                Power of Attorney of Officers and Directors of United National
                  Bancorp.

99(a)** Form of Proxy Card to be utilized by the Board of Directors of United National Bancorp.

99(b)** Form of Proxy Card to be utilized by the Board of Directors of Raritan Bancorp Inc.

-----------------------------------

*     Included elsewhere in this registration statement.
**    Previously filed.